UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE
14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒       Filed by a party other than the Registrant ☐
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☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
WW INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

WW INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

Corporate Website: corporate.ww.com

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 9, 2024

The 2024 Annual Meeting of Shareholders of WW International, Inc. (the “Company”) will be held on Thursday, May 9, 2024 at 10:00 a.m. Eastern Time (the “2024 Annual Meeting”). The 2024 Annual Meeting will be a virtual meeting of shareholders. You will not be able to physically attend the 2024 Annual Meeting. You will be able to attend the 2024 Annual Meeting via live audio webcast by visiting meetnow.global/MWDCKGS, as well as vote your shares electronically and submit your questions electronically during the meeting. To attend and participate in the virtual 2024 Annual Meeting, including voting your shares at and submitting your questions during such meeting, you must have your 15-Digit Control Number assigned by Computershare Trust Company, N.A., the Company’s transfer agent. Instructions for how to obtain such 15-Digit Control Number are provided in the attached Proxy Statement.

The 2024 Annual Meeting will be held to consider and act upon each of the following matters:

1.	The election of the two nominees named in the attached Proxy Statement as members of the Board of Directors to serve for a three-year term as Class II directors;

2.	The election of the two nominees named in the attached Proxy Statement as members of the Board of Directors to serve for a two-year term as Class I directors;

3.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2024;

4.	The approval of the amendment to the Company’s Amended and Restated Articles of Incorporation to adopt a majority voting standard in uncontested elections of directors;

5.

The approval of the amendment to the Company’s Amended and Restated Articles of Incorporation to delete various provisions related to the Company’s former controlling shareholder that are no longer applicable;

6.	The advisory vote to approve named executive officer compensation; and

7.	Such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

These items of business are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on March 20, 2024, the record date, are entitled to notice of, and to vote at, the 2024 Annual Meeting and at any and all adjournments or postponements of the 2024 Annual Meeting.

By Order of the Board of Directors

Jacqueline Cooke

General Counsel and Secretary

New York, New York

April [•], 2024

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2024 ANNUAL MEETING OF SHAREHOLDERS VIA WEBCAST, PLEASE VOTE BY USING THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

WW INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 9, 2024

The Board of Directors of WW International, Inc. is soliciting proxies for the company’s 2024 Annual Meeting of Shareholders to be held virtually via live audio webcast at meetnow.global/MWDCKGS on Thursday, May 9, 2024, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2024 Annual Meeting of Shareholders, and at any and all adjournments or postponements thereof. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April [•], 2024.

Page
INFORMATION ABOUT THE 2024 ANNUAL MEETING OF SHAREHOLDERS AND VOTING	1
Who is entitled to vote?	1
What is the difference between holding shares as a shareholder of record and as a beneficial owner?	1
Why is the 2024 Annual Meeting being held via live audio webcast?	1
How do I participate in the virtual meeting?	1
What if I need technical support prior to or during the 2024 Annual Meeting?	2
Will I be able to participate in the virtual meeting on the same basis I would be able to participate in a live annual meeting?	2
If I am a shareholder of record, how do I access my 15-Digit Control Number assigned by Computershare and how do I vote?	2
If I am a beneficial owner of shares held in street name, how do I access my 15-Digit Control Number assigned by Computershare and how do I vote?	3
Why is there information regarding the Internet availability of proxy materials?	3
How can I get access to the proxy materials over the Internet?	3
What happens if I do not give specific voting instructions?	4
How can I revoke my proxy or change my vote?	4
How many shares must be present or represented to constitute a quorum for the 2024 Annual Meeting?	4
What is the voting requirement to approve each of the proposals?	4
How does the Board of Directors recommend that I vote?	5
How are votes counted?	5
Who will bear the cost of soliciting votes for the 2024 Annual Meeting?	6
How can interested parties communicate with the Board of Directors?	6
When do we anticipate mailing the proxy materials to shareholders?	6
PROPOSAL 1 ELECTION OF CLASS II DIRECTORS	7
PROPOSAL 2 ELECTION OF CLASS I DIRECTORS	7
PROPOSAL 3 RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	9
PROPOSAL 4 AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ADOPT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS	10
PROPOSAL 5 AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO DELETE VARIOUS PROVISIONS RELATED TO THE COMPANY’S FORMER CONTROLLING SHAREHOLDER THAT ARE NO LONGER APPLICABLE	12
PROPOSAL 6 ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	14
CORPORATE GOVERNANCE	15
Board of Directors and Committees	15
Board of Directors	15
Corporate Governance Guidelines	15
Committees of the Board of Directors	15
Board Structure	18
Oversight of Risk Management	19
Compensation Committee Interlocks and Insider Participation	20
Identifying and Evaluating Nominees for Directors	20
Procedures for Submitting Director Recommendations and Nominations	21

i

ii

BASIS OF PRESENTATION

WW International, Inc. is a Virginia corporation with its principal executive offices in New York, New York. In this Proxy Statement, unless the context indicates otherwise, “we”, “us”, “our”, “WW,” and the “Company” refer to WW International, Inc. and all of its operations consolidated for purposes of its financial statements; and “Artal” refers to Artal Group S.A. together with its parents and its subsidiaries. “End of Period Subscribers” is the total number of subscribers to our products and offerings, including commitment plan subscribers and subscribers to WeightWatchers Clinic, at a period end. Our fiscal year ends on the Saturday closest to December 31st and consists of either 52- or 53-week periods. In this Proxy Statement:

•	“fiscal 2018” refers to our fiscal year ended December 29, 2018;

•	“fiscal 2019” refers to our fiscal year ended December 28, 2019;

•	“fiscal 2020” refers to our fiscal year ended January 2, 2021 (included a 53rd week);

•	“fiscal 2021” refers to our fiscal year ended January 1, 2022;

•	“fiscal 2022” refers to our fiscal year ended December 31, 2022;

•	“fiscal 2023” refers to our fiscal year ended December 30, 2023; and

•	“fiscal 2024” refers to our fiscal year ended December 28, 2024.

iii

INFORMATION ABOUT THE 2024 ANNUAL MEETING OF SHAREHOLDERS AND VOTING

The Board of Directors of WW International, Inc. is soliciting proxies for the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) to be held virtually via live audio webcast at meetnow.global/MWDCKGS on Thursday, May 9, 2024, at 10:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2024 Annual Meeting, and at any and all adjournments or postponements thereof. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April [•], 2024.

Who is entitled to vote?

As of the close of business on March 20, 2024 (such date and time, the “Record Date”), there were [•] shares of common stock, no par value per share, of the Company (the “Common Stock”) outstanding. If you are a shareholder of record or a beneficial owner of Common Stock on the Record Date, you are entitled to receive notice of and to vote at the 2024 Annual Meeting and at any and all adjournments or postponements of the 2024 Annual Meeting. You are entitled to one vote for each share of Common Stock you hold as a shareholder of record or as beneficial owner for each matter presented for vote at the 2024 Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by or on behalf of the Company. As the shareholder of record, you have the right to grant your proxy to the persons named in the enclosed proxy card or to vote electronically during the 2024 Annual Meeting. The Company has enclosed a proxy card for you to use.

If your shares are held in a bank, brokerage or trustee account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded by a bank, broker, trustee or other nominee to you together with a voting instruction form.

Why is the 2024 Annual Meeting being held via live audio webcast?

The 2024 Annual Meeting will be conducted in an online, virtual format. We are pleased to continue to use the virtual meeting format to facilitate shareholder attendance, voting and questions, and provide cost savings for our shareholders and the Company, by leveraging technology to communicate more effectively and efficiently with our shareholders. This format allows shareholders to participate fully from any location without the cost of travel and will provide the same rights and advantages of a physical meeting. Shareholders will be able to ask questions electronically during the meeting, providing our shareholders with the opportunity for meaningful engagement with the Company.

How do I participate in the virtual meeting?

In order to participate in the 2024 Annual Meeting, you must be a shareholder of record or a beneficial owner of Common Stock on the Record Date. If you are a beneficial owner and hold your shares through an intermediary, such as a bank, brokerage or trustee account or by another nominee, and want to participate in the 2024 Annual Meeting, you must register in advance following the instructions below under “If I am a beneficial owner of shares held in street name, how do I access my 15-Digit Control Number assigned by Computershare and how do I vote?”. Participants may access the 2024 Annual Meeting by visiting meetnow.global/MWDCKGS. To participate in the meeting, you must have your 15-Digit Control Number assigned by Computershare. See below for additional information on how to access such control number. You also will be able to vote your shares electronically when attending the 2024 Annual Meeting via webcast subject to any instructions that you received from your bank, broker, trustee or other nominee. You will be able to submit questions during the meeting by clicking on the “Q&A” text bubble located on the top right-hand side of the meeting center webpage. We intend to answer all questions submitted that are pertinent to the Company and the items being voted on by shareholders during the 2024 Annual Meeting as time permits and in accordance with our meeting procedures. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product or service innovations, are not pertinent to meeting matters and therefore will not be answered. Substantially similar questions will be answered only once due to time constraints.

Should you require assistance accessing the meeting center webpage or during the meeting, call 1-888-724-2416 (U.S.) or 781-575-2748 (International). For additional information on how to participate in the 2024 Annual Meeting, review the information included on your proxy card or the instructions that you received from your bank, broker, trustee or other nominee. You may also obtain information regarding how to access and participate in the 2024 Annual Meeting by contacting our investor relations representative at (212) 601-7569.

The 2024 Annual Meeting will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting center webpage prior to the start time in order to leave ample time to check in. Please follow the instructions as outlined in this Proxy Statement, which also contains information about the items shareholders will vote on at the 2024 Annual Meeting.

What if I need technical support prior to or during the 2024 Annual Meeting?

The virtual 2024 Annual Meeting platform is fully supported across browsers (except Internet Explorer) and devices (desktops, laptops, tablets and cell phones) that are equipped with the most up-to-date version of applicable software and plugins. You should ensure that you have a strong WiFi connection wherever you intend to participate in the virtual meeting. Should you need further assistance, you may call 1-888-724-2416 (U.S.) or 781-575-2748 (International) prior to or during the 2024 Annual Meeting.

Will I be able to participate in the virtual meeting on the same basis I would be able to participate in a live annual meeting?

The virtual meeting format for the 2024 Annual Meeting will enable full and equal participation by all our shareholders from any place in the world. We designed the format of the virtual meeting to ensure that our shareholders who attend our 2024 Annual Meeting via webcast will be afforded the same rights and opportunities to participate as they would at an in-person meeting. To ensure such an experience, we will (i) provide shareholders with the ability to submit appropriate questions real-time via the meeting center webpage, limiting questions to three per shareholder unless time otherwise permits and (ii) answer as many questions submitted in accordance with the meeting rules of procedure as possible in the time allotted for the meeting without discrimination.

If I am a shareholder of record, how do I access my 15-Digit Control Number assigned by Computershare and how do I vote?

As a shareholder of record (i.e., you hold your shares through our transfer agent, Computershare), you may vote the shares held in your name.

If you do not wish to participate in the 2024 Annual Meeting via webcast, you may vote in advance as follows:

1. Over the Internet: go to www.investorvote.com/WW;

2. By telephone: call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada); or

3. By mail: complete, sign and date and promptly mail the enclosed proxy card in the enclosed envelope (postage-prepaid for mailing in the United States).

If you wish to vote electronically while attending the 2024 Annual Meeting via webcast, you may vote while the polls remain open, at meetnow.global/MWDCKGS. You will need the 15-Digit Control Number assigned by Computershare that is included on your proxy card in order to be able to attend and vote electronically during the 2024 Annual Meeting.

Even if you plan to attend the 2024 Annual Meeting via webcast, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the 2024 Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I access my 15-Digit Control Number assigned by Computershare and how do I vote?

As a beneficial owner of shares, you have the right to direct your bank, broker, trustee or other nominee how to vote your shares.

If you do not wish to participate in the 2024 Annual Meeting via webcast, you may vote by providing voting instructions to your bank, broker, trustee or other nominee. Subject to and in accordance with the instructions provided by your bank, broker, trustee or other nominee, you may vote in one of the following manners: over the Internet, by telephone or by mail.

Beneficial owners of shares may also vote electronically while attending the 2024 Annual Meeting via webcast, while the polls remain open, at meetnow.global/MWDCKGS. Since a beneficial owner is not the shareholder of record, you may not attend and vote your shares at the 2024 Annual Meeting unless you (i) obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares giving you the right to vote the shares at the 2024 Annual Meeting and (ii) register with Computershare by submitting such legal proxy to Computershare as directed below and receiving a 15-Digit Control Number assigned by Computershare. Such legal proxy must reflect your holdings of Common Stock along with your name and email address. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. Eastern Time, on May 6, 2024. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare as follows:

1. By email: Forward the email from your bank, broker, trustee or other nominee containing your legal proxy, or attach an image of your legal proxy, to legalproxy@computershare.com; or

2. By mail: Mail your legal proxy to Computershare, WW International, Inc. Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940-3001.

Your bank, broker, trustee or other nominee will also send you separate instructions describing additional procedures, if any, for voting your shares electronically during the 2024 Annual Meeting.

Even if you plan to attend the 2024 Annual Meeting via webcast, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the 2024 Annual Meeting.

Why is there information regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials over the Internet.

How can I get access to the proxy materials over the Internet?

You can view our proxy materials for the 2024 Annual Meeting on the Internet on our corporate website at corporate.ww.com/MNA.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or if you sign and return the enclosed proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2024 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. We encourage you to provide voting instructions to the organization that holds your shares. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote”. Proposal 3 (Ratification of the Selection of Independent Registered Public Accounting Firm) and Proposal 5 (Amendment to the Company’s Amended and Restated Articles of Incorporation to Delete Various Provisions Related to the Company’s Former Controlling Shareholder That Are No Longer Applicable) are considered routine matters, while Proposal 1 (Election of Class II Directors), Proposal 2 (Election of Class I Directors), Proposal 4 (Amendment to the Company’s Amended and Restated Articles of Incorporation to Adopt a Majority Voting Standard in Uncontested Elections of Directors) and Proposal 6 (Advisory Vote to Approve Named Executive Officer Compensation) are considered non-routine matters.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions before the proposals are voted on at the 2024 Annual Meeting as follows:

Shareholders of Record. If you are a shareholder of record, by (a) voting on the Internet or by telephone (only your latest Internet or telephone proxy submitted will be counted), (b) timely delivering a written revocation or a valid, later-dated proxy to the Corporate Secretary of the Company at the address of the Company’s corporate headquarters, or (c) virtually attending the 2024 Annual Meeting and voting electronically prior to the polls being closed (virtual attendance at the 2024 Annual Meeting will not itself revoke a proxy).

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, by submitting new voting instructions by contacting your bank, broker, trustee or other nominee, or as otherwise provided in the instructions provided to you by your bank, broker, trustee or other nominee.

How many shares must be present or represented to constitute a quorum for the 2024 Annual Meeting?

The presence, in person or represented by proxy, of a majority of the outstanding shares of the Common Stock entitled to vote at the 2024 Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the 2024 Annual Meeting. Abstentions, withheld votes in the election of directors and broker shares that include broker non-votes that are present and entitled to vote are counted for purposes of determining a quorum. If a quorum is not present, the Company expects that the 2024 Annual Meeting will be rescheduled for a later date.

What is the voting requirement to approve each of the proposals?

Proposals 1 and 2—Election of Class II and Class I Directors. Directors are elected by a plurality of the votes cast at the 2024 Annual Meeting. Neither an abstention, a withhold vote nor a broker non-vote will affect the outcome of the election of directors.

Proposal 3—Ratification of the Selection of Independent Registered Public Accounting Firm. The selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for fiscal 2024 will be ratified if the votes cast at the 2024 Annual Meeting “for” ratification exceed the number of votes cast “against” ratification. Abstentions will have no effect on this proposal. As described above, this proposal is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

Proposal 4—Amendment to the Company’s Amended and Restated Articles of Incorporation to Adopt a Majority Voting Standard in Uncontested Elections of Directors. The approval of the amendment to the Amended and Restated Articles of Incorporation to adopt a majority voting standard in uncontested elections of directors requires the affirmative vote of a majority of the votes entitled to be cast by the outstanding shares of Common Stock. Abstentions and broker-non votes will have the same effect as a vote “against” this proposal.

Proposal 5—Amendment to the Company’s Amended and Restated Articles of Incorporation to Delete Various Provisions Related to the Company’s Former Controlling Shareholder That Are No Longer Applicable. The approval of the amendment to the Amended and Restated Articles of Incorporation to delete various provisions related to our former controlling shareholder that are no longer applicable requires the affirmative vote of at least 80% of the votes entitled to be cast by the outstanding shares of Common Stock. Abstentions will have the same effect as a vote “against” this proposal. As described above, this proposal is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

Proposal 6—Advisory Vote to Approve Named Executive Officer Compensation. The advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules requires that the votes cast at the 2024 Annual Meeting “for” this proposal exceed the number of votes cast “against” this proposal. Neither an abstention nor a broker non-vote will affect the outcome of the vote on this proposal.

Other Matters. Any other matters that may properly come before the 2024 Annual Meeting will generally require that the votes cast “for” must exceed the votes cast “against”. If any other matter not discussed in this Proxy Statement properly comes before the 2024 Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxies.

Proposals 3 and 6 are advisory votes and not binding on the Company.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares “FOR” the election of each of the director nominees to the Board of Directors (Proposal 1 and Proposal 2); “FOR” the ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal 2024 (Proposal 3); “FOR” the approval of the amendment to the Company’s Amended and Restated Articles of Incorporation to adopt a majority voting standard in uncontested elections of directors (Proposal 4); “FOR” the approval of the amendment to the Company’s Amended and Restated Articles of Incorporation to delete various provisions related to our former controlling shareholder that are no longer applicable (Proposal 5); and “FOR” the advisory approval of the compensation of our named executive officers (Proposal 6).

How are votes counted?

Representatives of the Company’s transfer agent, Computershare, will tabulate the vote and act as Inspector of Election. The vote will be certified by the Company’s Inspector of Election. Except as necessary to meet legal requirements, proxies and ballots that identify the vote of individual shareholders will be kept confidential in cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the Inspector of Election, but such tallies will provide aggregate figures rather than names of shareholders.

Who will bear the cost of soliciting votes for the 2024 Annual Meeting?

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials sent by the Company to shareholders. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies on the Company’s behalf by telephone, email, facsimile or personal interviews.

How can interested parties communicate with the Board of Directors?

Any interested person who wants to communicate with the Board of Directors or any individual director can write to them at WW International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. In any such communication, such person may also designate a particular audience, including the Chairman of the Board of Directors, a committee of the Board of Directors, such as the Audit Committee, the non-management directors as a group, or the director designated to preside over the meetings of the non-management directors. Depending on the subject matter, our Corporate Secretary or her designee will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board of Directors meeting, a member of management will present a summary of communications, if any, received since the last meeting that were not forwarded to the director or directors to whom they were addressed, other than communications that were primarily commercial in nature or related to improper or irrelevant topics, and shall make those communications available to the Board of Directors upon request.

Our Board of Directors encourages interested persons who want to communicate directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Interested persons can send communications by mail to: WW International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. Such correspondence received addressed to our independent directors will be reviewed by our Corporate Secretary or her designee, who will regularly forward to our independent directors all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that our Corporate Secretary otherwise determines requires their attention. Our independent directors may at any time request copies of any such correspondence.

When do we anticipate mailing the proxy materials to shareholders?

It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April [•], 2024.

Important Notice Regarding the Availability of Proxy Materials

for the 2024 Annual Meeting of Shareholders to be held on May 9, 2024

This Proxy Statement and the Annual Report to Shareholders are available at corporate.ww.com/MNA.

PROPOSALS 1 AND 2

ELECTION OF CLASS II AND CLASS I DIRECTORS

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to the election and qualification of their successors or until the earlier of their resignation, removal, retirement, disqualification or death). The following individuals are our current directors and serve for the terms indicated:

Class II Directors (term expiring in 2024)

Denis F. Kelly

Julie Rice

Oprah Winfrey

Class III Directors (term expiring in 2025)

Steven M. Altschuler, M.D.

Julie Bornstein

Thilo Semmelbauer

Sima Sistani

Class I Directors (term expiring in 2026)

Tracey D. Brown

Tara Comonte*

William H. Shrank, M.D.*

*	Under the Director Vacancy Law (as described below), the terms of Tara Comonte and William H. Shrank, M.D. expire at the 2024 Annual Meeting.

As previously disclosed, Ms. Winfrey will not be standing for re-election at the 2024 Annual Meeting. Immediately following the 2024 Annual Meeting, the size of the Board of Directors will be reduced from ten members to nine.

The Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee (the “NCG Committee”), has nominated for election at the 2024 Annual Meeting as Class II directors, to serve until the 2027 annual meeting of shareholders and until their successors have been duly elected and qualified or their earlier resignation, removal, retirement, disqualification or death, the following slate of two nominees: Denis F. Kelly and Julie Rice. Each of the Class II director nominees is currently serving as a director of the Company and was previously elected as a director by the Company’s shareholders.

Tara Comonte is currently serving as a Class I director of the Company, having been elected as a director by the Board of Directors effective June 1, 2023 to serve the remainder of the term of Christopher J. Sobecki, who resigned as a director of the Company effective May 31, 2023. Dr. William H. Shrank is currently serving as a Class I director of the Company, having been elected as a director by the Board of Directors effective August 5, 2023 to serve the remainder of the term of Jennifer Dulski, who resigned as a director of the Company effective August 4, 2023. Under Virginia law, the term of a director elected by the Board of Directors to fill a vacancy expires at the next shareholders’ meeting at which directors are elected (the “Director Vacancy Law”). As a result, the Board of Directors, upon the recommendation of the NCG Committee, has nominated Ms. Comonte and Dr. Shrank for election at the 2024 Annual Meeting as Class I directors, to serve until the 2026 annual meeting of shareholders and until their respective successors have been duly elected and qualified or their respective earlier resignation, removal, retirement, disqualification or death.

Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy card to that effect, the persons named as proxies in the enclosed proxy card will, upon receipt of a properly executed proxy card, vote to elect each of the nominees for the term described above. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of such substitutes as the Board of Directors may designate.

Background Information on Nominees

Background information about each of the director nominees can be found under “Information about our Executive Officers and Directors”.

The Board of Directors recommends that you vote “FOR” the election of each of the director nominees.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors (the “Audit Committee”) has selected PricewaterhouseCoopers to serve as the Company’s independent registered public accounting firm for fiscal 2024. A representative of PricewaterhouseCoopers is expected to be present at the 2024 Annual Meeting, will have the opportunity to make a statement if she desires to do so and is expected to be available to respond to appropriate questions.

Ratification by the shareholders of the selection of the independent registered public accounting firm is not required, but the Board of Directors believes that it is desirable to submit this matter to the shareholders. If the selection of PricewaterhouseCoopers is not ratified at the 2024 Annual Meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2024.

PROPOSAL 4

AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ADOPT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS

On March 13, 2024, our Board of Directors, upon the recommendation of the NCG Committee, unanimously approved, subject to shareholder approval, and recommended to our shareholders that they approve, an amendment to our Amended and Restated Articles of Incorporation (the “Articles”) to adopt a majority voting standard in uncontested elections of directors.

Current Plurality Vote Standard

Our Articles currently provide that our directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election of directors at a meeting at which a quorum is present, which is the default voting standard under Virginia law. Under the plurality vote standard, the director nominees who receive the highest number of votes cast are elected as directors until all available board seats are filled. In an uncontested election of directors, where the number of director nominees and available board seats are equal, every director nominee is elected so long as they receive any “FOR” votes. As a result, a director may be elected without receiving a majority of votes cast “FOR” his or her election and even if the number of votes withheld exceeds the number of “FOR” votes.

Rationale for Adoption of Majority Vote Standard

During fiscal 2022 and 2023, we held discussions with a number of our largest institutional shareholders. The topics discussed included, among other things, views regarding prudent corporate governance and governance structure. Certain of these shareholders expressed a preference that the Company adopt a majority voting standard for the election of directors, consistent with the voting standard adopted by a majority of S&P 500 companies. As a part of the Board of Directors’ and NCG Committee’s ongoing review of our corporate governance practices and as a result of the aforementioned engagement with our shareholders, our Board of Directors believes that it is in the best interest of our Company and our shareholders to implement a majority vote standard in uncontested director elections, which the Board of Directors believes will enhance the Board of Directors’ accountability to our shareholders.

Accordingly, the Company is proposing to amend the Articles to provide that at any uncontested election of directors, each director nominee of the Company shall be elected by the vote of a majority of the votes cast by shares entitled to vote in the election of directors at a meeting at which a quorum is present. For these purposes, a majority of the votes cast means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee.

Consistent with the practice of most companies that adopt a majority vote standard in uncontested elections of directors, the Company will retain a plurality vote standard in contested elections of directors. In a contested election of directors, where there are more director nominees than the number of board seats open for election, the dispersion of votes among the various director nominees may make it difficult, if not impossible, for a director nominee to receive a majority of votes cast regardless of whether such director nominee is supported by our Board of Directors or a third party. As a result, fewer candidates could be elected to the Board of Directors than the number of authorized board seats, which would be disruptive to the ability of the Board of Directors to perform its duties to the Company and shareholders.

Resignation Policy

Many companies that have adopted a majority vote standard for uncontested elections of directors have also supplemented the majority vote standard with a resignation requirement for directors who do not achieve the required majority vote. The resignation requirement ensures that a board can evaluate the circumstances relating to the vote and easily replace the director in question by accepting the resignation. Our Board of Directors has approved, subject to shareholder approval of this proposal to adopt a majority voting standard in uncontested elections of directors, the addition of a resignation policy to the Company’s Corporate Governance Guidelines whereby a director nominee who does not receive the requisite majority vote will be required to promptly offer such director nominee’s resignation to the Chairman of the Board of Directors or the Secretary of the Company following certification of the shareholder vote. The NCG Committee will promptly consider the resignation submitted by such director nominee and will recommend to the Board of Directors what action it believes should be taken in response to the offered resignation, considering what the committee and the Board of Directors believe is in the best interests of the Company and its shareholders.

Proposed Majority Vote Standard

Shareholders are being asked at the 2024 Annual Meeting to approve an amendment to our Articles to replace the plurality voting standard with a majority voting standard for uncontested elections of directors. The adoption of the majority vote standard in uncontested elections of directors requires an amendment to Section 1 of Article V of our Articles. If the amendment is approved by our shareholders, the Company intends to file articles of restatement containing the amendment with the Virginia State Corporation Commission (the “SCC”). The amendment will become effective upon the issuance of a certificate of restatement by the SCC and will be applicable to any future uncontested election of directors. If approved by our shareholders, Section 1 of Article V of our Articles will be revised as follows (additions are double underscored and deletions are ~~struck through~~):

Section 1 of Article V

Except as expressly otherwise required in the Articles of Incorporation, to be approved, action on a matter involving (a) an amendment or restatement of the Articles of Incorporation for which the VSCA requires shareholder approval, (b) a plan of merger or share exchange for which the VSCA requires shareholder approval, (c) a sale of assets other than in regular course of business or (d) the dissolution of the Corporation shall be approved by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single group, unless in submitting any such matter to the shareholders the Board of Directors shall require a greater vote; provided that (a) in an uncontested election of directors, directors shall be elected by a majority~~plurality~~ of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present and (b) in a contested election of directors, directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present. For purposes of this Article V, an election of directors is a “contested election” if, as of the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the shareholders of the Corporation, or at any time thereafter, the number of nominees exceeds the number of directors to be elected. For purposes of this Article V, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

The Board of Directors recommends that you vote “FOR” the amendment to the Company’s

Amended and Restated Articles of Incorporation to adopt a majority voting standard in uncontested elections of directors.

PROPOSAL 5

AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO DELETE VARIOUS PROVISIONS RELATED TO THE COMPANY’S FORMER CONTROLLING SHAREHOLDER THAT ARE NO LONGER APPLICABLE

On March 13, 2024, our Board of Directors, upon the recommendation of the NCG Committee, unanimously approved, subject to shareholder approval, and recommended to our shareholders that they approve, an amendment to our Articles to delete certain obsolete provisions relating to the equity ownership of our former controlling shareholder.

Background

Our Articles currently contain several provisions related to the equity ownership of Artal Luxembourg S.A., our former controlling shareholder (the “Former Shareholder”). These provisions:

•	Permit our shareholders to remove directors with or without cause, at any time the Former Shareholder owns a majority of the then outstanding shares of our Common Stock;

•

Permit our shareholders to amend, alter, change or repeal any provision in Article IV, Sections 2 or 3 of Article V or Section 1 of Article VII of our Articles by the affirmative vote of a majority of the votes cast, at any time the Former Shareholder owns a majority of the then outstanding shares of our Common Stock; and

•	Permit our Former Shareholder to call a special meeting of shareholders at any time the Former Shareholder owns at least 20% of the then outstanding shares of our Common Stock.

These provisions, which we refer to as the “Former Shareholder provisions,” detail certain rights, privileges and protections of the Former Shareholder, and are no longer applicable, since the Former Shareholder no longer beneficially owns any shares of our Common Stock. In addition, the Board of Directors believes the current provisions related to the Former Shareholder are potentially confusing and should be removed.

No Impact on Shareholder Rights

Removing the Former Shareholder provisions from the Company’s Articles will have no effect on the rights of shareholders. If the proposed amendment is approved by the Company’s shareholders, then the Company will be enabled to remove potentially confusing provisions and unnecessary references from our Articles that no longer have any effect.

Proposed Amendment

Shareholders are being asked at the 2024 Annual Meeting to approve an amendment to our Articles to remove certain obsolete provisions relating to our Former Shareholder. If the amendment is approved by our shareholders, the Company intends to file articles of restatement containing the amendment with the SCC. The amendment will become effective upon the issuance of a certificate of restatement by the SCC. If approved by our shareholders, Section 2 of Article IV, Section 2 of Article V and Section 1 of Article VII of our Articles will be revised as follows (additions are double underscored and deletions are ~~struck through~~):

Section 2 of Article IV

2. ~~Subject to the rights of the holders of any Preferred Stock then outstanding, at any time that Artal Luxembourg S.A. (“Artal”) or a Majority Transferee owns a majority of the then outstanding shares of Common Stock, directors may be removed, with or without cause, by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors (the “Voting Shares”), voting together as a single voting group. At all other~~

~~times, d~~Directors may be removed only for cause and only by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors (the “Voting Shares”), voting together as a single voting group. ~~For purposes of the Articles of Incorporation, “Majority Transferee” shall mean a transferee from Artal or any other Majority Transferee of a majority of the then outstanding shares of Common Stock that pursuant to an instrument of transfer or related agreement has been granted rights under such provision of the Articles of Incorporation by Artal or such transferring Majority Transferee~~.

Section 2 of Article V

2. ~~At any time that Artal or a Majority Transferee owns a majority of the then outstanding shares of Common Stock, the affirmative vote of a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single voting group, shall be required to amend, alter, change or repeal any provision of Article IV, Section 2 or 3 of this Article V or Section 1 of Article VII. At all other times, t~~The affirmative vote of at least 80 percent of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single voting group, shall be required to amend, alter, change or repeal any provision of Article IV, Section 2 or 3 of this Article V or Section 1 of Article VII.

Section 1 of Article VII

1. A special meeting of the shareholders for any purpose or purposes, unless otherwise provided by law, may be called by order of the Chairman of the Board, the President~~,~~ or the Board of Directors ~~or, at any time that Artal or any Artal Transferee owns at least 20 percent of the then outstanding shares of Common Stock, by Artal or any such Artal Transferee. For purposes of this Section 1, “Artal Transferee” shall mean a transferee from Artal or any other Artal Transferee of at least 20 percent of the then outstanding shares of Common Stock that pursuant to an instrument of transfer or related agreement has been granted rights under this Section 1 by Artal or any Artal Transferee~~.

The Board of Directors recommends that you vote “FOR” the amendment to the Company’s

Amended and Restated Articles of Incorporation to delete various provisions related to the Former Shareholder that are no longer applicable.

PROPOSAL 6

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At the Company’s 2023 annual meeting of shareholders (the “2023 Annual Meeting”), our shareholders indicated their preference that we should seek future advisory votes every year on named executive officer compensation. Based on the recommendation of the Board of Directors in the Company’s 2023 proxy statement and the voting results with respect to the advisory vote on the frequency of future advisory votes on named executive officer compensation, the Company determined to hold an advisory vote on named executive officer compensation every year. The next advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers is expected to be held at the Company’s 2029 annual meeting of shareholders.

Accordingly, as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED”.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s 2023 executive compensation program was designed to achieve the following key objectives:

•	Attract, motivate and retain exceptionally talented executives critical to the Company’s near- and long-term success.

•

Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals and (ii) creation of shareholder value.

The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) and the Board of Directors believe that the design of the 2023 executive compensation program, and hence the compensation awarded to named executive officers under the program, fulfilled these objectives. The detail of the design and operation of the compensation program as it pertains to our named executive officers is discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board of Directors intend to review and consider the results of the vote.

The Board of Directors recommends that you vote “FOR” the advisory approval of the compensation of our named executive officers.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Currently, our Board of Directors is comprised of ten members. As previously disclosed, immediately following the 2024 Annual Meeting, the size of the Board of Directors will be reduced from ten members to nine. The Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of shareholders. We expect directors to attend and participate in all meetings of the Board of Directors and of the committees of the Board of Directors on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting.

The Board of Directors held seven meetings in fiscal 2023. In fiscal 2023, each incumbent director attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees thereof on which he or she served during the period for which he or she was a director or committee member, respectively. We expect directors to attend our annual meetings of shareholders in the absence of a scheduling conflict or other valid reason. Eight then-current directors attended the 2023 Annual Meeting. In addition to attending and participating in meetings of the Board of Directors, the committees thereof and annual meetings of shareholders, the directors communicate with our executive management team to remain informed about the Company’s business and for such other purposes as may be helpful to the Board of Directors in fulfilling its responsibilities.

Set forth below in the section entitled “Information about our Executive Officers and Directors” are the names and certain information with respect to each of our current directors.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that include guidelines for determining director independence and qualifications for directors. The Company’s corporate governance materials, including the Corporate Governance Guidelines and charters of the committees of the Board of Directors, are available on our corporate website at corporate.ww.com/govdocs. The NCG Committee periodically reviews corporate governance developments and recommends to the Board of Directors any amendments that may be appropriate to our Corporate Governance Guidelines and committee charters as warranted.

Committees of the Board of Directors

The standing committees of the Board of Directors consist of the Audit Committee, the Compensation Committee and the NCG Committee. The Board of Directors has determined that a majority of our directors are independent under the applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) and our Corporate Governance Guidelines. For additional details regarding this independence determination, see “—Director Independence”.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, the rules and regulations of the SEC, and the listing standards of Nasdaq. The current members of the Audit Committee are Mses. Brown and Comonte and Mr. Kelly. The Chair of the Audit Committee is Mr. Kelly. The Audit Committee held 7 meetings during fiscal 2023.

The principal responsibilities and duties of the Audit Committee include:

•

overseeing that our management has maintained the reliability and integrity of our accounting policies and financial reporting processes, including internal control over financial reporting and disclosure practices and financial statement audits;

•	overseeing that our management has established and maintained processes designed to ensure that an adequate system of internal controls is functioning;

•	overseeing that our management has established and maintained processes designed to ensure our compliance with all applicable laws, regulations and corporate policy;

•	assisting the Board of Directors in its oversight of the quality and integrity of our financial statements;

•

in consultation with our independent registered public accounting firm and management, reviewing and discussing our earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information and measures) and reviewing and discussing our annual and quarterly financial statements;

•

overseeing the performance of our independent registered public accounting firm and retaining or terminating the independent registered public accounting firm and approving all audit and significant non-audit engagement fees and terms with such registered public accounting firm;

•	reviewing, at least annually, the qualifications, performance and independence of our independent registered public accounting firm;

•	in consultation with our independent registered public accounting firm, management and the internal auditors, reviewing the integrity of our financial reporting processes, both internal and external;

•	reviewing and discussing with our independent registered public accounting firm a draft of the auditor’s report;

•	reviewing periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures (if any), on our financial statements;

•

discussing with management and our independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management, and overseeing our major financial risk exposures, including those related to internal controls and cybersecurity;

•

establishing and maintaining procedures for (i) the receipt, retention and treatment of complaints received by us from any source regarding accounting, internal accounting controls or auditing matters, and (ii) the submission of concerns from our employees on a confidential, anonymous basis regarding questionable accounting or auditing matters;

•

overseeing the procedures designed to implement the Company’s Amended and Restated Code of Business Conduct and Ethics (the “Code of Business Conduct and Ethics”) to ensure that they are operating effectively; and

•	preparing a periodic performance evaluation of the Audit Committee.

The Audit Committee has the power to investigate any matter of interest or concern that it deems appropriate and to retain counsel for such purpose.

The Board of Directors has determined that Mr. Kelly is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. All members of the Audit Committee must be independent directors based on our Corporate Governance Guidelines and under the listing standards of Nasdaq. Members of the Audit Committee must also satisfy a separate SEC independence requirement pursuant to Rule 10A-3 under the Exchange Act, which provides that they may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation and (ii) be an affiliate of the Company or any of its subsidiaries. The Board of Directors has determined that each of the Audit Committee members, Mses. Brown and Comonte and Mr. Kelly, has no material relationship with us and satisfies the independence requirements under our Corporate Governance Guidelines, the listing standards of Nasdaq, and Rule 10A-3 under the Exchange Act. The Audit Committee operates under a written charter, which is available on our corporate website at corporate.ww.com/govdocs.

Compensation Committee

The current members of the Compensation Committee are Dr. Altschuler and Mses. Bornstein and Comonte. Each member of the Compensation Committee has been determined to be independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines. The Chair of the Compensation Committee is Ms. Bornstein. The Compensation Committee held 6 meetings during fiscal 2023.

The principal responsibilities and duties of the Compensation Committee include:

•	establishing and reviewing the overall compensation philosophy of the Company;

•

reviewing and approving, or recommending to the Board of Directors, corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, including annual performance objectives;

•

evaluating the performance of the Chief Executive Officer and other executive officers in light of approved goals and objectives and, based on such evaluation, either reviewing and approving, or recommending to the Board of Directors, the annual salary, bonus, equity-based incentive compensation and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers;

•	approving or recommending to the Board of Directors any employment relationship or transaction involving an executive officer and any related compensation;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•	discussing the results of the shareholder advisory vote on “say-on-pay,” if any, with regard to the named executive officers;

•	reviewing and recommending to the Board of Directors compensation of directors and any related policies;

•

considering, on at least an annual basis, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company;

•

reviewing, and making recommendations to the Board of Directors with respect to, the Company’s incentive compensation plans and equity-based plans in which the executive officers participate, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing, monitoring and making recommendations to the Board of Directors with respect to, or approving, employee pension, profit sharing and benefit plans;

•	interpreting and enforcing any of the Company’s incentive compensation clawback policies;

•

overseeing the preparation of certain executive compensation and human capital management disclosures, including a “Compensation Discussion and Analysis”, for inclusion in the Company’s annual proxy statement or annual report on Form 10-K, in accordance with the rules of the SEC; and

•	preparing recommendations and periodic reports to the Board of Directors concerning these matters, as applicable.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by the Company’s human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee. The Compensation Committee operates under a written charter, which is available on our corporate website at corporate.ww.com/govdocs.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, as well as the role of our Chief Executive Officer in recommending the amount or form of compensation paid to the other named executive officers, see “Compensation Discussion and Analysis”.

Nominating and Corporate Governance Committee

The current members of the NCG Committee are Mses. Brown and Rice and Mr. Semmelbauer. Each member of the NCG Committee has been determined to be independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines. The Chair of the NCG Committee is Ms. Rice. The NCG Committee held 6 meetings during fiscal 2023.

The principal responsibilities and duties of the NCG Committee include:

•	establishing criteria for the selection of new directors to serve on the Board of Directors;

•

identifying individuals qualified to become directors, consistent with the criteria approved by the Board of Directors, and selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of shareholders or to fill vacancies or newly created directorships that may occur between such meetings;

•	considering questions of independence and possible conflicts of interests of members of the Board of Directors and executive officers;

•	evaluating candidates for nomination to the Board of Directors and conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	overseeing a set of corporate governance principles applicable to the Company and developing and recommending to the Board of Directors any changes thereto;

•	overseeing the evaluation of the Board of Directors;

•

recommending members of the Board of Directors to serve on committees of the Board of Directors, as well as serve as the chairpersons thereof, and evaluating the operations and performance of such committees; and

•

overseeing the Company’s environmental, social and corporate governance (“ESG”) plans, practices and reporting, overseeing corporate governance risks, and keeping abreast of related developments, all as appropriate.

The NCG Committee operates under a written charter, which is available on our corporate website at corporate.ww.com/govdocs.

Board Structure

The Board of Directors oversees the business and affairs of the Company and monitors the performance of management. The fundamental responsibility of the Board of Directors is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of the Company and its shareholders. Although the Board of Directors is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board of Directors, reports from management, and discussions with the Company’s executive officers. Directors also communicate with the Company’s outside advisors, as necessary.

It has been the policy of the Company for many years to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. Most recently, Mr. Semmelbauer has been the Chairman of our Board of Directors since May 2023. As the Chairman of the Board of Directors, Mr. Semmelbauer acts as the key liaison between the Board of Directors and the Chief Executive Officer, presides over meetings of the Board and the shareholders, communicates the Board of Directors’ feedback to the Chief Executive Officer, and communicates on behalf of the Board of Directors with various constituencies involved with the Company. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of separation of these two positions is most appropriate for the Company at this time. To meet their responsibilities of overseeing management and setting strategic direction, as well as fostering the long-term value of the Company, among their other responsibilities, directors are required to spend time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a separate non-executive Chairman of the Board of Directors who is solely responsible for leading the Board of Directors promotes accountability, clarifies the individual roles and responsibilities of the Chief Executive Officer and Chair, and allows the focus of our Chief Executive Officer’s time and energy to be running the day-to-day operations of the Company.

Oversight of Risk Management

We are exposed to a number of risks, including financial risks, credit risks, operational risks, technological risks, privacy and security risks, and risks relating to regulatory and legal compliance. Our Board of Directors is responsible for overseeing the development and execution of the Company’s strategic plans and for understanding the associated risks and actions that management is taking to manage and mitigate those risks. The Board of Directors believes that taking an active role in the oversight of our corporate strategy and the related risks is appropriate, given our directors’ combined breadth and depth of experience, and is critical to ensuring that the long-term interests of WW and its shareholders are being served. The Board of Directors also encourages management to promote a culture that actively manages risks as a part of our corporate strategy and day-to-day business operations.

Our executive management team is responsible for identifying and evaluating these risks and developing plans to manage them effectively. Risk management is a Company-wide initiative that involves each of our operating segments. We take a multi-disciplinary approach to risk and our risk management function includes senior executives with backgrounds in finance, operations, human resources, technology, internal audit, and legal and regulatory compliance. For example, our Chief Financial Officer advises our executive management team on both financial and credit risks faced by the Company and our General Counsel advises our executive management team on the Company’s legal and regulatory compliance. Our Chief Executive Officer is advised of and oversees these risk management efforts by the Company’s executive management team.

The Board of Directors and its committees actively oversee the Company’s risk management. The Board’s committees each play a significant role in the oversight of the Company’s risk management. The scope of each committee’s risk oversight responsibility is set forth below:

•

The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management. The Audit Committee oversees our major financial risk exposures, including related to internal controls and cybersecurity, as well as the steps management has taken to monitor and control those exposures. This review includes regular assessments of the Company’s disclosure controls and procedures to assure that current practices account for material risks facing the Company. The Audit Committee and the management team meet quarterly, and more frequently as needed, to assess the Company’s risk environment, its response to present risks, and its planned responses to future and anticipated risks.

The Audit Committee oversees our cybersecurity program, as well as the steps management has taken to monitor and control cybersecurity threats and related risks. This oversight includes receiving reports on the regular assessments of the Company’s disclosure controls and procedures to ensure that current practices account for material cybersecurity risks facing the Company. The Audit Committee receives presentations on the cybersecurity program and related risks on at least a quarterly basis. These presentations address a wide range of topics including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment, technological trends, and information security considerations arising with respect to the Company’s peers and third parties. The Audit Committee, and the full Board as necessary, also receive prompt and timely information regarding any cybersecurity incident that meets recognized established reporting thresholds, as well as ongoing updates regarding any such incident until it has been addressed. The Audit Committee routinely meets with our Chief Technology Officer and Chief Information Security Officer as well as outside experts as appropriate to assess cybersecurity risks and to evaluate the status of the Company’s cybersecurity efforts, which include a broad range of tools and training initiatives that work together to protect the data and systems used in our businesses.

•

The Compensation Committee considers risk issues when establishing and administering our compensation program for executive officers and other key personnel. As part of its risk assessments, the Compensation Committee consults with Frederic W. Cook & Co., Inc., its independent compensation consulting firm, to identify risks that may be associated with the Company’s compensation programs.

•	The NCG Committee oversees risks relating to corporate governance, including ESG issues, Board of Directors and committee composition and director independence.

Members of our executive management team meet with the Board of Directors, Audit Committee, Compensation Committee and NCG Committee regularly to discuss, as well as provide reports relating to, the risks facing the Company.

Compensation Committee Interlocks and Insider Participation

Each of Dr. Altschuler, Mses. Bornstein and Comonte and former directors Raymond Debbane, Ms. Dulski and Mr. Sobecki served as a member of the Compensation Committee during fiscal 2023. There were no Compensation Committee interlocks or insider (employee) participation during fiscal 2023. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Registration Rights Agreement” for a description of the relationships that Messrs. Debbane and Sobecki had with the Company.

Identifying and Evaluating Nominees for Directors

Pursuant to our Corporate Governance Guidelines and the NCG Committee Charter, the NCG Committee is responsible for nominating, or recommending to the Board of Directors, nominees for election as directors. The NCG Committee will consider candidates for nomination as a director recommended by the Company’s shareholders, directors, officers and employees and third-party search firms and other sources it deems appropriate. Considerations in evaluating candidates include the candidate’s minimum individual qualifications, including integrity, accountability, experience and an ability to work collegially with the other members of the Board of Directors. In addition, the NCG Committee and the Board of Directors will take into account all other factors they consider appropriate, including a candidate’s skills and experience, legal and regulatory requirements and the needs of the Board of Directors. While neither the NCG Committee nor the Board of Directors has adopted a formal policy regarding diversity, they evaluate each candidate in the context of the Board of Directors’ membership as a whole and seek to maintain a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors. For additional details regarding the diversity of our Board of Directors, see “Information about our Executive Officers and Directors—Director Qualifications and Diversity”. All candidates are reviewed in the same manner, regardless of the source of the recommendation. The NCG Committee will consider individuals recommended by shareholders for nomination as a director in accordance with the procedures described below. The NCG Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates.

Recommendation of the Replacement Class I Directors. The NCG Committee generally works with a third-party search firm to identify suitable candidates for the Board of Directors and evaluate candidate recommendations from current directors. Such firm recommended Ms. Comonte and Dr. Shrank. In light of the resignations of Mr. Sobecki and Ms. Dulski and after evaluation of such candidates, the NCG Committee recommended to the Board of Directors and the Board of Directors elected Ms. Comonte and Dr. Shrank to serve the remainders of Mr. Sobecki and Ms. Dulski terms as Class I directors effective June 1, 2023 and August 5, 2023, respectively.

Procedures for Submitting Director Recommendations and Nominations

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that shareholders may nominate persons for election as directors at the Company’s shareholder meetings by giving timely written notice to the Corporate Secretary of the Company containing required information. The Bylaws require that, to be timely and proper, notice of a nomination by a shareholder must be personally delivered to, or mailed to and received at, the Company’s principal executive offices as follows: (a) for elections to be held at an annual meeting of shareholders, (i) at least 120 days and no more than 150 days before the first anniversary of the date of the proxy statement in conjunction with the annual meeting of shareholders for the prior year or (ii) if the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, not less than 60 days prior to such annual meeting; and (b) for elections that are going to take place at a special meeting of shareholders, no later than the close of business on the seventh day after the day on which notice of the date of the special meeting is first given to shareholders.

In notifying the Corporate Secretary, the shareholder making the submission must provide the following information: (i) the name and the address of the shareholder, as they appear on the Company’s stock transfer books, and the name, age and business address (and, if known, residential address) of the candidate to be considered; (ii) a representation by the shareholder that the shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the candidate; (iii) the class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder and by the candidate; (iv) a description of all arrangements or understandings between the shareholder and the candidate and any other person (naming such person(s)) pursuant to which such nomination is to be made by such shareholder; (v) an executed written consent of the candidate to be named in the proxy statement as a nominee and to serve as a director of the Company if so elected; (vi) the principal occupation or employment of the candidate; and (vii) any other information relating to the candidate required to be disclosed in accordance with the Bylaws and the Exchange Act. For the Company’s 2025 annual meeting of shareholders (the “2025 Annual Meeting”), the foregoing information must be submitted to WW International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

The NCG Committee will also consider director candidates recommended by shareholders. All recommendations for nomination received by the Corporate Secretary that are made in accordance with the requirements in our Bylaws relating to director nominations, as described above, will be considered.

Director Independence

For a director to be considered independent, the Board of Directors must determine that the director does not have any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has established guidelines to assist it in determining director independence, which conform to the independence requirements in the Nasdaq listing standards. In addition to applying these guidelines, which are set forth in Article II of our Corporate Governance Guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination.

The Board of Directors and the NCG Committee reviews the independence of the Company’s directors on a regular basis, and at least annually. Following this review, the Board of Directors has affirmatively determined that the following directors, who currently serve on the Board, are independent under the applicable listing standards of Nasdaq and our Corporate Governance Guidelines: Drs. Altschuler and Shrank, Mses. Bornstein, Brown, Comonte and Rice and Messrs. Kelly and Semmelbauer. The Board of Directors previously determined that former directors Raymond Debbane, Jennifer Dulski, Jonas Fajgenbaum and Christopher J. Sobecki were independent under applicable listing standards and our Corporate Governance Guidelines. In making the independence determinations, the Board of Directors and the NCG Committee considered all relevant facts and circumstances.

Code of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, and our employees and directors. Our Code of Business Conduct and Ethics is available on our corporate website at corporate.ww.com/govdocs.

In addition to any disclosures required under the Exchange Act, the date and nature of any substantive amendment of our Code of Business Conduct and Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K of the Exchange Act, will be disclosed within four business days of the date of such amendment or waiver on our corporate website at corporate.ww.com/govdocs and corporate.ww.com/corporate-actions, respectively. In the case of a waiver, the name of the person to whom the waiver was granted will also be disclosed on our corporate website within four business days of the date of such waiver.

Executive Sessions of Non-Management and Independent Directors

Non-management directors meet in executive sessions of the Board of Directors in which management directors and other members of management do not participate. These sessions are periodically scheduled for non-management directors at meetings of the Board of Directors. The Chairman of the Board of Directors, currently Mr. Semmelbauer, presides over the meetings of the non-management directors. In addition, the directors who the Board of Directors affirmatively determined are independent under applicable Nasdaq listing standards and our Corporate Governance Guidelines hold executive sessions at least twice a year. Mr. Kelly presided over these sessions in fiscal 2023.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND DIRECTORS

Set forth below are the names, ages, and current positions with us as of April [•], 2024 of our executive officers and directors. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the Board of Directors.

Name	Age	Position
Sima Sistani	44	Chief Executive Officer, Director
Heather Stark	50	Chief Financial Officer
Jacqueline Cooke	45	General Counsel and Secretary
Pierre-Olivier Latour	44	Chief Technology Officer
Amanda Tolleson	43	Chief Marketing Officer
Thilo Semmelbauer(1)	58	Chairman of the Board of Directors
Steven M. Altschuler, M.D.(2)	70	Director
Julie Bornstein(2)	54	Director
Tracey D. Brown(1)(3)	56	Director
Tara Comonte(2)(3)	50	Director
Denis F. Kelly(3)	74	Director
Julie Rice(1)	53	Director
William Shrank, M.D.	52	Director
Oprah Winfrey*	70	Director

*	Not standing for re-election at the 2024 Annual Meeting.

(1)	Member of Nominating and Corporate Governance Committee.

(2)	Member of Compensation and Benefits Committee.

(3)	Member of Audit Committee.

Sima Sistani. Ms. Sistani has served as a director and our Chief Executive Officer since March 2022. Until February 2022, she worked at Epic Games, Inc., a video game and software developer and publisher, where she served as Chief Executive Officer of Houseparty, a face-to-face synchronous social network, and also was the senior executive leading social gameplay and feature development for Epic’s gaming products, including Fortnite. Prior to Epic’s acquisition of Houseparty in June 2019, Ms. Sistani was the Chief Executive Officer at Houseparty and served on its Board of Directors, having been one of its original co-founders prior to its February 2016 launch. She previously led mobile growth operations at Yahoo! Inc., a technology company, from November 2011 to May 2015, and from the time Yahoo! acquired Tumblr she served as Tumblr’s first Head of Media. Prior to that time, Ms. Sistani held positions at Goldman Sachs and Creative Artists Agency. Ms. Sistani received a B.A. from Duke University and an M.B.A. from the Kellogg School of Management at Northwestern University. Ms. Sistani is a director of Best Buy Co., Inc.

Heather Stark. Ms. Stark has served as our Chief Financial Officer since May 2023. Ms. Stark previously served as our Interim Principal Financial Officer from December 2022 to May 2023 and Head of Finance, North America from April 2022 to December 2022. Prior to that time, she served as Vice President Finance & Commercial Development from July 2018 to April 2022, Vice President Finance from May 2015 to July 2018 and Director Finance from December 2010 to May 2015, all for our Canadian business. Prior to joining us, Ms. Stark was with Bacardi Limited, the world’s largest privately held spirits business, where she served as Controller of the Canadian business from September 2005 to November 2010. She also previously served as the Corporate Controller of Opta Minerals Inc., a Canadian publicly traded processor, distributor and seller of industrial minerals, from 2004 to 2005. Ms. Stark was a Chartered Accountant for PricewaterhouseCoopers LLP from 1999 through 2004. Ms. Stark received a B.A. in Canadian Studies from the University of Toronto and her Chartered Accountant and Chartered Professional Accountant designation from CPA Ontario.

Jacqueline Cooke. Ms. Cooke has served as our General Counsel and Secretary since March 2024. Prior to joining us, Ms. Cooke most recently served as General Counsel & Privacy Officer at 23andMe Holding Co.

(“23andMe”), a genetics-led consumer healthcare and therapeutics company, from February 2022 to January 2024. She previously served as 23andMe’s Deputy General Counsel from March 2018 to February 2022 (including also acting as Privacy Officer from February 2020 on) and Associate General Counsel from April 2015 to February 2018. Prior to joining 23andMe, Ms. Cooke served as legal counsel to Genomic Health, Inc., a provider of genomic-based diagnostic tests that help optimize cancer care, from 2012 to 2015. She previously worked as an attorney at Latham & Watkins LLP from 2006 to 2012. Ms. Cooke received a B.A. in Ethnic Studies and Public Policy from the University of California, Berkeley, a M.P.P. from the John F. Kennedy School of Government at Harvard University and a J.D. from the Georgetown University Law Center.

Pierre-Olivier Latour. Mr. Latour has served as our Chief Technology Officer since June 2023, after serving as our Head of Engineering from April 2023 to June 2023. Prior to joining us, Mr. Latour was an Engineering Executive at Epic Games, Inc., a video game and software developer and publisher, having served in several senior engineering management roles from September 2019 to April 2023. Beginning in November 2016, he served as the Chief Technology Officer at Houseparty, a face-to-face synchronous social network, prior to its acquisition by Epic Games in 2019. Previously, Mr. Latour held various engineering leadership positions with mid-stage Silicon Valley startup companies and sold several companies and technologies, including one to Apple in 2003. Mr. Latour received a master’s degree in Microengineering from EPFL (École polytechnique fédérale de Lausanne).

Amanda Tolleson. Ms. Tolleson has served as our Chief Marketing Officer since August 2022. Prior to joining us, Ms. Tolleson served as Chief Customer Officer at Maisonette, a curated baby and kid’s marketplace, from March 2020 to August 2022. She previously held several roles at Birchbox, a subscription beauty service, most recently serving as Chief Customer Officer from March 2018 to March 2020 and Chief Marketing Officer from March 2016 to March 2018, after joining the company in January 2014. Prior to that, Ms. Tolleson held several positions at various brand and marketing strategy consultancies. Ms. Tolleson received a B.A. in Psychology from Stanford University and an M.B.A. from Harvard Business School.

Thilo Semmelbauer. Mr. Semmelbauer has been the Chairman of our Board of Directors since May 2023 and a director since September 2016. He served as a member of our former Interim Office of the Chief Executive Officer from September 2016 to July 2017. Since May 2019, Mr. Semmelbauer has served as Managing Director of Insight Partners, a global private equity and venture capital firm, where he previously served as a Senior Advisor from 2017 to 2019 and a Venture Partner from 2015 to 2017. From 2010 to 2015, he served as President and Chief Operating Officer of Shutterstock, Inc., a global marketplace for licensing images, videos, and music to businesses worldwide. From 2009 to 2010, he served as Executive Vice President, Consumer Business, of TheLadders.com, a career management company. Mr. Semmelbauer was also Weight Watchers International, Inc.’s Global Chief Operating Officer from 2006 to 2008 and Chief Operating Officer for North America from 2004 to 2006, after serving as President and Chief Operating Officer of WeightWatchers.com from 2000 to 2004 where he was part of the founding team. He holds an A.B. in Electrical Engineering and Computer Science from Dartmouth College and a dual M.S. in Management and Electrical Engineering from the Massachusetts Institute of Technology.

Steven M. Altschuler, M.D. Dr. Altschuler has been a director since September 2012. Since May 2018, Dr. Altschuler has served as a Managing Director, Healthcare Ventures, of Ziff Capital Partners, a private investment firm. He previously served as a consultant to the University of Miami Health Care System from September 2017 through December 2017, the Chief Executive Officer of University of Miami Health Care System and Executive Vice President for Healthcare at the University of Miami from January 2016 to September 2017, and the Chief Executive Officer of The Children’s Hospital of Philadelphia (CHOP) from April 2000 until June 2015. Prior to assuming the role of Chief Executive Officer, Dr. Altschuler held several positions at CHOP and the Perelman School of Medicine at the University of Pennsylvania, including Physician-in-Chief/Chair of Pediatrics and chief of the Division of Gastroenterology, Hepatology and Nutrition. Dr. Altschuler received a B.A. in mathematics and an M.D. from Case Western Reserve University. Dr. Altschuler is Chairman of the Board of Directors of 89bio, Inc. and Lexeo Therapeutics, Inc. and a director of Orchard Therapeutics plc. He previously served as Chair of the Board of Directors of Spark Therapeutics, Inc. and a director of Adtalem Global Education Inc.

Julie Bornstein. Ms. Bornstein has been a director since February 2019. Until January 2023, Ms. Bornstein served as Senior Vice President and Chief Shopping Officer of Pinterest, Inc., a digital visual inspiration platform. Ms. Bornstein joined Pinterest when it acquired The Yes Platform, Inc., an AI-powered online shopping platform she co-founded and for which she served as Chief Executive Officer from February 2018 until its acquisition in June 2022. From March 2015 to September 2017, Ms. Bornstein served as Chief Operating Officer at Stitch Fix, Inc., an online styling services company. Prior to that, Ms. Bornstein served as Chief Digital Officer at Sephora, a cosmetic retail company and subsidiary of LVMH Moët Hennessy Louis Vuitton SE, from August 2007 to March 2015. Ms. Bornstein received a B.A. in Government from Harvard College and an M.B.A. from Harvard Business School. Ms. Bornstein is a director of Redfin Corporation and Sweetgreen, Inc.

Tracey D. Brown. Ms. Brown has been a director since May 2023. Since March 2023, Ms. Brown has served as Executive Vice President and President of Walgreens Retail and U.S. Chief Customer Officer of Walgreens, a portfolio brand of Walgreens Boots Alliance, Inc., an integrated healthcare, pharmacy and retail company, after serving as President Retail Products and Chief Customer Officer of Walgreens from November 2021 to February 2023. From June 2018 to November 2021, Ms. Brown served as Chief Executive Officer of the American Diabetes Association, the largest voluntary health organization in the United States. Previously, Ms. Brown was with Sam’s Club, a membership retail warehouse club and division of Walmart Inc., where she served as Senior Vice President of Operations and Chief Experience Officer from February 2017 to June 2018, Chief Member and Marketing Officer from January 2015 to February 2017, and Vice President from October 2014 to January 2015. Prior to joining Sam’s Club, Ms. Brown held various roles at RAPP Dallas (a part of the Omnicom Group), Direct Impact, Advanced Micro Devices, Peppers & Rogers Group, Dell, American Express, Exxon and Procter & Gamble. Ms. Brown earned a Bachelor of Chemical Engineering from the University of Delaware and an M.B.A. from Columbia Business School. Ms. Brown is a director of YETI Holdings, Inc. and was previously a director of our Company from February 2019 to January 2022.

Tara Comonte. Ms. Comonte has been a director since June 2023. Ms. Comonte served as Chief Executive Officer of TMRW Life Sciences, Inc., a life sciences technology company focused on the in vitro fertilization (IVF) sector, from May 2021 to July 2023, and as a member of its board of directors from December 2018 to September 2023. She previously worked at Shake Shack Inc., a publicly-traded restaurant chain, as President and Chief Financial Officer from October 2019 to May 2021 and Chief Financial Officer from June 2017. Prior to that, Ms. Comonte was with Getty Images Holdings, Inc., a global digital media company, where she served as Chief Financial & Business Affairs Officer and Executive Vice President from October 2016 to June 2017 and Chief Financial Officer and Senior Vice President from April 2013 to October 2016. She previously served as Chief Financial Officer at McCann Worldgroup, the world’s largest marketing communications business, from October 2010 to April 2010. Earlier in her career, she was a founding member and Global Chief Financial Officer & Chief Operating Officer of Mediabrands, part of Interpublic Group, and held various roles at publicly-traded companies and Ernst & Young where she qualified as a Chartered Accountant. Ms. Comonte earned a B.A. in Accounting and Finance from Heriot-Watt University.

Denis F. Kelly. Mr. Kelly has been a director since May 2015. Mr. Kelly is affiliated with, and has served as a Managing Partner of, Scura Partners Securities LLC, a private investment banking firm which he co-founded, since 2001. Mr. Kelly has served as a Senior Advisor to TM Capital Corp., a private investment banking firm, since 2022. In addition, Mr. Kelly is a Hearing Officer for National Arbitration and Mediation (NAM), one of the leading dispute resolution institutions in the United States. From 1993 to 2001, he was a Managing Director of Prudential Securities Incorporated. Previously, he served as the President and Chief Executive Officer of Denbrook Capital Corporation, a merchant banking firm, from 1991 to 1993. From 1980 to 1991, Mr. Kelly held various positions at Merrill Lynch, including Managing Director of Mergers and Acquisitions and Managing Director of Merchant Banking. Mr. Kelly began his investment banking career at Lehman Brothers in 1974. Mr. Kelly received a B.A. from Amherst College and an M.B.A. from the Wharton School of Business of the University of Pennsylvania. He was previously a director of MSC Industrial Direct Co., Inc.

Julie Rice. Ms. Rice has been a director since August 2018. Since February 2021, she has served as the Co-Founder and Co-Chief Executive Officer of Peoplehood LLC, a connection and wellness company, and since June 2016, she has served as the Co-Founder of LifeShop LLC, an advising and investing company. From November 2017 to March 2019, Ms. Rice served as a Partner at WeWork, a shared workspace company. After co-founding SoulCycle Inc., a fitness company, in 2006, Ms. Rice served as Co-Chief Executive Officer from 2006 to 2015, Chief Talent and Creative Officer from 2015 to 2016 and a member of the board of directors from 2010 to 2018. Previously, Ms. Rice was a Talent Manager at Handprint Entertainment from 1997 to 2004. Ms. Rice received a B.A. in English and Theater from the State University of New York at Binghamton.

William H. Shrank, M.D. Dr. Shrank has been a director since August 2023. Since January 2023, Dr. Shrank has been a venture partner to the Bio + Health team of Andreessen Horowitz, a private venture capital firm. He previously served as Chief Medical Officer of Humana Inc. (Humana), a leading care delivery and health plan administration company, from April 2019 to August 2022. He also served as Humana’s Chief Medical and Corporate Affairs Officer from July 2019 to July 2021 during which time he oversaw its government affairs function. Prior to joining Humana, Dr. Shrank served as Chief Medical Officer, Insurance Services Division, of the University of Pittsburgh Medical Center (UPMC) from April 2016 to February 2019. From 2013 to 2016, Dr. Shrank held several positions with CVS Health Corporation (CVS Health), a health solutions company, including Senior Vice President, Chief Scientific Officer, and Chief Medical Officer of Provider Innovation. Prior to joining CVS Health, Dr. Shrank served as Director, Research and Rapid-Cycle Evaluation Group, for the Center for Medicare and Medicaid Innovation, part of the Centers for Medicare and Medicaid Services (CMS). Dr. Shrank began his career as a practicing physician with Brigham and Women’s Hospital in Boston, Massachusetts and as an assistant professor at Harvard Medical School. Dr. Shrank received a B.A. in Psychology from Brown University and an M.D. from Cornell University Medical College. He also holds a M.S. in Health Services from the University of California, Los Angeles.

Oprah Winfrey. Ms. Winfrey has been a director since October 2015. Most recently, Ms. Winfrey served as the Chairman and Chief Executive Officer of her cable network, OWN: Oprah Winfrey Network. Previously, she founded Harpo, Inc. in 1986, under which she has launched numerous media and entertainment businesses, including OWN: Oprah Winfrey Network, Oprah Daily, O, The Oprah Magazine, and Harpo Films, in addition to hosting and producing the award-winning talk show ‘The Oprah Winfrey Show’ for 25 years. Ms. Winfrey is a global media leader, philanthropist, producer, actress and author. She also has been serving as a member of the Smithsonian’s advisory council since 2004.

Director Qualifications and Diversity

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors and NCG Committee focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ and nominees’ individual biographies set forth immediately above. In particular, the Board of Directors and NCG Committee considered:

•

Mr. Semmelbauer’s experience with Internet and technology companies for over 30 years, including as part of the founding team of WeightWatchers.com, and his extensive knowledge and understanding of digital product development, e-commerce, technology and general management processes and operations.

•

Dr. Altschuler’s experience as a senior executive and physician for a leading healthcare organization and his extensive knowledge and understanding of the healthcare industry, nutrition and obesity, general management and business operations, complex regulatory matters, and financial management and accounting.

•

Ms. Bornstein’s experience as a senior executive specializing in digital products and marketing technology for leading online services companies and her extensive knowledge and understanding of consumer loyalty programs, e-commerce and financial management and accounting.

•

Ms. Brown’s experience as a senior executive with extensive knowledge and understanding of consumer behavior, including membership strategy and experiences, subscription offerings and financial management and accounting, as well as her role as the former chief executive officer of the American Diabetes Association, the largest voluntary health organization in the United States and a global authority on diabetes.

•

Ms. Comonte’s experience with corporate transformations, including those of companies at the intersection of healthcare and technology, and her extensive knowledge and understanding of corporate finance and accounting, financial management, corporate strategy and general management processes and operations.

•

Mr. Kelly’s experience in investment banking and strategic transactions and his extensive knowledge and understanding of corporate finance and accounting, business development and international corporate strategy.

•

Ms. Rice’s experience as an entrepreneur building communities and talent networks and developing new retail experiences and her extensive knowledge and understanding of brand communities, the wellness and fitness industries and consumer environments.

•

Dr. Shrank’s experience as a senior executive of, and advisor to, various healthcare companies, his extensive knowledge and understanding of care delivery, clinical strategies, governmental affairs and healthcare policy, and his thought leadership in the transformation of the healthcare system.

•

Ms. Sistani’s experience in building and transforming digital communities and her expertise in product strategy, digital marketing and business development, as well as her position as Chief Executive Officer of the Company having responsibility for the day-to-day oversight of the Company’s business operations.

•

Ms. Winfrey’s experience as a global media leader, entrepreneur, motivational speaker and senior executive in varied media companies and her extensive knowledge and understanding of global brand management, marketing strategy, organizing at the local and global level, and general management processes and operations.

The Board of Directors seeks to maintain a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors. In accordance with Nasdaq rules, the following Board Diversity Matrix sets forth the required self-identified diversity statistics for our directors.

Board Diversity Matrix (As of April [•], 2024)

Total Number of Directors	10

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	6	4	—	—

Part II: Demographic Background

African American or Black	2	—	—	—

Alaskan Native or Native American	—	—	—	—

Asian	—	—	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	4	4	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did Not Disclose Demographic Background	—

We also recognize that one of our directors identifies as Persian.

Arrangements and Understandings

As previously disclosed, the Winfrey Purchase Agreement (as defined hereafter) that the Company entered into with Ms. Winfrey on October 18, 2015 initially provided Ms. Winfrey with the right to be nominated as a director of the Company for so long as she and certain permitted transferees own at least 3% of the Company’s issued and outstanding Common Stock. On December 15, 2019, the Company entered into an amendment to the Winfrey Purchase Agreement with Ms. Winfrey, which provides Ms. Winfrey with the right to be nominated as a director of the Company through and until January 1, 2023. On that same date, the Company entered into the previously disclosed Strategic Collaboration Amendment (as defined hereafter) with Ms. Winfrey, pursuant to which, among other things, the initial term of five years was extended until April 17, 2023 (with no additional successive renewal terms) after which a second term commenced and will continue through the earlier of the date of the Company’s 2025 annual meeting of shareholders or May 31, 2025. These amendments became operative on May 6, 2020 when the Company’s shareholders approved the Winfrey Amendment Option Agreement (as defined below). Throughout such second term, except as otherwise prohibited by applicable law, the Company intended to cause Ms. Winfrey to be nominated as a director of the Company. However, as previously disclosed, Ms. Winfrey is not seeking to be re-nominated as a director of the Company at the 2024 Annual Meeting. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions” for further information on these arrangements.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Audit fees for fiscal 2023 and fiscal 2022 were for professional services rendered by PricewaterhouseCoopers in connection with its (i) integrated audits of our consolidated financial statements and internal control over financial reporting as of and for fiscal 2023 and fiscal 2022, including statutory audits of the financial statements of our subsidiaries, (ii) reviews of our unaudited consolidated interim financial statements as of and for each of the quarterly interim periods within fiscal 2023 and fiscal 2022 and (iii) reviews of documents filed with the SEC.

Audit-Related Fees

Audit-related fees were for assurance and related services rendered by PricewaterhouseCoopers that were reasonably related to the performance of the audit or the review of our financial statements and not included in audit fees. Such fees for fiscal 2023 and fiscal 2022 were related to the issuance of various special reports.

Tax Fees

Tax fees for fiscal 2023 and fiscal 2022 were for services rendered by PricewaterhouseCoopers primarily related to tax compliance, tax consulting and various special projects (including advice on tax examinations).

All Other Fees

All other fees for fiscal 2023 and fiscal 2022 were for services rendered by PricewaterhouseCoopers primarily related to assistance with statutory account filings and other miscellaneous professional services.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Pre-Approval Policy for Audit and Non-Audit Services provides for pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy. Such services are pre-approved up to a specified fee limit and for a term of 12 months from the date of pre-approval, unless the Audit Committee provides for a different period. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require the specific approval by the Audit Committee must be submitted to the Audit Committee by both our independent registered public accounting firm and our Chief Financial Officer and/or Corporate Controller, and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated specific pre-approval authority to its chairperson, provided that the estimated fee for any such proposed pre-approved service does not exceed $100,000 in the aggregate. Pursuant to this delegation, the chairperson must report any pre-approval decision to the Audit Committee at its next scheduled meeting.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for fiscal 2023 and fiscal 2022:

	Fiscal 2023	Fiscal 2022
Audit Fees	$3,659,848	$2,669,437
Audit-Related Fees	3,311	4,816
Tax Fees	38,304	112,850
All Other Fees	7,725	12,703

Total Fees	$3,709,188	$2,799,806

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for fiscal 2023.

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Our Board of Directors has determined that each current member of the Audit Committee, Denis F. Kelly, Tracey D. Brown and Tara Comonte, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of Nasdaq, and our Corporate Governance Guidelines, and that Mr. Kelly is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers, the Company’s independent registered public accounting firm for fiscal 2023, regarding the fair and complete presentation of the Company’s financial position and results of operations in accordance with accounting principles generally accepted in the United States of America and regulations of the SEC. The Audit Committee also has held discussions with management and PricewaterhouseCoopers regarding the effectiveness of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with PricewaterhouseCoopers the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management. The Audit Committee has pre-approved all fiscal 2023 audit and permissible non-audit services and the fees associated with those services. Further, the Audit Committee has discussed with PricewaterhouseCoopers the overall scope and plans for the audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2023.

This report is being provided by the following independent directors who constituted the Audit Committee as of February 27, 2024, the date of the approval of this report by the Audit Committee.

Respectfully submitted,

Audit Committee

Denis F. Kelly, Chair

Tracey D. Brown

Tara Comonte

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2023 and included in this Proxy Statement.

Respectfully submitted,

Compensation and Benefits Committee

Julie Bornstein, Chair

Steven M. Altschuler

Tara Comonte

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our executive compensation program with respect to fiscal 2023 and the amounts in the compensation tables that follow.

Named Executive Officers	Title
Sima Sistani	Chief Executive Officer
Heather Stark(1)	Chief Financial Officer
Pierre-Olivier Latour(2)	Chief Technology Officer
Amanda Tolleson	Chief Marketing Officer
Michael F. Colosi(3)	Former General Counsel and Secretary
Michael Lysaght(4)	Former Chief Technology Officer

(1)	Ms. Stark was appointed Chief Financial Officer of the Company effective May 4, 2023 having served as Interim Principal Financial Officer of the Company since December 2, 2022.
(2)	Mr. Latour was appointed Chief Technology Officer of the Company effective June 2, 2023.
(3)	Mr. Colosi departed the Company on December 29, 2023.
(4)	Mr. Lysaght departed the Company on June 2, 2023.

Executive Summary

Fiscal 2023 Business Performance Summary

We compete in the global weight management and health and wellness market which is rapidly evolving and increasingly competitive. Fiscal 2023 was a pivotal year for WW as we introduced our first clinical weight management offering to meet the significant shift in consumer sentiment regarding clinical weight management intervention and continued to tailor our portfolio of offerings and leverage technology for our members to improve their weight health. Fiscal 2023 End of Period Subscribers were 3.8 million, up 7% year-over-year, reflecting recruitment growth driven by efficient performance marketing and improvements to our product experience. End of Period Subscribers is an important indicator of both in-year and future performance and, as such, was used as a Company performance metric in our fiscal 2023 annual, performance-based cash bonus plan for eligible employees. In fiscal 2023, management continued its strategic realignment of its organizational structure and resources, including reducing its real estate footprint, and focusing on cost management. Operating income, the other key Company-wide metric used in our annual, performance-based cash bonus plan, benefitted from effective expense management during the year. The Company’s fiscal 2023 financial performance reflects the collective strategic focus of all WW employees which contributed to the fiscal 2023 annual, performance-based cash bonus attributable to the Company’s financial performance goals being paid out at a weighted achievement percentage of 133%. Fiscal 2023 also saw the reintroduction of performance stock units (“PSUs”) to align our compensation program with our commitment to return the Company to a growth trajectory.

Fiscal 2023 Pay for Performance and Executive Compensation Summary

Our executive compensation program is designed to align the pay earned by our named executive officers (“NEOs”) with the performance delivered and the creation of shareholder value. Following are certain features of our fiscal 2023 compensation program for our named executive officers:

•

Annual, performance-based cash bonuses attributable to Company financial performance were paid at a weighted achievement percentage of 133%. Annual cash bonuses for fiscal 2023 could be earned based on the Company’s financial performance in relation to a global operating income goal and End of Period Subscriber goal, each of which are critical in our return to a growth trajectory. For the recipient named executive officers, other than the Chief Executive Officer and Chief Financial Officer, the executive’s individual performance was also considered in determining the amount of cash bonus earned for the year. Taking into account the Company’s 7% increase in fiscal 2023 End of Period

Subscribers year-over-year and fiscal 2023 operating income financial performance, the Company achieved a financial performance payout of 133% reflecting performance exceeding both its operating income and End of Period Subscriber goals, after taking into account certain adjustments to reported operating income, under its fiscal 2023 annual, performance-based cash bonus plan.

•

Outstanding stock options remain underwater. At the end of fiscal 2023, any outstanding stock options then held by a named executive officer were underwater and remain so. Stock options replaced PSUs as an equity vehicle in the Company’s annual equity program for fiscal years 2020 through 2022 due to the challenges of setting sufficiently-informed, long-term performance goals in the then-current uncertain environment. As discussed below, PSUs were reintroduced as an equity vehicle in the Company’s fiscal 2023 annual equity program.

•

Fixed share price methodology used for annual equity awards resulting in a reduction in the number of PSUs and RSUs granted. To appropriately conserve the use of shares, the Compensation Committee revised its methodology for determining the number of equity units to grant to participants pursuant to the annual equity award program, starting with the restricted stock units (“RSUs”) granted in November 2022. For equity awards granted in November 2022, fiscal 2023 and fiscal 2024, the Compensation Committee determined to use a fixed share price of $9.13 (i.e., the closing price of our Common Stock used to convert the value of the May 2022 annual equity award) for value conversion with respect to the number of applicable equity units.

•

PSUs were reintroduced into the annual equity program in fiscal 2023, representing one-third of the total annual grant equity mix, and such PSU allotment will be increased to 50% for the fiscal 2024 annual equity program. PSUs awarded as part of the fiscal 2023 annual equity program will vest subject to a relative total shareholder return (“TSR”) performance goal, measuring the Company’s stock price performance against the overall market performance of the Russell 2000 Index. This relative TSR performance goal aligns named executive officer performance goals directly with growing shareholder value. Performance will be assessed relative to the Russell 2000 Index constituents over the three-year performance period concluding December 31, 2025. As part of a planned ramp up, the weighting of PSUs for named executive officers’ annual equity awards will increase to 50% in fiscal 2024 with a corresponding reduction in RSUs to 50%.

Executive Leadership Changes

•	Mr. Latour was appointed Chief Technology Officer effective June 2, 2023 after joining the Company on April 17, 2023 as Head of Engineering.

•

Ms. Stark was the only named executive officer who received a target compensation increase. In connection with Ms. Stark’s appointment as Chief Financial Officer, the Compensation Committee increased Ms. Stark’s base salary by 18.1% and annual equity target to 100% of base salary. Ms. Stark also received a one-time, special equity award of 30,000 RSUs in connection with her appointment.

•

Separation agreements were entered into with departing named executive officers. Messrs. Colosi and Lysaght were entitled to certain payments and benefits as set forth in their respective separation agreements in connection with each of their departures. Upon departure from the Company, all unvested equity awards then held by each of Messrs. Colosi and Lysaght on his respective departure date were forfeited and each had the right to exercise all of his then vested stock options within 90 days of such date. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for additional details.

Executive Compensation at a Glance

To be successful, we need to attract, motivate and retain exceptional talent critical to our near- and long- term success, and align their compensation with measures that reflect strategic and financial performance and shareholder value creation. Below we summarize the key features of our executive compensation program during fiscal 2023. For additional details on our fiscal 2023 compensation program, see “—Fiscal 2023 Executive Compensation Decisions”.

Target Compensation Mix
Component	CEO(1)	Other NEOs(2)	Description

Base Salary Attract and retain exceptional talent critical to our success

•  Reflects job responsibilities and performance

•  Determined based on the executive’s position, level, scope of responsibility, prior experience and accomplishments, and contextual market data on salaries and inflation

Annual, Performance-Based Cash Bonus Drive and reward the achievement of our annual business objectives and, in certain cases, individual performance

•  Target bonus value determined based on role, ranging from 60% to 150% of salary

•  Maximum payouts capped

•  CEO and CFO bonuses based on Company performance (100%)

•  Other named executive officer bonuses based on Company performance (75%) and individual performance (25%)

•  Fiscal 2023 Company performance was assessed against an equally weighted combination of a global full year operating income goal and End of Period Subscribers goal

Long-Term Incentives Align executive compensation with our long-term goals and creation of shareholder value

•  Target equity value determined based on role, ranging from 100% to 400% of salary

•  Actual grant values ranged from 93% to 372% of salary, reflecting the application of the fixed share price methodology described above (awards granted based on a fixed price of $9.13)

•  Fiscal 2023 awards granted to then-current executive officers in the form of PSUs (one-third) and RSUs (two-thirds) in one installment (May)

•  RSU awards will vest proportionately over three years on each anniversary of the applicable grant date

•  PSUs earned can range from 0% – 200% of target based on a three-year relative TSR performance goal and vest on the third anniversary of the grant date

Target Compensation Mix
Component	CEO(1)	Other NEOs(2)	Description
Benefits and Perquisites Enable financial and physical wellness, increase tenure and facilitate performance

•  Welfare and other indirect benefits generally align with programs offered to other salaried WW employees, including health care coverage, life and disability insurance protection, reimbursement for educational expenses, wellness allowance and access to group insurance coverage

•  Retirement benefits including 401(k) (or local equivalent) aligned with offerings for other salaried employees

•  Market competitive perquisites

(1)	Based on Ms. Sistani’s annual target compensation package, which is comprised of annual base salary, target bonus and target equity (i.e., target equity percentage times base salary).
(2)

Based on Mses. Stark’s and Tolleson’s and Messrs. Latour’s and Colosi’s annual target compensation packages, which are (or in the case of Mr. Colosi, were) comprised of annual base salary, target bonus and target equity (i.e., target equity percentage times base salary). Values exclude Ms. Stark’s promotional, special equity award of RSUs. Mr. Lysaght is excluded from the percentage calculations given his departure from the Company in June 2023; the Company and Mr. Lysaght entered into his separation agreement which contained his compensation with respect to the remainder of fiscal 2023.

The balance of this Compensation Discussion and Analysis has three sections with respect to fiscal 2023 executive compensation. In the first section, we discuss our approach to executive compensation, including our philosophy, objectives and general principles as they relate to the named executive officers. In the second section, we provide details on the elements of our executive compensation program and details regarding the decisions made for the named executive officers with respect to fiscal 2023. In the third section, we discuss specific practices as they relate to compensation governance, including the roles of different parties in the decision-making process, how compensation is set and goal-setting.

Executive Compensation Approach

Our Philosophy, Objectives and Principles

The Company’s executive compensation philosophy is to attract, motivate and retain exceptionally talented executives who are passionate about the Company’s mission. Recognizing this, our executive compensation program is designed to achieve the following key objectives:

•

Attract, Motivate and Retain Exceptional Talent. Ensure that executive compensation serves to attract, motivate and retain exceptionally talented executives critical to our near- and long-term success.

•

Pay for Performance. Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals and (ii) creation of shareholder value.

The following principles guide us in developing our executive compensation program and setting total compensation levels for executives:

•	Compensation levels should be closely tied to the performance and success of the Company as well as the executive’s contribution to the Company’s performance and success.

•	Compensation programs should offer an opportunity for greater compensation for exceptional and superior performance, balanced by the risk of lower compensation when performance is less successful.

•	While incentivizing strong Company performance and success, compensation programs should not encourage excessive risk taking.

•

The mix and level of compensation for an executive should reflect the importance of the executive to the Company, competition for that executive’s talent, and relative levels of compensation for other executives at the Company.

Compensation Governance and Best Practices

What We Do:	What We Don’t Do:

✓  Pay for performance

✓  Align performance objectives with our strategy

✓  Deliver majority of executive compensation in the form of at-risk and/or performance-based pay

✓  Engage with our shareholders on matters including executive compensation and governance

✓  Cap payout opportunities for incentive compensation

✓  Claw back incentive compensation

✓  Confer with an independent compensation consultant

× Discount, reload or reprice stock options or stock appreciation rights × Permit the hedging or pledging of WW stock × Utilize compensation metrics, goals or plans that encourage excessive risk

Elements of Executive Compensation

The Company’s executive compensation program comprises four core components:

•	Base salary;

•	Annual incentive cash bonuses reflecting performance during the year;

•	Long-term equity-based compensation intended to align named executive officers’ interests with those of shareholders, reflecting multi-year financial, operational and/or stock price performance; and

•	Benefits and perquisites, including participation in retirement savings plans.

These elements combine to promote the Company’s compensation philosophy and achieve the Company’s compensation objectives. Base salary, retirement savings plans, change of control and other termination payments and benefits, and perquisites and other benefits provide a basic level of compensation that helps attract, motivate and retain exceptionally talented executives. Increases in base salary and annual, performance-based cash bonuses reward achievement of annual goals and progress towards multi-year goals important to the Company’s near- and long-term financial and strategic success. Equity-based incentive compensation aligns an executive’s compensation directly with the creation of shareholder value by rewarding performance and the achievement of both long- and short-term goals important to the Company’s strategic objectives and serves as a form of compensation to attract, motivate, and help retain the executive over time.

For senior executives, including the named executive officers, the Company believes that variable compensation such as equity-based and performance-based compensation should be a higher percentage of total compensation than for less senior executives. We feel that this type of compensation relates most directly to the achievement of business, strategic and financial objectives and goals and to building shareholder value, and the performance of senior executives has a strong and direct impact on achieving these objectives and goals and building shareholder value.

In making decisions with respect to any element of an executive’s compensation, the Company considers the total current compensation that may be awarded to the executive, including base salary, annual, performance-based cash bonus, and long-term equity incentive compensation. The Company’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Fiscal 2023 Executive Compensation Decisions

Base Salary

The objective of base salary is to provide fixed compensation to an executive that reflects her or his job responsibilities and performance. Named executive officers’ base salary levels are reviewed and approved annually by the Compensation Committee. This typically takes place in the first fiscal quarter as part of the Company’s performance review process as well as upon a hiring, promotion or other change in job responsibilities, taking into account the factors described in the “—Compensation Governance—Competitive Considerations” section below. In connection with her appointment as Chief Financial Officer of the Company, the Compensation Committee approved a salary increase for Ms. Stark as described below. The Compensation Committee approved no other changes in salary for any of the other named executive officers in fiscal 2023. The table below describes the base salaries of the named executive officers in fiscal 2023 and any changes thereto approved by the Compensation Committee.

Named Executive Officer	Fiscal 2023 Base Salary and Actions (if any)	Change vs. 2022
Sima Sistani	$1,236,000	0.0%
Heather Stark(1)	$505,736	+18.1%
Pierre-Olivier Latour(2)	$530,005	N/A
Amanda Tolleson	$430,000	0.0%
Michael F. Colosi	$527,657	0.0%
Michael Lysaght	$550,000	0.0%

(1)

Ms. Stark’s base salary was increased from CAD$580,000 to CAD$685,000 effective May 4, 2023, reflecting her appointment as Chief Financial Officer, having served in an interim capacity since December 2, 2022. Amount shown in U.S. dollars using the exchange rate of $0.73830 on May 1, 2023, the date the Compensation Committee approved the salary increase.

(2)

Mr. Latour’s base salary of CHF 475,000 is shown in U.S. dollars using the exchange rate of $1.11580 on April 12, 2023, the date the Compensation Committee approved his compensation package in conjunction with him joining the Company.

Annual, Performance-Based Cash Bonus

The Company’s executive compensation program provides for a variable cash bonus that incentivizes and rewards executives based on the achievement of Company and individual performance objectives, as applicable. Each named executive officer’s annual target cash bonus, expressed as a percentage of base salary, is reviewed by the Compensation Committee periodically, based on the factors described in the “— Compensation Governance—Competitive Considerations” section below. With respect to the fiscal 2023 annual, performance-based cash bonus program, the Compensation Committee only approved a change in cash bonus target percentage for Ms. Stark as set forth below. With respect to fiscal 2023, the level of annual cash bonus that could have been earned ranged from 0% to 200% of target depending on performance. Following are the target bonus opportunities for the named executive officers approved for the fiscal 2023 annual, performance-based cash bonus program:

Named Executive Officer	Target Bonus Opportunity (% of Base Salary at Fiscal 2023 Year End)
Sima Sistani	150%
Heather Stark	65%
Pierre-Olivier Latour(1)	60%
Amanda Tolleson	75%
Michael F. Colosi(2)	60%
Michael Lysaght(2)	65%

(1)

Pursuant to the terms of his employment agreement, Mr. Latour’s fiscal 2023 annual, performance-based cash bonus was guaranteed at 50% of his target bonus pro-rated based on his employment commencement date. For fiscal 2023, Company and individual performance resulted in a bonus payout to Mr. Latour in excess of 50% of his bonus target. Accordingly, Mr. Latour’s actual bonus was based entirely on actual performance rather than his bonus guarantee.

(2)	Messrs. Colosi and Lysaght were not eligible for annual, performance-based cash bonuses in respect of fiscal 2023 given they were not employed by the Company on the payment date.

Company Financial Performance

The Compensation Committee establishes the Company financial performance goals each year with reference to the Company’s internal annual operating plan. In fiscal 2023, the Compensation Committee introduced End of Period Subscribers as a new quantitative performance measure as it is a fundamental indicator of growth given our subscription model. This metric was equally weighted alongside full year operating income as a financial performance metric given operating income remains an important measure of Company performance. The Chief Executive Officer’s and Chief Financial Officer’s annual, performance-based cash bonuses continued to be based solely on the quantitative measures of Company performance. The other named executive officers’ annual, performance-based cash bonuses were based 75% on the Company’s financial performance (allocated as set forth below) and 25% on their individual performance in areas of strategic importance and accountability that contribute to Company success.

Chief Executive Officer and Chief Financial Officer	Other Named Executive Officers

The Compensation Committee establishes Company performance goals each year so that the minimum performance level is reasonably likely to be achieved, while the target and maximum performance goals are more challenging. In recent years, the Company has not exceeded the target financial performance goals. The Compensation Committee believes that the evaluation of the Company’s financial performance goals is best achieved if the actual fiscal year results are adjusted to exclude certain items while the target objectives remain fixed. For fiscal 2023, the Compensation Committee reserved the ability to adjust the actual results to exclude, if any, the effects of extraordinary, unusual or infrequently occurring events, significant non-operating items, macroeconomic events or trends or changes in accounting principles and to exercise discretion with respect to matters of accounting judgment, allocation and relative financial performance between business units. The Company reported global fiscal 2023 operating income of $22.3 million. The Compensation Committee evaluated this actual performance against the established performance goal of $82.8 million. Following its evaluation, the Compensation Committee adjusted the reported operating income of the Company for fiscal 2023 by $67.2 million in the aggregate, which consisted of the exclusion of the aggregate impact of fiscal 2023 impairment charges of $3.6 million; the net impact of restructuring charges in connection with our previously disclosed fiscal 2021, fiscal 2022 and fiscal 2023 restructuring plans of $54.9 million in the aggregate; and the net impact of $8.6 million in transaction costs associated with our acquisition of Weekend Health, Inc. (d/b/a Sequence). As a result of these adjustments, fiscal 2023 adjusted operating income was $89.49 million (108% of the operating income goal). Therefore, the Compensation Committee approved a payout of 108% with respect to operating income performance as set forth below. The Company reported fiscal 2023 End of Period Subscribers of 3.8 million. The Compensation Committee evaluated this actual performance against the established performance goal of 3.56 million. The Compensation Committee determined to not adjust actual End of Period Subscriber results. Accordingly, the Compensation Committee approved a payout 158% based on the achievement of 107% of the End of Period Subscriber goal.

Fiscal 2023 Metric	Weighting	Threshold (millions)	Target (millions)	Maximum (millions)	Fiscal 2023 Results (millions)	Payout (% of Target)
Full Year Operating Income	50%	$78.66 (95%)	$82.8 (100%)	$165.6 (200%)	$89.49	108%
Fiscal 2023 End of Period Subscribers	50%	3.31(93%)	3.56 (100%)	3.97 (200%)	3.80	158%
Pay out (% of Target)(1)	—	50%	100%	200%	—	133%

(1)	For performance below threshold, no payout is earned. For performance between threshold and target, or target and maximum, the payout is interpolated on a straight-line basis.

Individual Performance

Named executive officers other than the Chief Executive Officer and Chief Financial Officer have an element of their annual, performance-based cash bonus determined based on performance relative to individual goals for the fiscal year. Typically, individual performance goals are set by the executive’s manager reflecting areas of individual accountability that contribute to Company success. Goals are established with reference to the Company’s strategic plan and objectives, and each executive’s individual responsibilities. The executive’s manager determines after the end of each fiscal year the executive’s individual performance rating and associated payout for the past year based on the executive’s performance against her or his individual performance goals.

Similar to the Company performance measures, individual performance outcomes can range from 0% to 200% of target. Achieving the target individual performance goal for all individual performance objectives would yield an individual performance percentage payout of between 80% and 110% or as otherwise determined in the discretion of the executive’s manager. An executive is only eligible for an annual, performance-based cash bonus if he or she is awarded by his or her manager an individual performance percentage payout of 25% or more, regardless of whether the Company achieves the threshold financial performance goals for the year. For the named executive officers with an individual component in their performance-based cash bonus, the Chief Executive Officer initially determines the individual performance percentage payouts which are reviewed and approved by the Compensation Committee.

Payout of the Fiscal 2023 Annual, Performance-Based Cash Bonus

The Compensation Committee determines and approves the amount of the annual, performance-based cash bonus to be paid to each eligible named executive officer following fiscal year end, with the payout generally occurring in March or April following the completion of the annual audit of the Company’s financial statements by the Company’s independent registered public accounting firm.

The following table shows the fiscal 2023 annual, performance-based cash bonus payout for each of the eligible named executive officers. Given he was not employed by the Company on the date the bonus was paid, each of Messrs. Colosi and Lysaght was not eligible for an annual performance-based cash bonus in respect of fiscal 2023.

Named Executive Officer	Target Bonus Percentage (% of Fiscal 2023 Year End Base Salary)	Weighted Financial Performance Payout	Individual Performance Payout	Overall Percentage Payout (% of Target Bonus)	Actual Performance- Based Cash Bonus
Sima Sistani	150%	133%	n/a	133%	$2,470,084
Heather Stark	65%	133%	n/a	133%	$439,269	(1)
Pierre-Olivier Latour	60%	133%	100%	125%	$278,093	(2)
Amanda Tolleson	75%	133%	118.6%	130%	$417,875

(1)

The bonus amount was paid to Ms. Stark in Canadian dollars and converted into U.S. dollars using the exchange rate on February 26, 2024 (i.e., $0.7405), the date on which Ms. Stark’s annual, performance-based cash bonus was approved.

(2)

The bonus amount was paid to Mr. Latour in Swiss francs and was converted into U.S. dollars using the exchange rate on February 26, 2024 (i.e., $1.1364), the date on which Mr. Latour’s annual, performance-based cash bonus was approved. Pursuant to the terms of his employment agreement, amount shown reflects the pro-ration of Mr. Latour’s cash bonus amount based on his employment commencement date.

Other Cash Bonuses

From time to time, in order to attract or retain executive talent, to reward performance outside of the executive’s individual responsibilities, to reward performance on a special project or to reward performance of extraordinary responsibilities assumed by the executive, the Compensation Committee may award other cash bonuses to executives.

Long-Term Equity Incentive Compensation

The Compensation Committee may periodically award executives, including the named executive officers, equity-based awards. The principal objective is to align compensation for executives over a multi-year period directly with the interests of shareholders of the Company. The Company believes that granting equity-based awards provides executives with a strong financial incentive to maximize shareholder returns over the longer term, and that these awards are an important tool with which to recruit, retain and motivate the key talent necessary to ensure the Company’s continued success.

Fiscal 2023 Annual Awards

In May 2023, annual equity incentive awards were granted to each named executive officer, excluding Mr. Lysaght, in a combination of PSUs and RSUs (other than in the case of Mr. Latour who received only RSUs). This marked the reintroduction of PSUs as an annual equity award vehicle, which were temporarily replaced by stock options as discussed in further detail above. PSUs accounted for one-third of the target annual equity award mix for the applicable named executive officers. These PSUs have both time- and performance-vesting criteria. The time-vesting criteria will be satisfied on the third anniversary of the grant date (i.e., May 15, 2026). The performance-vesting criteria will be satisfied based on the Company’s Relative Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) percentile during the period from January 1, 2023 through December 31, 2025 as compared to the Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) of the other companies within the Russell 2000 Index. Basing the performance-vesting criteria on the Company’s relative TSR performance aligns named executive officers’ compensation with growing shareholder value.

	Below threshold	Threshold	Target	Maximum or above
WW TSR performance relative to the Russell 2000 Index constituents	< 25th Percentile	25th Percentile	50th Percentile	75th Percentile
Payout (% of Target)	0%	50%	100%	200%

The remaining two-thirds of the target annual equity award mix for these named executive officers was granted in RSUs. Mr. Latour’s annual equity award was granted solely in RSUs given he was not an executive officer of the Company on the grant date of the annual equity awards. These RSUs vest in equal tranches on the first, second and third anniversaries of the date of grant.

In response to concerns about share dilution and the availability of shares under our Third Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”), the Compensation Committee determined that the November 2022, fiscal 2023 and fiscal 2024 annual equity awards would be granted based on a fixed share price methodology. The share price used to determine the number of PSUs and RSUs to grant was and will be, as applicable, fixed at $9.13, which price was 7.41% higher than the share price (i.e., $8.50) that would have been used under the Company’s historical methodology for value conversion. See “—Compensation Governance—Additional Information—Equity Grant Procedures” for additional information on the Company’s value conversion methodologies. Accordingly, 6.9% fewer PSUs and RSUs were granted to named executive officers as summarized below.

The Compensation Committee approved the following annual equity awards in respect of fiscal 2023 for the eligible named executive officers. These awards were granted in May 2023. Given the timing of Mr. Lysaght’s departure from the Company, he was not eligible to receive an annual equity grant in respect to fiscal 2023.

Named Executive Officer	Target Opportunity (% of Base Salary)	Target Value(1)	Total No. of PSUs and RSUs Assumed Granted Based on $8.50 Share Price(2)	Total No. of PSUs and RSUs Granted Based on Fixed Share Price Methodology at $9.13
Sima Sistani	400%	$4,944,000	581,646	541,511
Heather Stark	100%	$512,243	60,263	56,105
Pierre-Olivier Latour(3)	125%	$667,434	78,521	73,103
Amanda Tolleson	100%	$430,000	50,587	47,097
Michael F. Colosi	125%	$659,571	77,595	72,241	(4)

(1)

Target value of annual equity award as approved by the Compensation Committee, prior to the application of the fixed share price methodology to determine the number of PSUs and RSUs to be granted, and based on base salary converted to U.S. dollars.

(2)

Number of PSUs and RSUs that would have been granted if the historical methodology for determining the number of equity units to grant had been used. See “—Compensation Governance—Additional Information—Equity Grant Procedures” for additional information on the Company’s value conversion methodologies.

(3)	Mr. Latour’s grant was made entirely in RSUs.
(4)	These awards were forfeited in connection with Mr. Colosi’s departure from the Company.

Fiscal 2018—2023 Awards

The following table summarizes the equity mix, vesting provisions and where relevant the performance goals associated with annual equity awards granted to our named executive officers. This excludes any special awards, including but not limited to new hire awards and promotional awards.

	2018	2019	2020	2021	2022	2023	2024	2025	2026	Percentage of Target PSUs Vested	Stock Option Status
2018	66.7% RSUs which vested in equal 1/6th tranches over three years 33.3% PSUs which did not vest based on fiscal 2020 operating income and revenue performance									0%	N/A

	2019	66.7% RSUs which vested in equal 1/6th tranches over three years 33.3% PSUs which did not vest based on fiscal 2021 operating income performance								0%	N/A

		2020	66.7% RSUs which vested in equal 1/6th tranches over three years 33.3% Stock Options which cliff vested on the third anniversary of the date of grant							N/A	Underwater

			2021	66.7% RSUs which vest in equal 1/3rd tranches over three years 33.3% Stock Options which cliff vest on the third anniversary of the date of grant						N/A	Underwater

				2022(1)(2)	50.0% RSUs which vest in equal 1/3rd tranches over three years 50.0% Stock Options which vest in equal 1/3rd tranches over three years					N/A	Underwater

					2023(2)	66.7% RSUs which vest in equal 1/3rd tranches over three years 33.3% PSUs which will vest based on three-year relative TSR performance				To be assessed in Q1 2026	N/A

(1)	Ms. Stark’s annual equity award allocated 66.7% RSUs and 33.3% Time-Vesting Options (as defined below).
(2)	November 2022 and fiscal 2023 awards were granted using the fixed share price methodology described above.

Fiscal 2024 Annual Awards

In fiscal 2024, annual equity incentive awards will continue to be granted to named executive officers in a combination of PSUs and RSUs, with the weighting of PSUs increasing to 50% and a reduction in the weighting of RSUs to 50%. This increase in the proportion of PSU awards strengthens the alignment of interests among our executive officers and our shareholders and will link compensation outcomes to the Company’s success in delivering shareholder value.

Special Awards

From time to time, special equity awards may be made to certain named executive officers in connection with an appointment, promotion, change in or assumption of new job responsibilities, job performance or other special circumstance. Historically, such special awards consisted of stock options, RSUs, PSUs or a combination thereof. With respect to stock options and RSUs granted, vesting and exercise prices, as applicable, are established at the time the Compensation

Committee grants special awards and reflect their intended purpose. In connection with her appointment as Chief Financial Officer, Ms. Stark received a one-time award of 30,000 RSUs in addition to her annual grant captured in the table above. The award is subject to the same vesting conditions as her annual award of RSUs granted on the same date.

Benefits and Perquisites

Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements

The objectives of the Company’s retirement and deferred compensation plans and other retirement arrangements are to help provide financial security into retirement, reward and motivate tenure, and retain talent in a competitive market. In addition, the objective of the Company’s termination payments to senior executives is to help attract talent in a competitive market and, in the event of payments upon a change of control, is to motivate certain executives to remain with the Company despite the uncertainty that may arise in the context of change of control situations.

Savings Plan

We sponsor a savings plan for salaried and certain hourly U.S. employees, including our U.S. named executive officers. The savings plan is a tax-qualified 401(k) retirement savings plan pursuant to which participants are able to contribute, on a pre-tax basis, up to the lesser of 50% of their eligible earnings and the limit prescribed by the Internal Revenue Service. All participant contributions to the savings plan are fully vested upon contribution. All matching contributions by the Company become vested on the date on which the participant’s aggregate service to the Company totals three years. Matching contributions also fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”.

Ms. Stark participates in a Group Registered Retirement Savings Plan offered to all eligible, full-time Canadian employees. Contributions to this plan by participating employees are tax deductible. The Canada Revenue Agency imposes a limit on the aggregate annual contribution that an employee can make, and her or his employer and any third party can make for the employee’s benefit, to the plan during a tax year. For the 2023 tax year, this annual limit was $23,236(1). Generally, the Company matches an employee’s contributions up to 5% of the employee’s annual eligible earnings. In fiscal 2023, pursuant to the terms of her employment agreement, the Company made monthly flat rate contributions to the plan for Ms. Stark’s benefit of $11,296(2) in the aggregate. All Company and employee contributions to this plan are fully vested upon contribution.

Mr. Latour participates in a Tier II statutory Swiss pension plan for all eligible, full-time Swiss employees earning over $26,198(3) per annum in accordance with Swiss law. In fiscal 2023, the Company made monthly contributions to the plan for Mr. Latour’s benefit of $17,244(4) in the aggregate.

(1)	CAD$30,780 converted to U.S. dollars using the applicable exchange rate on December 29, 2023 (i.e., $0.7549), the last business day of fiscal 2023.
(2)	CAD$15,390 converted into U.S. dollars using the average monthly exchange rate applicable to the month during which the contribution was made, such rates ranging from $0.7290 to $0.7554.
(3)	CHF22,050 converted to U.S. dollars using the applicable exchange rate on December 29, 2023 (i.e., $1.1881), the last business day of fiscal 2023.
(4)	CHF15,326 converted into U.S. dollars using the average monthly exchange rate applicable to the month during which the contribution was made, such rates ranging from $1.0762 to $1.1575.

Legacy Executive Profit Sharing Plan

The Company historically offered an executive profit sharing plan for U.S. highly compensated employees, including certain of the U.S. named executive officers, that provided for a guaranteed monthly Company contribution for each participant based on the participant’s age and the participant’s eligible earnings, with the ability for supplemental Company contributions at the discretion of the Company. The Company suspended all monthly contributions for participants, including named executive officer participants, in March 2022. Pursuant to the terms of the plan, the Company continues to credit each then-participating named executive officer’s account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject to a cap of 15%, as it has done in the past.

Contributions to a participant’s account and the associated interest are fully vested when the participant’s aggregate service to the Company totals three years. Contributions and interest also generally fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”. Generally, the vested contributions to a participant’s account and interest thereon are paid to the participant, or her or his beneficiary or legal representative, as the case may be, following the participant’s termination of employment with the Company other than termination by the Company for “cause” in which case all benefits are forfeited by the participant. The timing of any such distribution following termination is subject to the terms of the plan. The plan also provides for certain early payments from a participant’s account in limited hardship situations, subject to the terms of the plan.

Termination Payments upon a Change of Control

The Company has determined that it is in the best interests of its shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any change of control of the Company. Therefore, the Company has entered into continuity agreements with certain of our named executive officers and certain other senior executives which provide for certain severance payments and provision of benefits upon a termination in connection with a change in control. For a more fulsome discussion of these benefits, see “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon a Change of Control—Continuity Agreements”.

Other Retirement, Retention or Severance Arrangements

The Company has no formal policy regarding retirement or retention arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature or circumstances surrounding the hiring, promotion, retention or departure of an individual, or upon review of the transition and skill needs of the Company, competitive conditions and/or the relationship of a senior executive’s compensation to the compensation of other senior executives of the Company, enters into retirement, retention and/or severance arrangements with certain senior executives, including certain named executive officers. See “Potential Payments Upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers” for additional details on Messrs. Colosi’s and Lysaght’s separation agreements.

Additionally, the Company is subject to certain statutory and, in some cases, common law requirements of the countries in which it operates that may give rise to certain benefits for its senior executives upon retirement, termination or other events.

Other Benefits and Perquisites

The Company provides benefits to its full-time employees including health care coverage, life and disability insurance protection, reimbursement for educational expenses, a wellness-related allowance and access to favorably-priced group insurance coverage. The Company provides these benefits to help alleviate the financial costs and loss of income arising from illness, death or disability, to encourage ongoing education in job-related areas, to promote the wellness of its employees and to allow employees to take advantage of reduced insurance rates available for group policies. In addition to the benefits provided to full-time employees generally, the Company provides named executive officers with certain perquisites that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites may include, as applicable, cost of living, housing, car, commuting and/or transportation allowances and reimbursement of costs associated with relocation, dependents’ education, temporary living arrangements, home leave travel, commuting, internet and other home office arrangements, mobile devices (which are permitted to be used for personal matters) and reimbursement of legal expenses in connection with certain negotiations with the Company as well as tax gross-up payments with respect to such allowances and reimbursements and tax equalization in connection with certain assignments. The Compensation Committee periodically reviews the levels of benefits and perquisites provided to named executive officers.

Given the various geographical locations of our senior executive team, the Company determined it would be in the best interest of the Company to provide a corporate apartment for the use of senior executives when traveling to the New York headquarters office for business purposes in order to ease accessibility to our headquarters and not divert management’s attention while traveling to New York. Use of the apartment is limited to senior executives residing outside of the “New York Metropolitan Area” (defined as New York, New Jersey and Connecticut).

Compensation Governance

Roles and Responsibilities

Role of the Compensation Committee

The Compensation Committee is comprised of independent non-employee directors and is responsible for determining the compensation for each of the named executive officers. For a discussion of the principal responsibilities and duties of the Compensation Committee, see “Corporate Governance—Committees of the Board of Directors—Compensation Committee”. In particular, from time to time during the fiscal year, the Compensation Committee reviews the base salary, cash bonuses, equity-based incentive compensation and other material benefits, direct and indirect, of the named executive officers.

When determining the appropriate level and mix of compensation, the Compensation Committee gives consideration to factors including the named executive officer’s impact on the Company’s results, scope of responsibility, past accomplishments and prior experience, data on prevailing compensation levels and performance evaluations from the Chief Executive Officer on roles other than her own. For each named executive officer, the Compensation Committee determines each component of compensation based on its assessment of the executive’s achievement of her or his individual performance goals and objectives, as applicable, as well as the Company’s overall achievement of its goals and objectives.

Role of Management

The Chief Executive Officer does not participate in the Compensation Committee’s deliberations or decisions regarding her own compensation. At the Compensation Committee’s request, the Chief Executive Officer reviews the performance of the other named executive officers. The Compensation Committee gives considerable weight to these evaluations because of the Chief Executive Officer’s direct knowledge of each executive’s performance, responsibilities and contributions. Typically, no other senior executive, except the Company’s principal human resources executive and/or her designee has any regular input into executive compensation decisions.

Role of the Independent Consultant

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its independent compensation consultant. At the request of the Compensation Committee, FW Cook provides independent advice on proposals from management and insight into broader market practices and compensation trends for context, and has a consultant attend Compensation Committee meetings. FW Cook is engaged directly by the Compensation Committee, although its consultants may interact with management to enable the effective discharge of their duties.

The Compensation Committee reviewed the independence status of FW Cook and determined that the work provided by FW Cook did not raise any conflicts of interest. The Compensation Committee has sole authority to hire compensation consultants, determine the nature and scope of and the compensation for their services, evaluate their performance, and terminate their services. Compensation consultants do not determine the amount or form of executive and director compensation; their role is limited to providing data and advice to the Compensation Committee for its consideration and attending Compensation Committee meetings as requested.

The Compensation Committee may consider these inputs, observations and advice from compensation consultants as one factor in making decisions with respect to compensation matters along with information and analyses it receives from management and its own judgment and experience.

Role of our Shareholders

We understand the importance of shareholder outreach and reach out to our major shareholders to enter into dialogue regarding their respective advisory views on the compensation of our named executive officers and, if they so wish, our corporate governance practices. The Compensation Committee considers the results of the advisory, non-binding “say-on-pay” votes in connection with the discharge of its responsibilities. At our 2023 Annual Meeting, approximately 97% of votes were cast in favor of say-on-pay, demonstrating strong support for the compensation of our named executive officers. In addition, the Company’s Vice President, Investor Relations, its General Counsel and Secretary and other members of management engage in discussions with certain institutional investors to discuss these topics. We ensure that the Compensation Committee or the NCG Committee, as appropriate, receives reports on any such input received from these shareholders to inform their discussions on these matters and take any actions they deem appropriate in response to such input. For example, in response to the continued consideration of feedback in our 2022 shareholder engagement efforts, the Compensation Committee approved the reintroduction of PSUs to our annual equity award mix for fiscal 2023 to address the feedback that our compensation program lacked performance-based, long-term incentive awards. Additionally, in consultation with the NCG Committee and in recognition of the shareholder feedback regarding our current plurality voting standard as described in Proposal 4 of this Proxy Statement, the Board of Directors is recommending that the shareholders approve the amendment to our Articles to adopt a majority voting standard in uncontested elections of directors. In furtherance of our understanding of the importance of shareholder outreach, we expect to continue the dialogue with our major shareholders in fiscal 2024.

Competitive Considerations

The Company is a global organization that operates and recruits across diverse markets and types of business lines. Given the mix of business in which the Company is engaged and the evolving competitive landscape of the global weight management and health and wellness market, the Company believes that strict benchmarking against a select group of companies does not provide a meaningful basis for establishing compensation. Therefore, the Company does not maintain a specific list of compensation peers or a target percentile in determining compensation for senior executives, including named executive officers. However, the Company and the Compensation Committee periodically review information regarding compensation trends and levels from a variety of sources in order to obtain a general understanding of current compensation practices. These sources vary depending on the position as well as geography, and typically cover broad public company indexes.

Compensation decisions are made in this context, with reference to the characteristics of each executive’s specific role, responsibilities, qualifications and experience. In particular, the determination of base salary, target annual bonus percentage, and target long-term equity incentive compensation value are based on the Compensation Committee’s subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, prior experience and past accomplishments, as well as the individual’s strengths, performance, development and expected future performance. More broadly the Compensation Committee considers compensation increases in the context of the Company’s overall financial performance, general economic factors, and internal pay equity.

Policies Regarding the Clawback of Incentive Compensation

In 2023, our Compensation Committee recommended to the Board of Directors, and the Board of Directors adopted, an incentive clawback policy applicable to current and former executive officers in accordance with Nasdaq listing standards implementing Exchange Act Rule 10D-1 (the “Executive Clawback Policy”). The Executive Clawback Policy requires the Company to recoup or “claw back” from current and former executive officers (including the named executive officers) certain incentive compensation received by such executives on or after October 2, 2023, in the event that the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement under federal securities laws, if the compensation received by the executives exceeded the amount that would have been received had the compensation been determined based on the restated financial statements. The policy applies to all “incentive compensation,” which includes any compensation (whether cash or equity-based) received by covered executives that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, as defined in the listing standards. Under the Executive Clawback Policy, the Company’s obligation to claw back such erroneously awarded compensation is mandatory, subject to limited exceptions, and must be applied to each covered executive, regardless of fault with respect to the restatement.

The Company also has a broad-based incentive compensation clawback policy applying to, among others, the Company’s current and former officers and members of the executive team. This clawback policy permits the Compensation Committee to claw back all or portions of performance bonuses and long-term incentive awards in certain events, including the restatement of the Company’s reported financial results due to material non-compliance with financial reporting requirements or certain acts of misconduct by such employees.

Policy Regarding Executive Common Stock Ownership

The Company has no formal policy regarding Common Stock ownership or retention by the Company’s senior executives, including the named executive officers. However, the Company encourages senior executives to retain ownership of a portion of the equity-based incentive compensation that they have been awarded. The Company encourages this equity retention so that our senior executives’ interests are more closely aligned with the interests of our shareholders.

Policy Regarding Hedging

Pursuant to the Company’s Amended and Restated Securities Trading Policy, all Company employees (including officers) and directors may not engage in any hedging or monetization transactions with respect to Company securities, including, but not limited to, through the use of financial instruments that are designed to hedge or offset any decrease in the market value of equity securities granted as compensation or held directly or indirectly, such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments. Short-term investment activity in Company securities, such as trading in or writing options, arbitrage trading or “day trading,” is also prohibited. In addition, employees and directors may not take “short” positions in Company securities.

Use of Employment Agreements

The Company enters into employment agreements with executive officers on a case-by-case basis while also taking into account local practices. On February 23, 2022, the Company entered into an employment agreement with Ms. Sistani in connection with her appointment as Chief Executive Officer effective March 21, 2022 (the “Sistani Employment Agreement”). In accordance with local practice in Canada and Switzerland, Ms. Stark and Mr. Latour are also employed by the Company pursuant to an employment agreement.

Apart from continuity agreements, which detail severance and termination payments, benefits and other provisions, none of the other named executive officers has an employment agreement with the Company.

Additional Information

Excess Parachute Payment Excise Taxes

Under the terms of the Company’s continuity agreements with Mses. Sistani and Tolleson, if it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (the “280G excise tax”), or to any similar tax, then the potential parachute payments to each such executive will be reduced to the extent necessary to avoid the imposition of such 280G excise tax if the executive would be in a better net after-tax position as a result of such reduction in payments. These terms reflect the “Best Net” approach.

Internal Revenue Code Section 409A

If, under the continuity agreements or our stock plans, any payments or benefits that the Company would be required to provide under the continuity agreements or any of our stock plans cannot be provided in the manner contemplated in the continuity agreements or under the applicable plan without subjecting the executive to income tax under Section 409A of the Internal Revenue Code, the Company shall provide such intended payments or benefits to the executive in an alternative manner that conveys an equivalent economic benefit to the executive without materially increasing the aggregate cost to the Company.

The Section 162(m) of the Internal Revenue Code $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to a public corporation for compensation over $1.0 million paid in any fiscal year to a company’s chief executive officer or other named executive officers. The Compensation Committee expects in the future to authorize compensation in excess of $1.0 million to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

Accounting Considerations

The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, Topic 718, Compensation—Stock Compensation. The Compensation Committee believes, however, that the many advantages of equity-based compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

Equity Grant Procedures

The Compensation Committee administers our stock plans. In fiscal 2023, pursuant to its equity grant procedures, the Compensation Committee based annual awards on an aggregate dollar value based on a percentage of an executive’s base salary which would then be converted into a number of RSUs and PSUs as described below. Pursuant to its equity grant procedures, for awards that are a mix of equity vehicles, the aggregate dollar value is typically divided between the forms of equity based on percentage amounts approved by the Compensation Committee.

Historically, annual awards generally would be granted (i) with respect to RSUs, in two equal installments and (ii) with respect to PSUs, in one installment. Historically, the first installment of an annual award consisting of RSUs and/or PSUs is generally granted on or about the 15th day of April or May each year (except in the case of a new employee who is granted the right to participate in the annual award program in her or his year of hire and whose employment start date is after the grant date, in which case the first installment is granted on or about the 15th day of the calendar month following such start date) and the second installment of an annual award consisting of RSUs is generally granted on or about the 15th day of the month six months thereafter; provided, however, in the event such grant date falls on a weekend, the applicable grant is made on the trading day immediately preceding that date. To provide for these two grant dates for annual awards, and any hiring award or special award that contemplates two or more grant dates, the aggregate dollar amounts allocated to stock options, RSUs and/or PSUs, as applicable, is divided evenly by the applicable number of grant dates and the resulting dollar amounts are then converted into stock options, RSUs and/or PSUs per grant date as described below. In the case of the annual awards for the then named executive officers in fiscal 2019, the Compensation Committee determined to grant annual awards, both RSUs and PSUs, in one installment on April 15, 2019 and to have the RSUs vest one-sixth on each of April 15th and October 15th of 2020, 2021 and 2022 to balance vesting dates throughout the year to improve employee retention and to have the PSUs vest 100% on the third anniversary of the grant date to improve employee retention. In the case of the annual awards for the then named executive officers in fiscal 2020, the Compensation Committee determined to grant annual awards, both RSUs and stock options with time-vesting criteria (“Time-Vesting Options”), in one installment on April 15, 2020 and to have the RSUs vest one-sixth on each of April 15th and October 15th of 2021, 2022 and 2023 to balance vesting dates throughout the year to improve employee retention and to have the Time-Vesting Options vest 100% on the third anniversary of the grant date to improve employee retention. In the case of the annual awards for the then named executive officers in fiscal 2021 and fiscal 2022, the Compensation Committee determined to grant annual awards consisting of both RSUs and Time-Vesting Options. These RSUs were granted in two equal installments on April 15th and October 15th of 2021 and May 16th and November 15th of 2022, and vest one-third per year over three years on each anniversary of the applicable grant date to balance vesting dates throughout the year to improve employee retention. These Time-Vesting Options were granted in one installment on each of April 15, 2021, which vest 100% on the third anniversary of the grant date, and May 16, 2022, which vest one-third per year over three years on each anniversary of the grant date, to improve employee retention. For fiscal 2023, the Compensation Committee reverted to an annual award consisting of a mix of RSUs and PSUs, which were granted in one installment on May 15, 2023. These RSUs will vest one-third per year over three years on each anniversary of the grant date and these PSUs will vest 100% on the third anniversary of the grant date.

Generally, when converting the aggregate dollar value for an annual award into a number of RSUs, PSUs or stock options, as applicable, the number of RSUs and PSUs granted has been determined based on the closing price of our Common Stock one week before the applicable grant date and the number of stock options granted has been determined based on the Black-Scholes value of an option with respect to our Common Stock one week before the applicable grant date. The Compensation Committee revised its valuation methodology for determining the number of RSUs granted in November 2022, with the same approach being or to be used, as the case may be, in fiscal 2023 and fiscal 2024 and adopted a fixed share price methodology using $9.13 (i.e., the closing price of our Common Stock used to convert the value of the first installment of the fiscal 2022 annual equity awards into a fixed number of RSUs which were granted in May 2022). The Compensation Committee determined to continue to apply the fixed share price methodology, which was introduced for the November installment of the fiscal 2022 annual equity awards, for determining the number of RSUs and PSUs to be granted as annual equity awards in fiscal 2023 and fiscal 2024 and to use the same fixed share price of $9.13.

Stock options granted as an annual award have historically been generally granted at an exercise price determined by the higher of (i) the average of the closing price of our Common Stock on the grant date and the four previous trading days or (ii) the closing price of our Common Stock on the grant date. In certain circumstances, these calculations may result in an exercise price in excess of the closing price of our Common Stock on the grant date.

All equity awards granted to named executive officers require the approval of the Compensation Committee or the Board of Directors.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers for fiscal 2023, fiscal 2022 and fiscal 2021, as applicable.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation		Total
Sima Sistani	2023	$1,236,000	—	$5,161,249	—	$2,470,084	—	$6,085	(5)	$8,873,418
Chief Executive Officer	2022	$950,769	$1,452,723	$3,328,000	$5,685,195	$—	—	$1,723		$11,418,410

Heather Stark(6)	2023	$481,038	—	$756,748	—	$439,269	—	$13,874	(7)	$1,690,929
Chief Financial Officer	2022	$281,345	—	$60,410	$38,066	$140,985	—	$11,436		$532,242

Pierre-Olivier Latour(8)	2023	$377,086	—	$540,962	—	$287,093	—	$17,244	(9)	$1,222,385
Chief Technology Officer

Amanda Tolleson	2023	$430,000	—	$448,889	—	$417,875	—	$7,740	(10)	$1,304,504
Chief Marketing Officer	2022	$157,115	$100,000	$95,369	—	$93,641	—	$1,240		$447,365

Michael F. Colosi	2023	$527,657	—	$688,542	—	—	$40,430	$918,772	(11)	$2,175,401
Former General Counsel and Secretary	2022	$523,539	—	$206,787	$260,981	$221,616	$24,444	$29,947		$1,267,314
	2021	$506,387	—	$422,217	$200,551	$143,959	$16,781	$62,043		$1,351,938

Michael Lysaght	2023	$243,269	—	—	—	—	$23,043	$345,721	(12)	$612,033
Former Chief Technology Officer	2022	$537,311	—	$301,765	$380,849	$236,844	$13,924	$16,491		$1,487,184
	2021	$502,980	—	$903,061	$199,205	$139,192	$9,324	$38,594		$1,792,356

(1)

Amounts shown reflect the named executive officer’s annual base salary earned during the fiscal year taking into account increases, if any, in base salary during the course of the year and are not reduced to reflect the named executive officer’s election, if any, to defer receipt of salary into our savings plan for salaried U.S. employees, or in the case of Ms. Stark, our savings plan for eligible, full-time Canadian employees, or in the case of Mr. Latour, the Tier II statutory Swiss pension plan for all Swiss employees in accordance with Swiss law. Any increases in annual base salary, if any, for named executive officers in each fiscal year were determined following the beginning of that year. In fiscal 2023, only Ms. Stark’s annual base salary was increased. Such increase was in connection with her assuming the role of Chief Financial Officer effective May 4, 2023. Mr. Latour’s salary earned in fiscal 2023 reflects that portion of his salary earned from April 17, 2023, the date he commenced employment with the Company. Each of Messrs. Colosi’s and Lysaght’s salary earned in fiscal 2023 reflects that portion of his salary earned through his departure date of December 29, 2023 and June 2, 2023, respectively. For additional details on actions taken with respect to the base salaries of the applicable named executive officers in fiscal 2023, see “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Decisions—Base Salary”. Each of Mses. Sistani’s and Tolleson’s salary earned in fiscal 2022 reflects that portion of her salary earned from the date she commenced employment with the Company on March 21, 2022 and August 15, 2022, respectively.

(2)

Stock awards consist of awards of RSUs and PSUs, if any, granted in fiscal 2023. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU. The award of a PSU is the right to receive a number of shares of Common Stock upon the satisfaction of certain time- and performance-vesting criteria. The time-vesting criteria will be satisfied on May 15, 2026. The performance-vesting criteria will be satisfied based on the Company’s Relative Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) percentile during the period from January 1, 2023 through December 31, 2025 as compared to the Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) of the other companies within the Russell 2000 Index. The final number of PSUs earned can range from 0-200% of the target number, depending on Company performance. For additional details on the number of PSUs that become vested upon satisfaction of both the above vesting criteria and other material terms, see “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Decisions—Long-Term Equity Incentive Compensation—Fiscal 2023 Annual Awards”. Amounts shown represent the aggregate grant date fair value of the applicable RSUs and PSUs, if any, granted during fiscal 2023, each as calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant. The grant date fair value of PSUs was calculated in accordance with ASC Topic 718 using a Monte Carlo Simulation model as of the grant date. For purposes of ASC Topic 718, the PSUs are deemed subject to market conditions, as opposed to performance conditions, and therefore do not have maximum grant date fair values from the grant date fair values under ASC Topic 718. The assumptions made in determining PSU values are disclosed in Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2023.

(3)

Amounts shown consist solely of the named executive officer’s annual, performance-based cash bonus. Pursuant to Mr. Latour’s employment agreement, he received a fiscal 2023 annual, performance-based cash bonus pro-rated based on his April 17, 2023 employment commencement date. For additional details on the amounts shown for fiscal 2023, see “Compensation Discussion and

Analysis—Fiscal 2023 Executive Compensation Decisions—Annual, Performance-Based Cash Bonus” above. Since Messrs. Colosi and Lysaght departed the Company prior to it paying its fiscal 2023 annual, performance-based cash bonuses in March 2024, they were not eligible to receive a bonus.

(4)

Commencing in March 2022, the Company suspended its monthly contributions to its executive profit sharing plan for the benefit of the then-participating named executive officers and any new participation in the plan for any non-participating named executive officer. The Company continues to credit each actively participating named executive officer’s profit sharing plan account balance with interest. Amounts shown consist solely of the aggregate earnings, if any, on the executive profit sharing plan account balance for the named executive officer, which include above-market earnings. For information on such suspension and the applicable interest rate, see “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Decisions—Benefits and Perquisites—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Legacy Executive Profit Sharing Plan” above. Given Mses. Sistani and Tolleson commenced employment with the Company following the Company’s suspension of contributions to participants’ profit sharing accounts, Mses. Sistani and Tolleson did not receive any contributions by the Company to such an account or credits for any interest thereon in fiscal 2023. Ms. Stark and Mr. Latour, as non-U.S. named executive officers, were not eligible to participate in the executive profit sharing plan.

(5)

Amount shown consists solely of contributions by the Company to its savings plan for salaried U.S. employees for Ms. Sistani’s benefit, as well as amounts with respect to a wellness allowance and the payment of mobile device charges.

(6)

The amounts reported in the “Salary”, “Non-Equity Incentive Plan Compensation”, and “All Other Compensation” columns were paid to Ms. Stark in Canadian dollars. Amounts paid in Canadian dollars were converted into U.S. dollars using the average monthly exchange rate applicable to the month during which salary or other compensation was earned, such rates ranging from $0.7290 to $0.7554, except with respect to (x) the “Non-Equity Incentive Plan Compensation” column, which amount was converted to U.S. dollars using the exchange rate on February 26, 2024 (i.e., $0.7405), the date on which Ms. Stark’s annual, performance-based cash bonus was approved, and (y) and a wellness allowance reflected in the “All Other Compensation” column, which was converted to U.S. dollars using the exchange rate on March 22, 2023 (i.e., $0.7283), the date Ms. Stark’s wellness allowance was paid.

(7)

Amount shown consists solely of contributions by the Company of $11,296 to its savings plan for eligible, full-time Canadian employees for Ms. Stark’s benefit, as well as amounts with respect to a wellness allowance and the payment of mobile device charges.

(8)

The amounts reported in the “Salary”, “Non-Equity Incentive Plan Compensation”, and “All Other Compensation” columns were paid to Mr. Latour in Swiss francs. Amounts paid in Swiss francs were converted into U.S. dollars using the average monthly exchange rate applicable to the month during which salary or other compensation was earned, such rates ranging from $1.0762 to $1.1575, except with respect to the “Non-Equity Incentive Plan Compensation” column, which amount was converted to U.S. dollars using the exchange rate on February 26, 2024 (i.e., $1.1364), the date on which Mr. Latour’s annual, performance-based cash bonus was approved.

(9)	Amount shown consists solely of contributions by the Company to a Tier II statutory Swiss pension plan for all Swiss employees in accordance with Swiss law.

(10)

Amount shown consists solely of contributions by the Company to its savings plan for salaried U.S. employees for Ms. Tolleson’s benefit, as well as amounts with respect to a wellness allowance and the payment of mobile device charges.

(11)

Amount shown consists solely of an aggregate $897,657 one-time lump sum severance payment accrued pursuant to the terms of Mr. Colosi’s separation agreement, as well as amounts with respect to a car allowance, the payment of mobile device charges, the retainment of Company-issued mobile devices and printer and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Colosi’s benefit. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Michael Colosi, Former General Counsel and Secretary” for additional details regarding Mr. Colosi’s separation agreement.

(12)

Amount shown consists solely of an aggregate $333,833 of payments and benefits paid, accrued or provided, as the case may be, pursuant to the terms of Mr. Lysaght’s separation agreement (consisting of $252,885 of salary continuation payments, $66,346 of salary payments accrued that will be paid in 2024, and $14,602 of continued employer contributions for health coverage under Company-sponsored health plans), as well as amounts with respect to contributions by the Company to its savings plan for salaried U.S. employees for Mr. Lysaght’s benefit, the payment of internet, mobile device and subscription charges, and the retainment of a Company-issued mobile device and laptop. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Michael Lysaght, Former Chief Technology Officer” for additional details regarding Mr. Lysaght’s separation agreement.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2023

The following table sets forth information regarding non-equity incentive plan awards, RSU awards and PSU awards made to our named executive officers during fiscal 2023 under the 2014 Plan.

		Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		Closing Market Price on Grant Date ($)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)

Sima Sistani	5/15/2023	2/27/2023													361,188	(4)	$7.40	$2,672,791
	5/15/2023	2/27/2023							90,162	(5)	180,323	(5)	360,646	(5)			$7.40	$2,488,457
			$463,500	(6)	$1,854,000		$3,708,000
Heather Stark	5/15/2023	2/27/2023													37,422	(4)	$7.40	$276,923
	5/15/2023	5/1/2023													30,000	(7)	$7.40	$222,000
	5/15/2023	2/27/2023							9,342	(5)	18,683	(5)	37,366	(5)			$7.40	$257,825
			$82,427	(6)(8)	$329,708	(8)	$659,415	(8)
Pierre-Olivier Latour	5/15/2023	2/27/2023													73,103	(4)	$7.40	$540,962
			$114,909	(9)(10)	$229,817	(10)	$459,634	(10)
Amanda Tolleson	5/15/2023	2/27/2023													31,414	(4)	$7.40	$232,464
	5/15/2023	2/27/2023							7,842	(5)	15,683	(5)	31,366	(5)			$7.40	$216,425
			$20,156	(11)	$322,500		$645,000
Michael F. Colosi(12)	5/15/2023	2/27/2023													48,185	(4)	$7.40	$356,569
	5/15/2023	2/27/2023							12,028	(5)	24,056	(5)	48,112	(5)			$7.40	$331,973
			$19,787	(11)	$316,594		$633,188
Michael Lysaght(13)	—	—	$22,344	(11)	$357,500		$715,000		—		—		—		—		—	—

(1)	See “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Decisions—Annual, Performance-Based Cash Bonus” above for a description of our annual, performance-based cash bonus.

(2)	Stock awards reflected in this column consist solely of awards of RSUs. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU.

(3)

Amounts shown represent the grant date fair value of the applicable RSUs and PSUs granted during fiscal 2023, each as calculated in accordance with applicable accounting standards. The grant date fair value for the RSUs is based solely on the closing price of our Common Stock on the date of grant or, if the market was closed on the date of grant, the last trading day that immediately preceded the date of grant. The grant date fair value for the PSUs was calculated in accordance with ASC Topic 718 using a Monte Carlo Simulation model as of the grant date. The assumptions made in determining PSU values are disclosed in Note 12 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2023. The material terms of the PSUs are discussed in “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Decisions—Long-Term Equity Incentive Compensation” above.

(4)

The named executive officer received an annual equity award, a portion of which consisted of an award of RSUs granted in one installment on May 15, 2023. The RSUs vest one-third per year over three years on each anniversary of the grant date.

(5)

The named executive officer received an annual equity award, a portion of which consisted of an award of PSUs granted in one installment on May 15, 2023 that have both time- and performance-vesting criteria. The time-vesting criteria will be satisfied on the third anniversary of the grant date (i.e., May 15, 2026). The performance-vesting criteria will be satisfied based on the Company’s Relative Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) percentile during the period from January 1, 2023 through December 31, 2025 as compared to the Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) of the other companies within the Russell 2000 Index. The final number of PSUs earned can range from 0-200% of the target number, depending on Company performance. For additional details on the number of PSUs that may become vested upon satisfaction of both the above vesting criteria and other material terms, see “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Decisions—Long-Term Equity Incentive Compensation—Fiscal 2023 Annual Awards”.

(6)

Because the named executive officer’s annual, performance-based cash bonus for fiscal 2023 was based solely on the Company’s overall financial performance, the amount shown in the “Threshold” column represents an assumption that the Company achieves a percentage of its global fiscal 2023 operating income goal that is 90% and fails to achieve a percentage of its global fiscal 2023 End of Period Subscribers goal that is 92.86%. For additional details on our annual, performance-based cash bonus for fiscal 2023, see “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Decisions—Annual, Performance-Based Cash Bonus” above.

(7)	In connection with her promotion to Chief Financial Officer, Ms. Stark received a one-time equity award of RSUs which vest one-third per year over three years on each anniversary of the grant date.

(8)

Amounts shown are assumed paid in Canadian dollars and were converted to U.S. dollars using the exchange rate on February 26, 2024 (i.e., $0.7405), the date on which Ms. Stark’s annual, performance-based cash bonus was approved.

(9)

Pursuant to Mr. Latour’s employment agreement, he was guaranteed a fiscal 2023 annual, performance-based cash bonus equal to at least 50% of his target bonus amount. Therefore, the “Threshold” amount shown reflects this guaranteed target bonus amount.

(10)

Amounts shown are assumed paid in Swiss francs and were converted to U.S. dollars using the exchange rate on February 26, 2024 (i.e., $1.1364), the date on which Mr. Latour’s annual, performance-based cash bonus was approved, and pro-rated based on the number of days Mr. Latour was employed during fiscal 2023 per the terms of his employment agreement.

(11)

Because the named executive officer’s annual, performance-based cash bonus for fiscal 2023 was comprised of a combination of (i) the financial performance percentage payout that correlated to the Company’s financial performance goal rating and (ii) the individual performance percentage payout that correlated to the executive’s individual performance rating, the amount shown in the “Threshold” column represents an assumption that the Company fails to achieve either of its financial performance goals for fiscal 2023, and the named executive officer achieves an individual performance rating resulting in an individual performance percentage payout of 25%. For additional details on our annual, performance-based cash bonus for fiscal 2023, see “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Decisions—Annual, Performance-Based Cash Bonus” above.

(12)

Mr. Colosi departed the Company on December 29, 2023. As a result of his departure, all of his unvested RSUs and PSUs granted in fiscal 2023 were immediately forfeited. Additionally, since Mr. Colosi departed the Company prior to the Company paying the fiscal 2023 annual, performance-based cash bonuses in March 2024, he was not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2023.

(13)

Mr. Lysaght departed the Company on June 2, 2023. In connection with his departure, Mr. Lysaght did not participate in the Company’s fiscal 2023 annual equity program. Additionally, since Mr. Lysaght departed the Company prior to the Company paying the fiscal 2023 annual, performance-based cash bonuses in March 2024, he was not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2023.

OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR-END

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of the end of fiscal 2023.

		Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Grant Date	Exercisable		Unexercisable

Sima Sistani	5/15/2023										360,646	(2)*	$3,155,653
	5/15/2023							361,188	(3)*	$3,160,395
	3/21/2022	112,500	(4)	337,500	(4)	$10.24	3/21/2029
	3/21/2022	125,000	(4)	375,000	(4)	$30.00	3/21/2029
	3/21/2022	125,000	(4)	375,000	(4)	$50.00	3/21/2029
	3/21/2022							243,750	(5)	$2,132,813
Heather Stark	5/15/2023										37,366	(2)*	$326,953
	5/15/2023							30,000	(3)*	$262,500
	5/15/2023							37,422	(3)*	$327,443
	11/15/2022							3,517	(3)	$30,774
	5/16/2022							3,517	(3)	$30,774
	5/16/2022	3,150	(6)	6,300	(6)	$7.79	5/16/2032
	10/15/2021							642	(3)	$5,618
	4/15/2021							376	(3)	$3,290
Pierre-Olivier Latour	5/15/2023							73,103	(3)*	$639,651
Amanda Tolleson	5/15/2023										31,366	(2)*	$274,453
	5/15/2023							31,414	(3)*	$274,873
	11/15/2022							15,698	(3)	$137,358
Michael Colosi(7)	5/16/2022	21,597	(8)			$7.79	3/28/2024
	4/15/2020	20,411	(9)			$19.97	3/28/2024
	6/22/2015	40,307	(10)			$5.25	3/28/2024
Michael Lysaght(11)	—	—		—		—	—	—		—	—		—

*	Shows grants made in fiscal 2023, which are also reported in the Summary Compensation Table and in the Grants of Plan-Based Awards for Fiscal 2023 table.

(1)	Amounts shown represent the closing price of our Common Stock on December 29, 2023, the last trading day on Nasdaq of fiscal 2023, of $8.75, multiplied by the number of reported shares.

(2)

PSUs have both time- and performance-vesting criteria. The time-vesting criteria will be satisfied on the third anniversary of the grant date (i.e., May 15, 2026). The performance-vesting criteria will be satisfied based on the Company’s Relative Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) percentile during the period from January 1, 2023 through December 31, 2025 as compared to the Total Shareholder Return (as defined in the applicable term sheet for the PSU awards) of the other companies within the Russell 2000 Index. For additional details on the number of PSUs that become vested upon satisfaction of both the above vesting criteria and other material terms, see “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Decisions—Long-Term Equity Incentive Compensation—Fiscal 2023 Annual Awards”. Since the performance period for the performance-vesting criteria has commenced and the Company’s fiscal 2023 performance has exceeded the “target” level of performance, the number and market value of PSUs reported in the table above is based on the Company achieving the “maximum” level of performance of 200%, which would result in the named executive officer earning 200% of their target PSU award. The actual number of shares that will be issued with respect to the PSUs is not yet determinable.

(3)	RSUs vest one-third per year over three years on each anniversary of the grant date.

(4)	Time-Vesting Options vest one-fourth per year over four years on each anniversary of the grant date.

(5)	RSUs vest one-fourth per year over four years on each anniversary of the grant date.

(6)	Time-Vesting Options vest one-third per year over three years on each anniversary of the grant date.

(7)

Mr. Colosi departed the Company on December 29, 2023. As a result of his departure, all of Mr. Colosi’s then unvested Time-Vesting Options, RSUs, and PSUs were immediately forfeited. In addition, Mr. Colosi has the right to exercise all of his vested stock options reported in the table above within 90 days of December 29, 2023 after which they will be cancelled. See “Potential Payments Upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Michael Colosi, Former General Counsel and Secretary” for additional details regarding Mr. Colosi’s departure from the Company.

(8)

Time-Vesting Options vested one-third per year over three years on each anniversary of the grant date. 64,790 Time-Vesting Options were awarded of which 43,193 were forfeited upon Mr. Colosi’s departure from the Company.

(9)	Time-Vesting Options vested 100% on the third anniversary of the grant date.

(10)

Time-Vesting Options vested 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. These options were granted as part of the previously disclosed one-time stock option exchange program to replace the previously issued special performance-based stock option awards having both time- and performance-vesting criteria (“T&P Options”). To participate in the option exchange, the named executive officer was required to tender all of his eligible T&P Options on a two for one basis for Time-Vesting Options.

(11)

Mr. Lysaght departed the Company on June 2, 2023. In connection with his departure, Mr. Lysaght did not participate in the Company’s fiscal 2023 annual equity program. As a result of his departure, all of Mr. Lysaght’s then unvested Time-Vesting Options and RSUs were immediately forfeited. In addition, Mr. Lysaght had the right to exercise all of his then vested stock options within 90 days of June 2, 2023 after which any then unexercised options were cancelled. See “Potential Payments Upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Michael Lysaght, Former Chief Technology Officer” for additional details regarding Mr. Lysaght’s departure from the Company and Option Exercises and Stock Vested for Fiscal 2023 table for additional details regarding option exercises during such 90-day period.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2023

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Sima Sistani	—	—	81,250	(3)	$359,938
Heather Stark	—	—	5,523	(4)	$43,844
Pierre-Olivier Latour	—	—	—		—
Amanda Tolleson	—	—	7,850	(5)	$54,479
Michael F. Colosi	—	—	25,675	(6)	$214,118
Michael Lysaght	40,683	$58,453	20,341	(7)	$150,176

(1)

Reflects the aggregate of the difference between the applicable market price of the shares of our Common Stock acquired at exercise and the applicable exercise price of the options, multiplied by the number of shares underlying the options.

(2)

Reflects the aggregate market value of the shares of our Common Stock acquired upon vesting based on the closing price of our Common Stock on the applicable vesting date, or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date.

(3)

These shares represent the gross number of shares of our Common Stock that were issued to Ms. Sistani upon the vesting of her RSUs in fiscal 2023. An aggregate of 41,479 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. Sistani was 39,771.

(4)

These shares represent the gross number of shares of our Common Stock that were issued to Ms. Stark upon the vesting of her RSUs in fiscal 2023. An aggregate of 1,551 shares were withheld by the Company for a portion of the income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. Ms. Stark paid the remaining portion of such taxes with cash in lieu of shares. The aggregate number of net shares received after taxes by Ms. Stark was 3,972.

(5)

These shares represent the gross number of shares of our Common Stock that were issued to Ms. Tolleson upon the vesting of her RSUs in fiscal 2023. An aggregate of 2,461 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Ms. Tolleson was 5,389.

(6)

These shares represent the gross number of shares of our Common Stock that were issued to Mr. Colosi upon the vesting of his RSUs in fiscal 2023. An aggregate of 12,125 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Colosi was 13,550.

(7)

These shares represent the gross number of shares of our Common Stock that were issued to Mr. Lysaght upon the vesting of his RSUs in fiscal 2023. An aggregate of 7,334 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of our Common Stock on the date of vesting or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Lysaght was 13,007.

PENSION BENEFITS

The Company has no pension plans.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2023

The following table sets forth information with respect to our executive profit sharing plan, the only defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. In fiscal 2023, none of the named executive officers made any contributions to or withdrawals from, or received any distributions from, our executive profit sharing plan. The material terms of our executive profit sharing plan are discussed in the section entitled “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Decisions—Benefits and Perquisites—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Legacy Executive Profit Sharing Plan” above.

Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Sima Sistani(4)	—	—	—
Heather Stark(5)	—	—	—
Pierre-Olivier Latour(5)	—	—	—
Amanda Tolleson(4)	—	—	—
Michael F. Colosi(6)	—	$40,430	$420,654
Michael Lysaght(7)	—	$23,043	$239,748

(1)

In March 2022, the Company suspended its monthly contributions to participants’ profit sharing accounts, including the accounts of the following then-participating named executive officer participants: Messrs. Colosi and Lysaght. Therefore, no Company contributions were made with respect to fiscal 2023. For additional details on such suspension, see “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Decisions—Benefits and Perquisites—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Legacy Executive Profit Sharing Plan”.

(2)

The Company credits each participant’s profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject, in fiscal 2023, to a cap of 15%. These amounts are also reported in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the Summary Compensation Table.

(3)

Includes the following aggregate amounts for each of the following named executive officers reported as compensation to such named executive officers for previous years in the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” of the Summary Compensation Table: Mr. Colosi, $30,326 in fiscal 2022 and $59,165 in fiscal 2021; and Mr. Lysaght, $18,306 in fiscal 2022 and $40,898 in fiscal 2021.

(4)

Given Mses. Sistani and Tolleson commenced employment with the Company following the Company’s suspension of contributions to participants’ profit sharing accounts as discussed above, Mses. Sistani and Tolleson did not receive any contributions by the Company to such an account or credits for any interest thereon in fiscal 2023.

(5)	Ms. Stark and Mr. Latour, as non-U.S. named executive officers, were not eligible to participate in our executive profit sharing plan.

(6)

Mr. Colosi departed the Company on December 29, 2023. On such date, the aggregate balance in Mr. Colosi’s profit sharing account was fully vested. The Company will distribute to Mr. Colosi the aggregate balance in his profit sharing account following the six month anniversary of his departure date per the terms of the executive profit sharing plan.

(7)

Mr. Lysaght departed the Company on June 2, 2023. On such date, the aggregate balance in Mr. Lysaght’s profit sharing account was fully vested. In January 2024, the Company distributed to Mr. Lysaght the aggregate balance in his profit sharing account following the six month anniversary of his departure date per the terms of the executive profit sharing plan.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates (except in a for “cause” termination), she or he is entitled to receive amounts earned during her or his term of employment. Such amounts include, as applicable:

•

vested shares granted under our stock plans and the right to exercise vested stock options (x) within one year in the case of termination due to death or long-term disability; (y) other than with respect to Ms. Sistani, within 90 days of termination for any reason other than for death or long-term disability; and (z) in the case of Ms. Sistani, (i) with respect to any options, within 90 days of termination by Ms. Sistani without “good reason” (as defined below), (ii) with respect to the Time-Vesting Options granted as part of her hiring awards, until the applicable expiration date in the event of any termination by the Company without “cause” (as defined below) or termination by Ms. Sistani for “good reason” and (iii) with respect to any options not granted as part of her hiring awards, until the earlier of the 30-month anniversary of such termination and the applicable expiration date in the event of any termination by the Company without “cause” or termination by Ms. Sistani for “good reason”; including, in each case, shares and options which vested upon such termination pursuant to the terms of the applicable equity grant or any agreement with the Company;

•	amounts contributed and vested under the executive profit sharing plan;

•

amounts accrued and vested, as applicable, through the Company savings plan for U.S. salaried employees, savings plan for eligible, full-time Canadian employees, and the statutory Swiss pension plan for eligible Swiss employees in accordance with Swiss law; and

•	accrued and unpaid vacation pay as required by applicable statutory or common law requirements, if any.

Generally, the Company makes no payments to executives terminated for “cause”. The Company has no formal policy for its named executive officers regarding severance payments or other post-termination benefits but is subject to the statutory and, in some cases, common law requirements of the countries in which it operates.

From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of an individual being hired or promoted, or upon review of competitive conditions and/or the relationship of a senior executive’s compensation to the compensation of other senior executives of the Company, has approved separate severance arrangements for certain named executive officers. With respect to these arrangements, the Company typically mitigates any salary or benefits continuation in the event the applicable executive is subsequently employed during her or his severance period.

In the event Ms. Sistani’s employment is terminated by the Company without “cause” or by Ms. Sistani for “good reason” (in each case, as defined in the Sistani Employment Agreement and other than in connection with a change of control), Ms. Sistani is entitled to the following payments and benefits: (w) an amount equal to two times salary payable in substantially equal payments during the two-year period following such termination (the “Sistani Severance Term”) in accordance with the Company’s regular payroll practices; (x) with respect to her annual, performance-based cash bonus, (i) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination and (ii) subject to satisfaction of the performance objectives applicable for the fiscal year in which such termination occurs, an amount equal to the annual bonus otherwise payable to her for the fiscal year in which such termination occurred, prorated based on the number of days she was employed during the year of termination, any such amounts shall be paid in a lump sum no later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred; (y) subject to Ms. Sistani’s election of continued COBRA (Consolidated Omnibus Reconciliation Act) coverage under the Company’s group health plan (including dental), payment, on the first regularly scheduled payroll date of each month during the Sistani Severance Term, of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; and (z) with respect to her equity grants, (i) the greater of 50% of her unvested Time-Vesting Options and RSUs which were granted as her hiring awards or the next tranche of such grants shall vest upon such termination, (ii) the vested Time-Vesting Options that were granted as part of her hiring awards will remain exercisable for the full seven-year term of such options and (iii) all vested options (other than the Time-Vesting Options granted as part of her hiring awards), if any, shall have at least 30 months to be exercised (but not beyond their term), such payments and benefits are contingent upon Ms. Sistani’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates and continued compliance with certain confidentiality, non-competition, non-solicitation and no-hire covenants set forth in the Sistani Employment Agreement. The confidentiality covenant has an indefinite term, whereas the non-competition, non-solicitation and no-hire covenants have a term of two years. Ms. Sistani’s severance benefits would have been equal to approximately $4,943,920(1) if she had been so terminated on December 29, 2023. Additionally, with respect to her hiring awards, 121,875 RSUs (with an accelerated vesting value of $1,066,406) and 543,750 Time-Vesting Options (consisting of 168,750 options with an exercise price of $10.24, 187,500 options with an exercise price of $30.00 and 187,500 options with an exercise price of $50.00, with an aggregate accelerated vesting value of $0) would immediately vest upon such termination and such Time-Vesting Options would remain exercisable until March 21, 2029. For additional details on the valuation thereof, see “—Payments Made Upon a Change of Control—Change in Control Impact on Named Executive Officers—U.S. Named Executive Officers—Equity-based Assumptions”.

Ms. Stark is entitled to receive a lump sum cash payment under the Canadian-required common law pay in lieu of notice of termination equal to 8 weeks of base salary (equal to $79,555(2) as of December 29, 2023), severance pay of 52 weeks of base salary (equal to $517,107(3) as of December 29, 2023), 8 weeks of continued health coverage under Company-sponsored health plans (equal to $809(4) as of December 29, 2023), and payment of accrued and unused vacation (equal to $49,722(5), representing 25 days as of December 29, 2023), and under certain circumstances she could have been eligible for additional payments by the Company, including with respect to her fiscal 2023 annual performance-based cash bonus. Ms. Stark’s severance benefits could have been equal to approximately $647,192(6) if she had been so terminated on December 29, 2023.

Mr. Latour is entitled to receive 12 months of base salary (equal to $564,348(7) as of December 29, 2023) and payment of accrued and unused vacation (equal to $10,853(8), representing 5 days as of December 29, 2023) at the time of termination via salary continuation in the event of his termination by the Company for any reason other than for “cause”, and under certain circumstances he could have been eligible for additional payments by the Company, including with respect to his fiscal 2023 annual performance-based cash bonus. Mr. Latour’s severance benefits would have been equal to approximately $575,200(9) if he had been so terminated on December 29, 2023. Such payments and benefits are contingent on Mr. Latour’s execution of a general release of claims in favor of the Company and continued compliance with certain confidentiality, non-competition and non-solicitation covenants set forth in his employment agreement. The confidentiality covenant has an indefinite term, whereas the non-competition and non-solicitation covenants have a term of one year.

Ms. Tolleson is entitled to receive 12 months of base salary at the time of termination via salary continuation and 12 months of continued health coverage under Company-sponsored health plans on the same

(1)

The sum of $2,472,000 of 24 months of salary, $2,470,084 of performance-based cash bonus with respect to fiscal 2023 and $1,836 of payments for continued employer contribution of COBRA (Consolidated Omnibus Reconciliation Act) coverage.

(2)	CAD$105,385 converted to U.S. dollars using the exchange rate on December 29, 2023 (i.e., $0.7549).
(3)	CAD$685,000 converted to U.S. dollars using the exchange rate on December 29, 2023 (i.e., $0.7549).
(4)	CAD$1,071 converted to U.S. dollars using the exchange rate on December 29, 2023 (i.e., $0.7549).
(5)	CAD$65,865 converted to U.S. dollars using the exchange rate on December 29, 2023 (i.e., $0.7549).
(6)	CAD$857,322 converted to U.S. dollars using the exchange rate on December 29, 2023 (i.e., $0.7549).
(7)	CHF475,000 converted to U.S. dollars using the exchange rate on December 29, 2023 (i.e., $1.1881).
(8)	CHF9,135 converted to U.S. dollars using the exchange rate on December 29, 2023 (i.e., $1.1881).
(9)	CHF484,135 converted to U.S. dollars using the exchange rate on December 29, 2023 (i.e., $1.1881).

basis available to her immediately prior to termination in the event of her termination by the Company for any reason other than for “cause”, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. Ms. Tolleson’s severance benefits would have been equal to approximately $464,211(10) if she had been so terminated on December 29, 2023.

Departure of Named Executive Officers

Michael Colosi, Former General Counsel and Secretary

Mr. Colosi ceased serving as General Counsel and Secretary of the Company effective December 29, 2023 (the “Colosi Departure Date”) and departed the Company on that same date. On November 28, 2023, Mr. Colosi entered into a separation agreement and general release with the Company regarding his compensation in connection with his departure from the Company. Pursuant to the terms of his separation agreement, Mr. Colosi received (or will receive if so indicated): (i) a lump sum payment of $527,657 which represents 12 months’ of his then-current base salary less lawful deductions and withholdings; (ii) an aggregate cash payment of $370,000 less lawful deductions and withholdings; (iii) outplacement services during the 9 months following the Colosi Departure Date; and (iv) during the 12 months following the Colosi Departure Date, cash payments for the benefit of Mr. Colosi of an amount equal to the incremental cost of COBRA health plan continuation over the normal premium costs paid by active employees, payable on a monthly basis during such term (such payments equal to $10,879 in the aggregate based on fiscal 2024 rates). All of Mr. Colosi’s unvested equity awards as of the Colosi Departure Date were forfeited. Mr. Colosi had the right to exercise any vested options within 90 days of the Colosi Departure Date. Mr. Colosi is subject to non-competition, non-solicitation and confidentiality covenants. The confidentiality covenant has an indefinite term. The non-competition and non-solicitation covenants each have a term of one year following the Colosi Departure Date. In addition, in consideration for the payments and benefits provided for in his separation agreement, Mr. Colosi agreed to a release of claims against the Company and all of its affiliates, related entities, predecessors and successors as set forth in his separation agreement. Since Mr. Colosi was vested in both the Company’s savings plan for salaried U.S. employees and executive profit sharing plan as of the Colosi Departure Date, he was entitled to his balance of $149,511 plus earnings thereon under the Company’s savings plan and his vested amount of $443,261 (including estimated interest thereon to be earned during fiscal 2024 of $22,607) in his executive profit sharing account upon his departure which will be paid 6 months after the Colosi Departure Date in accordance with the terms of the plan.

Michael Lysaght, Former Chief Technology Officer

Mr. Lysaght ceased serving as Chief Technology Officer of the Company effective June 2, 2023 (the “Lysaght Departure Date”) and departed the Company on that same date. On April 12, 2023, Mr. Lysaght entered into a separation agreement and general release with the Company regarding his compensation in connection with his departure from the Company. Pursuant to the terms of his separation agreement, Mr. Lysaght received (or will receive if so indicated): (i) salary continuation for the period from the Lysaght Departure Date through June 2, 2024 (such period, the “Salary Continuation Period”) (such amount equaling $319,231 in the aggregate (of which $252,885 was paid in 2023 and $66,346 will be paid in 2024) less lawful deductions and withholdings, (ii) during the Salary Continuation Period, cash payments for the benefit of Mr. Lysaght of an amount equal to the incremental cost of COBRA health plan continuation over the normal premium costs paid by active employees, payable on a monthly basis for the 12-month period following the Lysaght Departure Date (such payments equal to $31,708 in the aggregate, of which $14,602 was paid with respect to fiscal 2023 rates and $17,106 would have been paid with respect to fiscal 2024 rates); and (iii) outplacement services during the 9 months following the Lysaght Departure Date. Mr. Lysaght declined COBRA coverage for fiscal 2024. All of Mr. Lysaght’s unvested equity awards as of the Lysaght Departure Date were forfeited. Mr. Lysaght had the right to exercise any vested options within 90 days of the Lysaght Departure Date. Mr. Lysaght is subject to non-competition, non-solicitation and confidentiality covenants. The confidentiality covenant has an indefinite

(10)	The sum of $430,000 of 12 months of salary and $34,211 of payments for continued employer contribution of COBRA coverage.

term. The non-competition and non-solicitation covenants each have a term of one year following the Lysaght Departure Date. In addition, in consideration for the payments and benefits provided for in his separation agreement, Mr. Lysaght agreed to a release of claims against the Company and all of its affiliates, related entities, predecessors and successors as set forth in his separation agreement. Since Mr. Lysaght was vested in both the Company’s savings plan for salaried U.S. employees and executive profit sharing plan as of the Lysaght Departure Date, he was entitled to his balance of $112,803 plus earnings thereon under the Company’s savings plan and his vested amount of $239,884 in his executive profit sharing account upon his departure which was paid 6 months after the Lysaght Departure Date in accordance with the terms of the plan.

Payments made, or to be made, to Messrs. Colosi and Lysaght are governed entirely by the terms of their respective separation agreements described above. The remainder of this discussion addresses potential payments that may be made to our continuing named executive officers under the various termination scenarios.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, she or he is entitled to receive amounts earned during her or his term of employment. Such amounts include, as applicable:

•	vested shares granted under our stock plans and the right to exercise vested stock options within 90 days of retirement;

•	amounts contributed and vested under the executive profit sharing plan;

•

amounts accrued and vested, as applicable, through the Company savings plan for U.S. salaried employees, savings plan for eligible, full-time Canadian employees and the statutory Swiss pension plan for eligible Swiss employees in accordance with Swiss law; and

•	accrued and unpaid vacation pay as required by applicable statutory or common law requirements, if any.

Additionally, in the event of their retirement on December 29, 2023, Mses. Sistani and Tolleson would have been entitled to $6,441 and $8,395, respectively, of unvested Company contributions under the Company savings plan for U.S. salaried employees.

Payments Made Upon Death or Long-Term Disability

In the event of the death or long-term disability of a named executive officer, in addition to the earned amounts listed under the heading “—Payments Made Upon Termination” above, the named executive officers may receive benefits under the Company’s long-term disability plan or payments under the Company’s life and/or disability insurance plans, as applicable by country, and in the case of Ms. Sistani, the Sistani Employment Agreement. These payments and benefits are generally available to all employees, however, the amounts paid thereunder may differ by employee. For example, with respect to life insurance benefits, in the event such benefits were triggered on December 29, 2023, such benefits for the following named executive officers would have been calculated as follows: for Mses. Sistani and Tolleson, each was generally eligible to receive one times the amount of her base salary (rounded up to closest hundred thousand) at death subject to a maximum payout of $3,000,000. In the event such benefits were triggered for these named executive officers on December 29, 2023 under the Company’s life insurance plans, as applicable by country, the amounts (excluding any supplemental policies purchased by the named executive officer at her or his own expense) each of her or his legal representatives or estates would have been eligible to receive are as follows, in the case of: Ms. Sistani, $1,236,000; Ms. Tolleson $430,000; Ms. Stark, aggregate amount of life insurance benefits up to $294,411(1) and Mr. Latour, an annual amount up to a maximum of $286,327(2).

(1)	CAD$390,000 converted to U.S. dollars using the exchange rate on December 29, 2023 (i.e., $0.7549).
(2)	CHF240,996 converted to U.S. dollars using the exchange rate on December 29, 2023 (i.e., $1.1881).

The named executive officers are enrolled in the Company’s long-term disability plan, as applicable by country, and subject to the terms of the plan. In the event such benefits were triggered for these named executive officers on December 29, 2023, in the case of Mses. Sistani and Tolleson, they would have received the maximum benefit of $3,000 on a monthly basis for a minimum of 24 months; Ms. Stark would have received up to $3,775(3) on a monthly basis and Mr. Latour and his dependents would have received an aggregate annual amount up to a maximum of $342,762(4).

Pursuant to the terms of the Sistani Employment Agreement, in the event of termination due to death or long-term disability, Ms. Sistani is entitled to (x) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurred; and (y) an amount equal to her target annual bonus, prorated based on the number of days she was employed during the year of termination, which amount shall be paid within thirty (30) days of such termination date. In the event such benefits were triggered on December 29, 2023, Ms. Sistani would have been eligible to receive $2,470,084.

In addition, upon the holder’s termination for death or long-term disability, generally, stock option exercise rights cease one year after, RSUs (other than Ms. Sistani’s RSU hiring award, see “—Payments Made Upon Termination” for treatment of such RSUs) immediately vest 100%, and, in the case of PSUs, the time-vesting criteria will be deemed fully satisfied and the performance-vesting criteria shall be deemed satisfied at the “target” level of performance; provided, however, that if such event occurs following the end of any performance period, then the performance-based vesting criteria shall be determined based on the actual performance. Any dividend equivalents accrued with respect to RSUs and PSUs shall also be deemed to vest as set forth above. For the aggregate value of the immediate vesting of RSUs and PSUs, as applicable, on December 29, 2023 (i) see the column “Accelerated Vesting of Equity Value—Stock Awards” of the Change in Control Payment and Benefit Estimates on December 29, 2023 table for Mses. Sistani and Tolleson, (ii) for Mr. Latour, $639,651, and (iii) for Ms. Stark, $823,874.

Payments Made Upon a Change of Control

Change in/of Control

A “change in/of control” for purposes of stock awards and the continuity agreements generally consists of any of the following:

•

an acquisition by a non-affiliate of the beneficial ownership of 50% or more of the Company’s voting securities (other than acquisitions by Artal, Ms. Winfrey or a Company sponsored employee benefit plan or related trust);

•

the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of 50% or more of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by Artal and Ms. Winfrey or the same persons, and in substantially the same proportion, who were beneficial owners of the Company’s voting stock prior to the transaction; or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

Stock Awards

Pursuant to the Company’s terms and conditions for Time-Vesting Options and/or RSU awards, unless provided otherwise by the Board of Directors or a committee thereof, Time-Vesting Options and RSUs generally

(3)	CAD$5,000 converted to U.S. dollars using the exchange rate on December 29, 2023 (i.e., $0.7549).
(4)	CHF288,496 converted to U.S. dollars using the exchange rate on December 29, 2023 (i.e., $1.1881).

fully vest and such stock options generally become exercisable immediately prior to a “change of control”. See “—Change in/of Control” for additional information. However, in the case of Time-Vesting Options and RSUs awarded to Ms. Sistani, such vesting and immediate exercisability of stock options only occur in the event Ms. Sistani’s employment is terminated in connection with a change of control which termination gives rise to severance payments and benefits under her continuity agreement. For details on Ms. Sistani’s continuity agreement, see “—Continuity Agreements” below. Additionally, in the event of any termination of Ms. Sistani by the Company without “cause” or termination by Ms. Sistani for “good reason” in connection with a change of control, the vested Time-Vesting Options that were granted as part of her hiring awards will remain exercisable for the full seven-year term of such options and all other vested options held by Ms. Sistani at such time, if any, shall have at least 30 months to be exercised (but not beyond their term), provided that such benefit is contingent upon Ms. Sistani’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates and continued compliance with certain confidentiality, non-competition, non-solicitation and no-hire covenants set forth in the Sistani Employment Agreement. Pursuant to the terms of the PSUs, unless provided otherwise by the Board of Directors or a committee thereof, the time-vesting criteria will be deemed fully satisfied and the performance-vesting criteria shall be deemed satisfied at the “target” level of performance upon a “change of control” (in the case of Ms. Sistani, upon her termination in connection with a change of control which termination gives rise to severance payments and benefits under her continuity agreement); provided, however, that if such event occurs following the end of any performance period, then the performance-based vesting criteria shall be determined based on the actual performance. Any dividend equivalents accrued with respect to RSUs and PSUs shall also be deemed to vest as set forth above. See “—Change in Control Impact on Named Executive Officers” for the value of the immediate vesting of such awards, as applicable, for the named executive officers in the event such benefits were triggered on December 29, 2023.

The named executive officers (other than Ms. Sistani) who hold such awards remain subject during their employment and for one year following the termination of their employment to certain non-competition and non-solicitation covenants and for an unspecified amount of time to certain confidentiality and assignment of work product covenants. Ms. Sistani’s awards are subject to and reaffirm the restrictive covenants contained in the Sistani Employment Agreement as described above under “—Payments Made Upon Termination”.

Continuity Agreements

The Company has determined that it is in the best interests of its shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any “change of control” of the Company. See “—Change in/of Control” for additional information. Therefore, the Company has entered into continuity agreements with the following named executive officers: Mses. Sistani and Tolleson, as well as certain other senior executives.

Term

In the case of the continuity agreement entered into by Ms. Sistani and the Company, the agreement shall terminate upon the termination of Ms. Sistani’s employment with the Company. In the case of the continuity agreements entered into with Ms. Tolleson and certain other senior executives, each agreement generally has an initial term of two to three years from the date of execution and continues to renew annually thereafter unless the Company provides 180-day advance written notice to the executive that the term of the agreement will not renew. However, upon the occurrence of a change in control of the Company, the term of the agreement may not terminate until the second anniversary of the date of the change in control.

Payments

With respect to the named executive officers specified above, the following severance benefits will be provided if (i) during the two-year period following a change in control of us or the three-month period prior to, but in connection with, a change in control of us, her or his employment is terminated (x) by the Company (other than termination for “cause” or by reason of long-term disability) or (y) by such named executive officer for “good reason”, or (ii) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, her or his employment is terminated in connection with the change in control (x) by the Company (other than termination for “cause” or by reason of long-term disability) or (y) by such named executive officer for “good reason”:

•

cash payment equal to three times (two times in the case of Ms. Tolleson) the sum of her annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given) and her target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given);

•

cash payment equal to the sum of (w) all accrued but unpaid base salary and an amount representing all accrued and unused vacation days if any payment is provided for pursuant to the Company’s then-current vacation policy or otherwise required by local statutory requirements or law, (x) all earned and unpaid bonuses (if any), (y) in respect of the fiscal year in which the date of termination occurs, the higher of (A) the pro rata portion of the named executive officer’s target bonus and (B) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the named executive officer’s actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1st of such year through the date of termination), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the named executive officer under or into our benefit plans);

•

three years (eighteen months in the case of Ms. Tolleson) of continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) for the named executive officer and her or his dependents, provided that these benefits will terminate upon the named executive officer receiving comparable benefits from a subsequent employer;

•

in the case of Ms. Sistani, continued provision of the perquisites the named executive officer enjoyed prior to the date of termination for a period ending on the earlier of (x) the third anniversary of the named executive officer’s termination and (y) the receipt by the named executive officer of comparable perquisites from a subsequent employer;

•

in the case of Ms. Sistani, immediate 100% vesting of all unvested Time-Vesting Options, stock appreciation rights, phantom stock units and restricted stock held by the named executive officer upon the change in control;

•

in the case of Ms. Sistani, additional contributions by us to our qualified defined contribution plan and any other retirement plans which the named executive officer participated prior to the date of termination during the period from the date of termination through the third anniversary of the named executive officer’s termination; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, or if the named executive officer is subject to Section 409A, the named executive officer shall instead receive an additional lump sum cash payment equal to the contributions that would have been made during the above period if the named executive officer had remained employed with us during such period;

•

all other accrued or vested benefits in accordance with the terms of any applicable plan of ours, including the named executive officer’s otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination; and

•	outplacement services at a cost to us of not more than $30,000.

Terminations

Terminations of employment that entitle a named executive officer to receive severance benefits under her or his continuity agreement consist of terminations by the Company without “cause” or resignation by the named executive officer for “good reason” upon qualifying terminations of employment described above. The named executive officer is not eligible for benefits under her or his continuity agreement if her or his termination is for “cause”.

Certain Offsets to Payments and Benefits Provided under Continuity Agreements

Pursuant to the terms of the Sistani Employment Agreement, Ms. Sistani agreed that, in the event amounts are payable under her continuity agreement as a result of her being terminated by the Company (other than termination for “cause” or by reason of long-term disability) or by Ms. Sistani for “good reason” during the three-month period prior to, but in connection with, a change in control of us, any amounts payable to her pursuant to her continuity agreement would be offset in full by any amounts paid (or to be paid) to her pursuant to the Sistani Employment Agreement.

Excess Parachute Payment Excise Taxes

Under the terms of the Company’s continuity agreements with Mses. Sistani and Tolleson, if it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate would be subject to the 280G excise tax, or to any similar tax, then the potential parachute payments to each such executive will be reduced to the extent necessary to avoid the imposition of such 280G excise tax if the executive would be in a better net after-tax position as a result of such reduction in payments. These terms reflect the “Best Net” approach.

Other

Under the terms of the Company’s continuity agreement with Ms. Tolleson, she agreed to keep in confidence any and all confidential information concerning the Company, its shareholders, officers, directors and customers and its respective business. In addition, upon the termination of employment, such named executive officer will not take or keep any proprietary or confidential information or documentation belonging to the Company. Ms. Tolleson is also subject to non-competition and non-solicitation covenants under her continuity agreement.

Change in Control Impact on Named Executive Officers

U.S. Named Executive Officers

The named executive officers listed in the table below are party to a continuity agreement with the Company. The table below was prepared as though a “change in control” occurred and each of the specified named executive officer’s employment was terminated without “cause” or for “good reason” on December 29, 2023 (the last business day of fiscal 2023) using the closing price of the Company’s Common Stock as of December 29, 2023 (the last trading day of fiscal 2023) which was $8.75, each as defined in her continuity agreement. In addition to these assumptions, the Company believes the assumptions set forth below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, a change in control did not occur on December 29, 2023 and the named executive officers specified in the table below were not terminated on that date. Therefore, there can be no assurance that a change in control in the future would produce the same or similar results as those described below.

CHANGE IN CONTROL PAYMENT AND BENEFIT ESTIMATES

ON DECEMBER 29, 2023

Name	Aggregate Severance Pay and 2023 Bonus(1)	Medical, Dental, Vision, and Life Insurance(2)	Accelerated Vesting of Equity Value		Savings Plan		Perqui- sites		Outplace- ment Services	Total
			Stock Awards(3)	Stock Options
Sima Sistani	$11,740,084	$6,714	$8,448,860	—	$37,491	(4)	$3,000	(5)	$30,000	$20,266,149
Amanda Tolleson	$1,922,875	$52,006	$549,456	—	—		—		$15,000	$2,539,337

(1)

Amounts shown represent the sum of (a) three years (two years in the case of Ms. Tolleson) of base salary; (b) three years (two years in the case of Ms. Tolleson) of “target” bonus; and (c) an additional year of actual bonus payable with respect to fiscal 2023.

(2)	Amounts shown represent three years (eighteen months in the case of Ms. Tolleson) of continued medical, dental, vision and life insurance (excluding accidental death and disability insurance).

(3)

Amounts shown represent accelerated vesting of awards of RSUs and PSUs. The award of an RSU is the right to receive one share of Common Stock upon the vesting date of the RSU. A PSU award is the right to receive a number of shares of Common Stock equal to (x) the “target” number of PSUs granted multiplied by (y) the applicable achievement percentage with respect to the specified financial performance goal(s), rounded down to avoid the issuance of fractional shares, upon the satisfaction of both the time- and performance-vesting criteria.

(4)

Ms. Sistani was assumed to have participated in the Company’s savings plan for salaried U.S. employees. The amount represents three years of Company contributions to its savings plan for salaried U.S. employees for her benefit. The amount shown also includes $6,441 which reflects the accelerated vesting of unvested Company matching contributions, and earnings thereon, as of December 29, 2023, to the savings plan for U.S. salaried employees on Ms. Sistani’s behalf.

(5)	Amounts shown represent three years of a continued wellness allowance for Ms. Sistani.

General Assumptions

•

Amounts shown reflect benefits triggered under the named executive officer’s continuity agreement and the full vesting of any unvested Time-Vesting Options and RSUs, if any. In the case of Ms. Sistani, amounts shown do not reflect the impact of any offset required pursuant to the Sistani Employment Agreement.

Equity-based Assumptions

•	All previously unvested Time-Vesting Options, RSUs and PSUs vested on December 29, 2023.

•

Pursuant to the terms of the PSUs, in the case of Ms. Tolleson, on December 29, 2023, the time-vesting criteria was deemed satisfied and the performance-vesting criteria was deemed satisfied at “target” level performance (i.e., 100%). Pursuant to the terms of the PSUs and Ms. Sistani’s continuity agreement, on December 29, 2023, the time-vesting criteria was deemed satisfied and the performance-vesting criteria was deemed satisfied at “maximum” level of performance (i.e., 200%).

•	RSUs and PSUs were valued using the closing price of the Company’s Common Stock on December 29, 2023 (i.e., $8.75).

•

Time-Vesting Options were valued at the greater of $0 or the actual spread between the exercise price of the option and the closing price of the Company’s Common Stock on December 29, 2023 (i.e., $8.75 minus exercise price). This would represent the true value received by Ms. Sistani upon immediate vesting of her Time-Vesting Options.

Benefit Assumptions

•

Each executive’s “target” bonus is calculated based on her base salary and target bonus percentage at December 29, 2023 for the purposes of determining her severance. Ms. Sistani’s “target” bonus is $1,854,000 and Ms. Tolleson’s “target” bonus is $322,500.

•	The executive does not receive comparable perquisites from a subsequent employer.

•	Medical, dental, vision, and life insurance, as applicable, are paid at 2024 monthly rates.

•

Ms. Sistani is assumed to have participated in the Company’s qualified defined contribution plan and any other retirement plan so long as contributions were made by or on such executive’s behalf at any time during the fiscal year in which such termination occurred.

•

In the case of Ms. Sistani, 3% matching contribution by the Company of the executive’s eligible earnings as of December 29, 2023 to the Company’s savings plan for U.S. salaried employees, subject to the applicable limitations of the Internal Revenue Code as in effect in fiscal 2024.

•	Each executive is assumed to have received outplacement services provided to the fullest extent as set forth in her or his continuity agreement.

Non-U.S. Named Executive Officers

Heather Stark, Chief Financial Officer

In the event a change in control occurred and Ms. Stark’s employment was terminated other than for “cause” on December 29, 2023 (the last business day of fiscal 2023), Ms. Stark would have been entitled to the payments and benefits described in “—Payments Made Upon Termination” above. In addition, pursuant to the terms of the Time-Vesting Options, RSUs, and PSUs, all such unvested options, RSUs, and PSUs would have vested immediately prior to such change in control (with respect to Time-Vesting Options, such acceleration would be equal to the value of $6,048; with respect to RSUs and PSUs, using the closing price of the Company’s Common Stock as of December 29, 2023 of $8.75, such acceleration would be equal to $660,398 in the case of RSUs and $163,476 in the case of PSUs). For additional details on the valuation of options in the event of a change in control on December 29, 2023, see the “—Equity-based Assumptions” above. However, a change in control did not occur on December 29, 2023 and Ms. Stark was not terminated on that date. Therefore, there can be no assurance that a change in control in the future would produce the same or similar results as those described above.

Pierre-Olivier Latour, Chief Technology Officer

In the event a change in control occurred and Mr. Latour’s employment was terminated other than for “cause” on December 29, 2023 (the last business day of fiscal 2023), Mr. Latour would have been entitled to the payments and benefits described in “—Payments Made Upon Termination” above. In addition, pursuant to the terms of the RSUs, all of his unvested RSUs would have vested immediately prior to such change in control. Using the closing price of the Company’s Common Stock as of December 29, 2023 of $8.75, such acceleration would be equal to $639,651. However, a change in control did not occur on December 29, 2023 and Mr. Latour was not terminated on that date. Therefore, there can be no assurance that a change in control in the future would produce the same or similar results as those described above.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K of the Exchange Act, we are providing the following information regarding the ratio of the annual total compensation for our principal executive officer to the median of the annual total compensation of all our employees (other than our principal executive officer) (the “CEO Pay Ratio”). Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

We selected a new median employee for fiscal 2023 due to our previously disclosed organizational restructuring in fiscal 2023, which resulted in a decrease in the number of total global employees from approximately 7,100 at the end of fiscal 2022 to approximately 4,600 at the end of fiscal 2023. We reasonably believed such restructuring would result in a significant change in our pay ratio disclosure. Our determination date of December 30th for purposes of identifying our global median employee and our methodology to confirm such employee was consistent with those used to determine the fiscal 2022 CEO Pay Ratio. As is permitted under the SEC rules, to determine the Company’s median employee, we used “gross taxable wages” as our consistently applied compensation measure. We annualized this number for those full and part-time employees who did not work the full fiscal 2023 year. A valid statistical sampling methodology was used to estimate the median gross taxable wages. We then produced a sample of employees who were paid within a 1% range of that median and selected an employee from within that group as our median employee. After identifying our median employee, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table. Our median employee for fiscal 2023 is a part time Member Support Specialist whose annual total compensation for fiscal 2023 was $14,123 and the annual total compensation for fiscal 2023 of our CEO was $8,873,418, as reflected in the Company’s Summary Compensation Table. Accordingly, our CEO Pay Ratio for fiscal 2023 was approximately 628:1.

PAY VERSUS PERFORMANCE DISCLOSURE
As required by Item 402(v) of Regulation S-K of the Exchange Act (“Item 402(v)”), we are providing the following pay versus performance disclosure. It does not necessarily reflect value actually realized by our named executive officers or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. For a discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please see
“Compensation Discussion and Analysis”
above. The following tables and related disclosures provide information about (i) the total compensation of our principal executive officers (each, a “PEO” and together the “PEOs”) and our non-PEO named executive officers (collectively, the “Other NEOs”) as presented in the
Summary Compensation Table
above, (ii) the “compensation actually paid” (“CAP”) to our PEOs and our Other NEOs, as calculated pursuant to Item 402(v), (iii) certain financial performance measures, and (iv) the relationship of the CAP to those financial performance measures.

Fiscal Year (1)	Summary Compensation Table Total for PEO Sima Sistani (2) ($)	Summary Compensation Table Total for PEO Mindy Grossman (3) ($)	Compensation Actually Paid to PEO Sima Sistani (2) (4) (7) ($)	Compensation Actually Paid to PEO Mindy Grossman (3) (7) ($)	Average Summary Compensation Table Total for Other NEOs (5) ($)	Average Compensation Actually Paid to Other NEOs (5) (6) (7) ($)	Value of Initial Fixed $100 Investment Based On: (8)		Net (Loss) Income ($ in millions)	Plan Adjusted Operating Income (10) ($ in millions)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return (9) ($)

2023	$8,873,418	—	$12,526,695	—	$1,401,050	$1,467,231	$23.25	$128.17	($112.26)	$89.49
2022	$11,418,410	$1,630,551	$3,856,790	$1,217,397	$1,090,448	$209,927	$10.26	$109.61	($256.87)	$154.55
2021	—	$5,137,456	—	($ 234,538)	$1,894,726	$757,609	$42.86	$137.77	$ 67.13	$196.29
2020	—	$6,344,329	—	($6,083,231)	$1,849,339	$1,284,001	$64.85	$119.99	$ 75.08	$216.16

(1)	Fiscal 2020 consisted of a 53-week period.

(2)	Ms. Sistani commenced serving as our PEO on March 21, 2022.

(3)	Ms. Grossman served as our PEO during fiscal 2020, fiscal 2021, and for the portion of fiscal 2022 preceding Ms. Sistani’s appointment.

(4)
In accordance with the requirements of Item 402(v)(2)(iii), the following adjustments were made to the amounts reported for Ms. Sistani in the
Summary Compensation Table
above for fiscal 2023. Importantly, the dollar amounts do not reflect the actual amount of compensation earned by, or paid to, Ms. Sistani during fiscal 2023.

Description	Fiscal 2023 ($)
Reported Summary Compensation Total	$ 8,873,418
Change in Pension Value Deduction	—
Pension Service Cost Addition	—
Prior Pension Service Cost Addition	—
Reported Stock and Option Awards Deduction	$ 5,161,249
Stock and Option Awards Adjustment (a)	$ 8,814,526
Compensation Actually Paid	$12,526,695

(a)	For fiscal 2023, the amounts added or deducted in calculating the stock and option awards adjustments include:

Fiscal Year	Year End Fair Value of Unvested Equity Awards Granted in the Covered Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Stock and Option Awards Adjustment
2023	$6,103,266	$2,641,360	—	$69,899	—	—	$8,814,526

(5)	The dollar amounts reported in this column represent the average of the total amounts reported for our Other NEOs for each corresponding fiscal year as follows:

•	Fiscal 2023: Heather Stark; Pierre-Olivier Latour; Amanda Tolleson; Michael Colosi; and Michael Lysaght.

•	Fiscal 2022: Heather Stark; Amy O’Keefe; Michael F. Colosi; Michael Lysaght; Amanda Tolleson; and Nicholas P. Hotchkin.

•	Fiscal 2021: Amy O’Keefe; Nicholas P. Hotchkin; Michael F. Colosi; Michael Lysaght; and Gail B. Tifford.

•	Fiscal 2020: Amy O’Keefe; Nicholas P. Hotchkin; Michael F. Colosi; Gail B. Tifford; and Corinne Pollier (-Bousquet).

(6)
In accordance with the requirements of Item 402(v)(2)(iii), when calculating the “average compensation actually paid” for our Other NEOs the following adjustments were made to the amounts reported in the
Summary Compensation Table

above. Importantly, the dollar amounts do not reflect the actual average amount of compensation earned by, or paid to, our Other NEOs as a group during fiscal 2023.

Description	Fiscal 2023 ($)
Average Reported Summary Compensation Total	$1,401,050
Average Change in Pension Value Deduction	—
Average Pension Service Cost Addition	—
Average Prior Pension Service Cost Addition	—
Average Reported Stock and Option Awards Deduction	$487,028
Average Stock and Option Awards Adjustment(a)	$553,208
Average Compensation Actually Paid to Other NEOs	$1,467,231

(a)	For fiscal 2023, the amounts added or deducted in calculating the stock and option awards adjustments include:

Fiscal Year	Year End Fair Value of Unvested Equity Awards Granted in the Covered Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Stock and Option Awards Adjustment
2023	$523,012	$28,997	—	$89,646	($88,448)	—	553,208

(7)	When calculating amounts of “compensation actually paid” for purposes of this table:

•
The fair value of each stock option award was estimated as of the relevant valuation date in accordance with FASB ASC Topic 718 using a variation of the Black-Scholes option pricing model and the key input variables (assumptions) of that model as described in Note 12 to our consolidated financial statements for the fiscal year ended December 30, 2023 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2024. The assumptions used were not materially changed from those described in Note 12 but were updated at each valuation date to reflect the then-current value of each variable.

•
The fair value of PSU awards was estimated at each valuation date using: (a) the closing price of our Common Stock on the relevant valuation date, with the exception of awards granted in 2023 which were based on Total Shareholder Return (TSR) and were evaluated using a grant date fair value determined by using the Monte
Carlo
Simulation model on the relevant valuation date and (b) an adjustment to reflect actual performance for any completed performance year and an assumption regarding attainment of the performance goals for the remaining performance period.

•
The fair value of RSU awards was estimated at each valuation date using the closing price of our Common Stock on the relevant valuation date or, if the market was closed on such date, the last trading day that immediately preceded the relevant valuation date.

(8)
Total shareholder return as calculated is based on a fixed investment of $100 measured from the market close on December 27, 2019 (the last trading day of fiscal 2019) through and including the end of the fiscal year for each year reported in the table as required by Item 402(v) and that all dividends, as applicable, were reinvested.

(9)	Total shareholder return for the Russell 2000 Index.

(10)
For fiscal 2023, as described in “
Compensation Discussion and Analysis—Fiscal 2023 Executive
Compensation Decisions—Annual, Performance-Based Cash Bonus”
above, the Compensation Committee determined that operating income, as used under the Company’s 2023 annual, performance-based cash bonus plan, continues to be viewed as a core driver of the Company’s performance and shareholder value creation and, accordingly, the Compensation Committee selected it as the Company-

Selected Measure as defined under Item 402(v). For 2023, Operating Income is presented as adjusted for bonus purposes, see “
Compensation Discussion and Analysis—Fiscal 2023 Executive
Compensation Decisions—Annual, Performance-Based Cash Bonus”
above for details on the adjustments to actual fiscal 2023 operating income of $22.33 million to exclude the impact of restructuring charges, non-recurring transaction costs in connection with acquisitions and impairment charges. For 2022, adjustments were made to reported operating loss of $283.0 million to exclude the impact of impairment and restructuring charges and the negative impact of a sales tax assessment. The Compensation Committee made no adjustments to full year fiscal 2020 and fiscal 2021 reported operating income under the Company’s fiscal 2020 and fiscal 2021 annual, performance-based cash bonus plans.
Description of Relationships Between Pay and Performance
Total Shareholder Return
The following chart shows the relationship between (1) the compensation actually paid to our PEOs and the average compensation actually paid to the Other NEOs (each as calculated pursuant to Item 402(v)(2)(iii)) and (2) the cumulative total shareholder return of the Company for its last four completed fiscal years. The chart also provides a comparison of the Company’s total shareholder return to the Russell 2000 Index (“Peer Group”) total shareholder return for the four-year period.

Net (Loss) Income
The following chart shows the relationship between (1) the compensation actually paid to our PEOs and the average compensation actually paid to the Other NEOs (each as calculated pursuant to Item 402(v)(2)(iii)) and (2) the net (loss) income of the Company for the last four fiscal years.

Plan Adjusted Operating Income
The following chart shows the relationship between (1) the compensation actually paid to our PEOs and the average compensation actually paid to our Other NEOs (each as calculated pursuant to Item 402(v)(2)(iii)) and (2) Operating Income, as adjusted for bonus purposes, for the last four fiscal years.

Tabular List of Financial Performance Measures
For purposes of Item 402(v), we have identified the following performance measures, which the Compensation Committee considered, among others, when making executive compensation decisions for performance year 2023, in response to the Tabular List disclosure requirement pursuant to Item 402(v)(6).

•	Plan Adjusted Operating Income

•	Revenue

•	End of Period Subscribers
As noted above, however, the Compensation Committee has not historically and does not currently evaluate “compensation actually paid” as calculated pursuant to Item 402(v)(2) as part of its executive compensation determinations; accordingly, the Compensation Committee does not actually use any financial or non-financial performance measure specifically to link executive compensation “actually paid” to Company performance.

HUMAN CAPITAL MANAGEMENT

At WW our vision is to “Be the global leader in Weight Health—a worldwide community connected by healthy habits.” We believe that our workforce plays an integral role in achieving our vision. As of December 31, 2023, we had approximately 4,600 employees, a majority of whom were part-time employees. In addition, in certain of our international markets, our coaches and guides are self-employed and are not included in this total.

Diversity and Inclusion

We believe that a diverse and inclusive workforce helps us to explore and realize the many different paths to health and wellness for our members, which leads to better execution of our strategic initiatives. For example, over 75% of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, are women. To further our commitment to create an inclusive and diverse culture, our Diversity, Equity & Inclusion function reports directly to our Chief People Officer. We offer forums and formal training programs for our employees to enable them to continue their education and share best practices and experiences, which creates an ongoing evolution and community with respect to diversity and inclusion and belonging in the workplace.

Training and Development

We develop our personnel by offering in-house learning and development resources. These include online and in-person training programs on a variety of topics in order to foster career growth both long-term and short-term. For example, we offer leadership training to help ensure our future business leaders have the necessary skill sets to manage and lead our organization.

Wellness, Health and Safety

We are focused on promoting the total wellness of our employees, and offer resources, programs and services to support our employees’ physical, mental, financial and social wellness. For example, in 2023 we continued to improve and expand on global paid parental leave policy for all parents (both full-time and part-time eligible employees), making us a leader in providing equitable and meaningful parental leave. We believe this investment not only contributes to gender balance and equity in care-taking, but is also linked to improved health and economic outcomes of women, children, and families.

We believe in creating a work environment that supports our employees’ wellbeing, while still maintaining our commitment to our members. Our work model, called Work from Wherever (WfW), is designed to enhance productivity and foster innovation by allowing our corporate employees and their leaders to work together in determining when, where and how they work to achieve the best possible results. We believe this approach strikes an appropriate balance between our purpose-driven culture of helping our members develop healthy habits while respecting the wellness, health and safety of our employees. To facilitate virtual and in-person collaboration, we offer forums and formal training programs to provide our employees with the tools and skills to be successful in a hybrid workplace. WfW continues to positively contribute to employee engagement and gives WW a competitive advantage in the external talent market.

As always, protecting the privacy and security of our data is one of our top priorities, and we continue to enhance an advanced industry standard Zero-Trust software-defined network, coupled with multi-factor authentication, to secure our environment from unauthorized access.

Total Rewards

We provide competitive compensation and benefits programs for our employees. In addition to salaries, these programs (which vary by employee level and by the country where the employees are located) include, among other items, bonuses, stock awards, retirement benefits including 401(k) (or local market equivalent), healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, paid parental leave, advocacy resources, flexible work schedules and employee assistance programs.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation for non-employee directors, the Board of Directors considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. Directors who are employees of the Company receive no compensation for their service as directors.

Cash and Stock Compensation Paid to Directors

During the first half of fiscal 2023, the Compensation Committee reviewed the Company’s non-employee director compensation policy, which had been in place since 2017, in consultation with FW Cook, its independent compensation consultant, and shared its findings and recommendations with the Board of Directors. The Board of Directors reviewed general industry survey data on director pay levels sourced from FW Cook and considered the increased and evolving responsibilities and demands on public company directors and competitive conditions for public company director candidates, as well as other considerations presented by the Compensation Committee. Following its review, the Board of Directors approved an increase to the annual compensation payable to non-employee directors and revised the allocation between cash and fully vested Common Stock, in each case, to better align with general industry market levels for companies of similar size. In addition, the Board of Directors increased the cash fees payable to directors serving as chair of the Board of Directors, Compensation Committee and NCG Committee. In connection with these changes, the Board of Directors also revised its stock ownership and retention requirements, as described further below. These changes in the Company’s non-employee director compensation policy were effective as of the beginning of the third quarter of fiscal 2023 and the new policy is summarized below.

Director Compensation Policy

During the first and second quarter of fiscal 2023, members of the Board of Directors who were not employees of the Company were entitled to receive annual compensation at a rate of $150,000 per year, payable quarterly, half in cash and half in fully vested Common Stock or, if they so elected as described below, deferred stock units (“DSUs”). Following the updates to the non-employee director compensation policy discussed above, commencing with the third quarter of fiscal 2023, non-employee directors are entitled to receive annual compensation at a rate of $225,000 per year, payable quarterly, forty percent in cash and sixty percent in fully vested Common Stock or, if they so elect, DSUs. Additionally, commencing with respect to the third quarter of fiscal 2023, each director who serves as chair of the Board of Directors is entitled to receive an additional $45,000 per year, payable quarterly, in cash.

Historically, the number of shares of Common Stock or DSUs granted quarterly was determined by averaging the closing price of the Common Stock for the last five trading days of each fiscal quarter. As previously disclosed, on March 20, 2023, to align with the Compensation Committee’s determination to base the fiscal 2023 and fiscal 2024 annual equity awards for the named executive officers on a fixed stock price of $9.13, the non-employee directors agreed to adjust the methodology for determining their equity-based compensation with respect to such years. Accordingly, commencing in fiscal 2023 and continuing with respect to fiscal 2024, the number of shares of Common Stock or DSUs granted quarterly to non-employee directors was and will be determined by using a fixed stock price of $9.13 in lieu of the average price historically used. Any fractional shares were and will be paid in cash. For additional details, see “Compensation Discussion and Analysis—Fiscal 2023 Executive Compensation Decisions—Long-Term Equity Incentive Compensation—Fiscal 2023 Annual Awards” above.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Board of Directors or one of its committees. The Company also reimburses certain expenses incurred by directors in connection with attending director education programs as well as memberships in director organizations.

Cash Compensation Paid to Directors Serving on Committees of the Board of Directors

Each director serving as a member of the Audit Committee is entitled to receive $10,000 per year, payable quarterly, in cash. Each director who serves as Audit Committee chair is entitled to receive $12,500 per year, payable quarterly, in cash, in addition to the annual amount payable for being a member of the Audit Committee. Also, each director is entitled to receive $6,000 per year, payable quarterly, in cash for service as a member of each of the Compensation Committee and the NCG Committee. Commencing with respect to the third quarter of fiscal 2023, each director who serves as Compensation Committee chair or NCG Committee chair is entitled to receive $9,000 per year, payable quarterly, in cash, in addition to the annual amount payable for being a member of the Compensation Committee and the NCG Committee, respectively,

Director Deferred Compensation Program

Pursuant to the Company’s Director Deferred Compensation Program, which was implemented in fiscal 2022, each non-employee director may elect to defer receipt of all equity-based compensation that is payable to the director for such service. At a director’s election, the shares of fully vested Common Stock otherwise payable on a current basis to the director, together with any dividends thereon, if any, are credited to a hypothetical bookkeeping account in the director’s name and paid to the director in shares of Common Stock and cash, respectively, in a single lump sum at the time specified in the election or, if earlier, upon the cessation of the director’s service on the Board of Directors or a change in control of the Company. For additional information regarding non-employee directors’ elections to defer receipt of such equity-based compensation with respect to their respective service as a member of the Board of Directors during fiscal 2023, see Director Summary Compensation Table below.

Stock Ownership Guidelines and Transfer Exemption

Our non-employee directors are required to own shares of Common Stock having an aggregate value equal to at least $450,000. The shares received, or to be received, upon settlement of DSUs as well as shares acquired in the open market or held in certain trusts, among other things, are included in the valuation of equity. Typically, a director will have five years from the commencement date of her or his service on the Board of Directors to attain the required level of stock ownership. Until a director’s stock ownership requirement is met, the director must retain at least (i) 100% of the shares of the Common Stock granted quarterly to such director pursuant to the compensation policy discussed above and (ii) 100% of the shares of the Common Stock resulting from the vesting of DSUs, excluding shares of Common Stock that would have been used to satisfy minimum tax withholding obligations had the director been employed by the Company as a common law employee.

Additionally, all equity-based compensation described above is subject to restrictions on transfer so that any shares of fully vested Common Stock granted to the director or received upon settlement of DSUs cannot be sold or transferred until the applicable director is no longer serving on the Board of Directors, provided, however, upon satisfying the stock ownership guidelines set forth above, such restrictions may be removed to the extent that, following the proposed sale or transfer of any such shares, the applicable director continues to hold shares of Common Stock and DSUs with a value of at least $450,000 in the aggregate.

As previously disclosed, on March 4, 2024, Ms. Winfrey donated all of her then-owned shares of Common Stock, including shares received as compensation for her service as a member of the Board of Directors, to the National Museum of African American History and Culture. In connection with this donation, the Board of Directors approved the waiver of the above stock ownership guidelines as applied to Ms. Winfrey and the transfer restrictions on her shares of Common Stock received as compensation for her board service. For additional information, see “Transactions with Related Persons and Certain Control Persons”.

Director Summary Compensation Table

The following table sets forth information concerning the fiscal 2023 compensation of our directors (other than Ms. Sistani who is a named executive officer).

DIRECTOR COMPENSATION FOR FISCAL 2023

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation		Total
Thilo Semmelbauer(2)(3)(4)	$114,540	$83,356	—		$197,896
Raymond Debbane(5)(6)	$28,490	$35,427	—		$63,917
Steven M. Altschuler(4)(5)	$91,221	$83,356	—		$174,577
Julie Bornstein(5)	$90,913	$83,356	—		$174,269
Tracey D. Brown(3)(4)(7)	$66,517	$48,972	—		$115,489
Tara Comonte(4)(5)(8)	$60,768	$45,334	—		$106,102
Jennifer Dulski(5)(9)	$49,479	$54,246	—		$103,725
Jonas M. Fajgenbaum(6)	$26,380	$35,427	—		$61,807
Denis F. Kelly(4)	$105,023	$83,356	—		$188,379
Julie Rice(3)	$93,023	$83,356	—		$176,379
William F. Shrank(10)	$36,605	$25,326	—		$61,931
Christopher J. Sobecki(3)(5)(11)	$36,105	$37,406	—		$73,511
Oprah Winfrey(12)	$82,523	$83,356	$190,000	(13)	$355,879

(1)

Stock awards consist solely of awards of fully vested Common Stock, if any, subject to certain transfer restrictions and fully vested DSUs, if any, issued under the Director Deferred Compensation Program. The amounts shown represent the aggregate grant date fair value of stock awards granted in fiscal 2023 calculated in accordance with applicable accounting standards and based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the grant date, the last trading day that immediately preceded the grant date. The grant date fair value for each applicable stock award granted to (w) each then-current director on January 2, 2023 was $19,559; April 3, 2023 was $8,972; July 3, 2023 was $14,392 (except in the case of Ms. Brown was $8,538 and Ms. Comonte was $4,900 in each case reflecting the applicable proration for their time of service during the second quarter of fiscal 2023); and October 2, 2023 was $40,434 (except in the case of Dr. Shrank was $25,326 reflecting the proration for his time of service during the third quarter of fiscal 2023); (x) Messrs. Debbane and Fajgenbaum on May 9, 2023, the date on which they ceased to serve as directors as discussed below, was $6,897 reflecting the applicable proration for their time of service during the second quarter of fiscal 2023; (y) Mr. Sobecki on May 31, 2023, the effective date of his resignation from the Board of Directors, was $8,876 reflecting the proration for his time of service during the second quarter of fiscal 2023; and (z) Ms. Dulski on August 4, 2023, the effective date of her resignation from the Board of Directors, was $11,324 reflecting the proration for her time of service during the third quarter of fiscal 2023. The stock award granted on January 2, 2023 was for compensation earned for the fourth quarter of fiscal 2022, as applicable. Each of Messrs. Semmelbauer, Kelly and Sobecki, Drs. Altschuler and Shrank, and Mses. Comonte and Dulski elected to defer all of his or her awards of fully vested Common Stock reflected in the amounts shown (excluding in the case of Messrs. Semmelbauer and Sobecki, the award granted on January 2, 2023) and instead received fully vested DSUs on the applicable grant date pursuant to the Director Deferred Compensation Program. As of December 30, 2023, each of the following current directors held the specified number of fully vested DSUs: Mr. Semmelbauer, 7,802, Dr. Altschuler and Mr. Kelly, 22,006, Ms. Comonte, 4,395 and Dr. Shrank, 2,315.

(2)	Amounts reported for Mr. Semmelbauer reflect additional fees earned for serving as Chair of the Board of Directors.

(3)

Member of the NCG Committee during fiscal 2023. Effective May 9, 2023, the Board of Directors elected Ms. Brown to serve as a member of the NCG Committee to fill the vacancy resulting from Mr. Sobecki ceasing to serve as a member of the NCG Committee on such date. Therefore, the amounts reported for Ms. Brown reflect fees earned with respect to her service from the date of her election and for Mr. Sobecki reflect fees earned with respect to his service prior to the date of his cessation of service. Amounts reported for Ms. Rice reflect additional fees earned for serving as NCG Committee chair.

(4)

Member of the Audit Committee during fiscal 2023. Effective May 9, 2023, the Board of Directors elected Ms. Brown to serve as a member of the Audit Committee to fill the vacancy resulting from Mr. Semmelbauer ceasing to serve as a member of the Audit Committee on such date. Effective June 1, 2023, the Board of Directors elected Ms. Comonte to serve as a member of the Audit Committee to fill the vacancy resulting from Dr. Altschuler ceasing to serve as a member of the Audit Committee on such date. Therefore, the amounts reported for each of (x) Mses. Brown and Comonte reflect fees earned with respect to her service from the date of her election and (y) Mr. Semmelbauer and Dr. Altschuler reflect fees earned with respect to his service prior to the date of his cessation of service. Amounts reported for Mr. Kelly reflect additional fees earned for serving as Audit Committee chair.

(5)

Member of the Compensation Committee during fiscal 2023. Effective May 9, 2023, each of Mr. Debbane and Dr. Altschuler ceased to serve as a member of the Compensation Committee and the Board of Directors, in conjunction with its determination to reduce the size of the Compensation Committee to three members on that date, elected Ms. Bornstein to serve as a member of the Compensation Committee to fill the remaining vacancy on the Compensation Committee. Effective June 1, 2023, the Board of Directors elected Ms. Comonte to serve as a member of the Compensation Committee to fill the vacancy resulting from Mr. Sobecki’s resignation from the Board of Directors. Effective August 5, 2023, the Board of Directors elected Dr. Altschuler to serve as a member of the Compensation Committee to fill the vacancy resulting from Ms. Dulski’s resignation from the Board of Directors. Therefore, the amounts reported for

(x) each of Mses. Bornstein and Comonte reflect fees earned with respect to her service from the date of her election to the Compensation Committee, (y) each of Messrs. Debbane and Sobecki and Ms. Dulski reflect fees earned with respect to his or her service prior to the date of his or her cessation of service or resignation, as the case may be and (z) Dr. Altschuler reflect the proration of fees earned for his time of service during fiscal 2023. Amounts reported for Ms. Bornstein reflect additional fees earned for serving as Compensation Committee chair.

(6)

On March 20, 2023, Messrs. Debbane and Fajgenbaum each notified the Secretary of the Company that he would not be standing for re-election as a member of the Board of Directors at the Company’s 2023 annual meeting of shareholders. As a result, each of Messrs. Debbane and Fajgenbaum ceased to serve as a director, and, in the case of Mr. Debbane as a member of the Compensation Committee, effective upon the conclusion of such meeting on May 9, 2023. Therefore, the amounts shown for each of Messrs. Debbane and Fajgenbaum reflect the fees earned and stock awards granted through May 9, 2023.

(7)

Effective May 9, 2023, the Company’s shareholders elected Ms. Brown to serve as a director and the Board of Directors elected Ms. Brown to serve as a member of the Audit Committee and the NCG Committee. Therefore, amounts shown for Ms. Brown reflect fees earned and stock awards granted from the date of her election.

(8)

Effective June 1, 2023, the Board of Directors elected Ms. Comonte to serve as director to fill the vacancy resulting from Mr. Sobecki’s resignation. Additionally, on such date, the Board of Directors elected Ms. Comonte to serve as a member of the Audit Committee and the Compensation Committee. Therefore, amounts shown for Ms. Comonte reflect fees earned and stock awards granted from the date of her election.

(9)

Ms. Dulski resigned from the Board of Directors effective August 4, 2023. Therefore, the amounts reported for Ms. Dulski reflect fees earned and stock awards granted with respect to her service as a member of the Board of Directors and the Compensation Committee prior to her departure.

(10)

Effective August 5, 2023, the Board of Directors elected Dr. Shrank to serve as director to fill the vacancy resulting from Ms. Dulski’s resignation. Therefore, the amounts reported for Dr. Shrank reflect fees earned and stock awards granted from the date of his election.

(11)

Mr. Sobecki resigned from the Board of Directors effective May 31, 2023. Therefore, the amounts reported for Mr. Sobecki reflect fees earned and stock awards granted with respect to his service as a member of the Board of Directors and the Compensation Committee prior to his departure, as well as with respect to his service as a member of the NCG Committee prior to his ceasing to serve as a member on May 9, 2023 as discussed above.

(12)

As of December 30, 2023, Ms. Winfrey held (x) a fully vested, non-qualified stock option to purchase 408,697 shares of Common Stock granted to Ms. Winfrey in consideration of her entering into the Strategic Collaboration Agreement (defined hereafter) with the Company on October 18, 2015 and the performance of her obligations thereunder (the “Initial Winfrey Option”) and (y) a fully vested, non-qualified stock option to purchase 3,276,484 shares of Common Stock granted to Ms. Winfrey in consideration of her entering into the Strategic Collaboration Amendment (defined hereafter) with the Company on December 15, 2019 and the performance of her obligations thereunder (the “Winfrey Amendment Option”). For additional information on Ms. Winfrey’s Common Stock ownership, see “Security Ownership of WW”.

(13)

Amount shown represents the Company’s payment to the Screen Actors Guild-Producers Pension and Health Plans arising from Ms. Winfrey’s promotional work on behalf of the Company pursuant to the Strategic Collaboration Agreement.

SECURITY OWNERSHIP OF WW

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 8, 2024 (unless otherwise indicated below) by (i) beneficial owners known to the Company to own more than 5% of the Company’s Common Stock, (ii) each of our named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K of the Exchange Act, (iii) each of our current directors and (iv) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, any shares of our Common Stock (i) subject to options held by that person that are currently exercisable or exercisable within 60 days of March 8, 2024; (ii) issuable upon the vesting of RSUs held by that person within 60 days of March 8, 2024; or (iii) issuable upon settlement of vested DSUs following a director’s cessation of service on the Board of Directors are deemed beneficially owned by such person and issued and outstanding. These shares, however, are not deemed issued and outstanding for purposes of computing percentage ownership of each other individual shareholder.

Our capital consists of our Common Stock and our preferred stock. The percent of class calculations are based on the 79,204,682 shares of our Common Stock outstanding and zero shares of our preferred stock outstanding as of March 8, 2024. None of the shares held by our directors or executive officers has been pledged as security as of March 8, 2024.

Except as otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

	As of March 8, 2024
Name of Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Class

Contrarius Investment Management Limited(1)	7,442,814	9.40%
Morgan Stanley(2)	6,945,778	8.77%
Balyasny Asset Management L.P.(3)	6,534,822	8.25%
BlackRock, Inc.(4)	4,535,034	5.73%
The Vanguard Group(5)	4,295,065	5.42%
Oprah Winfrey(6)(7)	3,685,181	4.45%
Sima Sistani(7)	909,956	1.14%
Heather Stark(7)	20,800	*
Pierre-Olivier Latour	—	—
Amanda Tolleson	5,389	*
Michael F. Colosi(7)	112,466	*
Michael Lysaght	84,338	*
Thilo Semmelbauer(8)(9)	61,013	*
Steven M. Altschuler(8)(9)	53,615	*
Julie Bornstein(8)	34,902	*
Tracey D. Brown(8)	15,871	*
Tara Comonte(9)	8,091	*
Denis F. Kelly(8)(9)	128,823	*
Julie Rice(8)	36,115	*
William H. Shrank(9)	6,011	*
All current directors and executive officers as a group (14 persons)(10)	4,965,767	5.93%

*	Amount represents less than 1% of outstanding Common Stock.

(1)

The information concerning Contrarius Investment Management Limited (“Contrarius Investment”) is reported as of December 31, 2023, based on a Schedule 13G filed jointly with the SEC on February 12, 2024 by Contrarius Investment and Contrarius Investment Management (Bermuda) Limited (“Contrarius Bermuda”). Contrarius Investment and Contrarius Bermuda each reported shared voting power and shared dispositive power over 7,442,814 shares. The address for Contrarius Investment is 2 Bond Street, St. Helier, Jersey JE2 3NP, Channel Islands and the address for Contrarius Bermuda is Waterloo House, 100 Pitts Bay Road, Pembroke HM 08 Bermuda.

(2)

The information concerning Morgan Stanley is reported as of December 31, 2023, based on a Schedule 13G filed with the SEC on February 9, 2024 by Morgan Stanley. Morgan Stanley reported that it has shared voting power over 4,883,023 shares and shared dispositive power over 6,945,778 shares. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

(3)

The information concerning Balyasny Asset Management L.P. (“BAM”) is reported as of December 31, 2023, based on a Schedule 13G filed jointly with the SEC on February 14, 2024 by BAM, BAM GP LLC (“BAM GP”), Balyasny Asset Management Holdings LP (“BAM Holdings”), Dames GP LLC (“Dames”) and Dmitry Balyasny (collectively, the “BAM Reporting Persons”), which reported that each of the BAM Reporting Persons has sole voting power and sole dispositive power over 6,534,822 shares. BAM GP is the General Partner of BAM, BAM Holdings is the Sole Member of BAM GP, Dames is the General Partner of BAM Holdings and Mr. Balyasny is the Managing Member of Dames. As a result of the foregoing, BAM GP, BAM Holdings, Dames and Mr. Balyasny may each be deemed to be the beneficial owner of all of our shares beneficially owned by BAM. The address of each of the BAM Reporting Persons is 444 West Lake Street, 50th Floor, Chicago, IL 60606.

(4)

The information concerning BlackRock, Inc. (“BlackRock”) is reported as of December 31, 2023, based on a Schedule 13G filed with the SEC on January 29, 2024 by BlackRock. BlackRock reported that it has sole voting power over 4,422,221 shares and sole dispositive power over 4,535,034 shares. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(5)

The information concerning The Vanguard Group (“Vanguard”) is reported as of December 29, 2023, based on a Schedule 13G/A (Amendment No. 6) filed with the SEC on February 13, 2024 by Vanguard. Vanguard reported that it has shared voting power over 45,070 shares, sole dispositive power over 4,177,333 shares and shared dispositive power over 117,732 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

The information concerning Oprah Winfrey is based on (i) a Schedule 13D/A (Amendment No. 3) reported as of May 6, 2020 filed with the SEC on May 8, 2020 by Ms. Winfrey; (ii) a Form 4 filed with the SEC on March 6, 2024 on behalf of Ms. Winfrey and (iii) other information known to us. Ms. Winfrey has sole voting power and sole dispositive power over 3,685,181 shares, which, as described in footnote 7 below, may be acquired upon Ms. Winfrey’s exercise of outstanding options. The address for Ms. Winfrey is c/o Harpo, Inc., 2029 Century Park East, Office #1530, Los Angeles, CA 90067.

(7)

The number of shares beneficially owned includes any shares issuable in connection with RSUs that are scheduled to vest within 60 days after March 8, 2024 and any shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after March 8, 2024 and is as follows: Ms. Winfrey, 3,685,181 shares; Ms. Sistani, 806,250 shares; Ms. Stark, 3,526 shares; and Mr. Colosi, 82,315 shares. In February 2024, Ms. Winfrey announced her intention to donate all shares of Common Stock that she then owned, as well as the net proceeds from any exercise and sale of the Winfrey Option and the Winfrey Amendment Option (each as defined herein), to the National Museum of African American History and Culture. In connection with Ms. Winfrey’s proposed charitable donation, the Company declined to exercise its rights of first offer and first refusal and waived any remaining transfer restrictions applicable to the shares proposed to be donated and, to the extent the net proceeds of the sale of such shares are donated to the Museum, the shares issuable under either of the Winfrey Option or the Winfrey Amendment Option. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons—Winfrey Transactions—Winfrey Partnership”. Mr. Colosi’s 82,315 shares were subject to purchase upon exercise of stock options that were exercisable on March 8, 2024 and will remain exercisable until March 28, 2024, after which any unexercised options will be cancelled. See “Potential Payments Upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departure of Named Executive Officers—Michael Colosi, Former General Counsel and Secretary” for additional details regarding Mr. Colosi’s departure from the Company.

(8)

The number of director equity-based compensation shares beneficially owned by the directors that are subject to certain transfer restrictions are as follows: Mr. Semmelbauer, 39,515 shares; Dr. Altschuler, 27,913 shares; Ms. Bornstein, 34,902 shares; Ms. Brown 8,610; Mr. Kelly, 20,121 shares; and Ms. Rice, 36,115 shares. For details on these transfer restrictions, see “Director Compensation—Stock Ownership Guidelines and Transfer Exemption”. The number of shares beneficially owned by Mr. Kelly also includes 6,200 shares held by his spouse in an Individual Retirement Account and 16,000 shares indirectly owned through a custodial account for his grandchildren.

(9)

The number of shares beneficially owned includes any DSUs granted as director compensation that would be payable as shares of Common Stock at the time specified in the applicable director’s deferral election or, if earlier, upon the cessation of the director’s service on the Board of Directors or a change in control of the Company: Mr. Semmelbauer 11,498 shares; Dr. Altschuler, 25,702 shares; Ms. Comonte, 8,091 shares; Mr. Kelly, 25,702 shares; and Dr. Shrank 6,011 shares. See “Director Compensation—Director Deferred Compensation Program” for additional information on the Director Deferred Compensation Program.

(10)

The number of shares beneficially owned includes an aggregate of 4,571,961 shares that are either issuable in connection with RSUs that vest within 60 days after March 8, 2024, subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after March 8, 2024 or payable as shares of Common Stock in settlement of DSUs upon an applicable director ceasing his or her service on the Board of Directors within 60 days after March 8, 2024.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Related Person Transactions

The Board of Directors has adopted a written Related Person Transaction Policy, which sets forth the Company’s policies and procedures for the review and approval or ratification of transactions with related persons. The procedures cover related person transactions between the Company and any “related person” (as defined in Item 404(a) of Regulation S-K of the Exchange Act), which includes our directors or director nominees, our executive officers, security holders who beneficially own more than 5% of our Common Stock, or the immediate family members of any of the foregoing. More specifically, the procedures cover transactions, arrangements or relationships in which the Company was or is to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest.

The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Audit Committee (or another appropriate approving body) (the “Approving Body”) reviews and determines whether to approve or ratify any related person transaction that is required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act, and any material amendment or modification to a related person transaction. To assist the Approving Body in such review, Company management must disclose certain information regarding the transactions at issue. In the course of its review and approval or ratification of a related person transaction, the Approving Body considers all relevant facts and circumstances, including, without limitation:

•	the relationship of the related person to the Company;

•	the nature and extent of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance and fairness of the transaction both to the Company and to the related person;

•	the business rationale for engaging in the transaction;

•	whether the transaction would likely impair the judgment of a director or executive officer to act in the best interest of the Company;

•	whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related persons, if any; and

•	any other matters that management or the Approving Body deem appropriate.

Additionally, any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee or recommended by the Compensation Committee to the Board of Directors for its approval.

Transactions with Related Persons

Registration Rights Agreement

Simultaneously with the closing of our acquisition by Artal in 1999, we entered into a Registration Rights Agreement with Artal and The Kraft Heinz Company (successor to H.J. Heinz Company) (“Heinz”). The Registration Rights Agreement granted Artal the right to require us to register shares of our Common Stock for public sale under the Securities Act of 1933, as amended, (1) upon demand and (2) in the event that we conducted certain types of registered offerings. Heinz has sold all shares of our Common Stock held by it and accordingly no longer had any rights under this agreement. The Invus Group, LLC (“Invus”) is the exclusive investment advisor to Artal. The principals of Invus have received customary compensation from Artal in connection with transactions under this Registration Rights Agreement. Certain of our former directors

(Messrs. Debbane, Fajgenbaum and Sobecki) were principals of Invus. Mr. Debbane was also the Chief Executive Officer and a director of Artal Group S.A. The Registration Rights Agreement terminated in accordance with its terms upon Artal’s sale of its remaining shares of our Common Stock in 2023.

Corporate Agreement

We entered into a Corporate Agreement with Artal in November 2001, which was amended in July 2005. Under the Corporate Agreement, we agreed that so long as Artal beneficially owned 10% or more of our then outstanding voting stock, Artal had the right to nominate a number of directors approximately equal to its ownership percentage multiplied by the number of directors on the Board of Directors.

We also agreed with Artal that both we and Artal had the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither Artal nor we, nor our respective related parties, would have been liable to each other as a result of engaging in any of these activities.

Under the Corporate Agreement, if one of our officers or directors who also served as an officer, director or advisor of Artal became aware of a potential transaction related primarily to the group education-based weight-loss business or an Internet diet business, as defined, that may have represented a corporate opportunity for both Artal and us, the officer or director had no duty to present that opportunity to Artal, and we would have had the sole right to pursue the transaction if the Board of Directors so determined. The agreement further provided that if one of our officers or directors who also served as an officer, director or advisor of Artal became aware of any other potential transaction that may have represented a corporate opportunity for both Artal and us, the officer or director would have had a duty to present that opportunity to Artal, and Artal would have had the sole right to pursue the transaction if Artal so determined. If one of our officers or directors who did not serve as an officer, director or advisor of Artal became aware of a potential transaction that may have represented a corporate opportunity for both Artal and us, neither the officer nor the director nor we had a duty to present that opportunity to Artal, and we may have pursued the transaction if the Board of Directors so determined. If any officer, director or advisor of Artal who did not serve as an officer or director of us became aware of a potential transaction that may have represented a corporate opportunity for both Artal and us, none of the officer, director, advisor, or Artal had a duty to present that opportunity to us, and Artal may have pursued the transaction if it so determined.

If Artal transferred, sold or otherwise disposed of our then outstanding voting stock, the transferee would have generally succeeded to the same rights that Artal had under the Corporate Agreement by virtue of its then ownership of our voting stock, subject to Artal’s option not to transfer those rights. The Corporate Agreement terminated in accordance with its terms upon Artal’s sale of its remaining shares of our Common Stock in 2023.

Winfrey Transactions

The Company’s transactions with Ms. Winfrey, who will not be standing for re-election as a director at the 2024 Annual Meeting, are described below.

Winfrey Partnership

On October 18, 2015 (the “Partnership Date”), we entered into a Strategic Collaboration Agreement with Ms. Winfrey (as amended, the “Strategic Collaboration Agreement”), pursuant to which Ms. Winfrey granted us the right to use, subject to her approval, her name, image, likeness and endorsement for and in connection with the Company and its programs, products and services (including in advertising, promotion, materials and content), and we granted Ms. Winfrey the right to use our trademarks and service marks to collaborate with and promote the Company and its programs, products and services. The Strategic Collaboration Agreement had an initial term of five years (the “Initial Term”), with additional successive one year renewal terms. On December 15, 2019, we entered into an amendment of the Strategic Collaboration Agreement (the “Strategic Collaboration Amendment”) with Ms. Winfrey, pursuant to which, among other things, the Initial Term was extended until April 17, 2023 (with no additional successive renewal terms) after which a second term commenced and will continue through the earlier of the date of the Company’s 2025 annual meeting of shareholders or May 31, 2025 (the “Second Term” and together with the Initial Term, the “Strategic Term”). During the Initial Term, Ms. Winfrey consulted with us and participated in developing, planning, executing and enhancing the WW programs and related initiatives, and provided us with services in her discretion to promote the Company and its programs, products and services, including in advertisements and promotions, and made personal appearances on our behalf. During the Second Term, Ms. Winfrey and the Company will collaborate with each other towards the mutual objective of advancing and promoting the WW programs and the Company, and in connection therewith, Ms. Winfrey will consult with the Company and participate in developing, planning, executing and enhancing the WW programs and related initiatives. In connection therewith, Ms. Winfrey will make available to the Company her knowledge, expertise, and abilities in the areas of corporate management, consumer insights, advertising and marketing, consumer motivation, and community activation and consult and participate in the design and planning of creative strategy and the related execution of the consumer experience in connection with the WW programs. In addition, throughout the Second Term, except as otherwise prohibited by applicable law, the Company intended to cause Ms. Winfrey to be nominated as a director of the Company. However, as previously disclosed, Ms. Winfrey is not seeking to be re-nominated as a director of the Company at the 2024 Annual Meeting. Ms. Winfrey will not grant anyone but the Company the right to use her name, image, likeness or endorsement for or in connection with any other weight loss or weight management programs during the Strategic Term, and she will not engage in any other weight loss or weight management business, program, products, or services during the Strategic Term and for one year thereafter. The Strategic Collaboration Amendment became operative on May 6, 2020 when our shareholders approved the Winfrey Amendment Option Agreement (as defined below).

On the Partnership Date, we also entered into a Share Purchase Agreement with Ms. Winfrey (as amended, the “Winfrey Purchase Agreement”), pursuant to which we issued and sold to Ms. Winfrey an aggregate of 6,362,103 shares of Common Stock for an aggregate cash purchase price of $43,198,679. The purchased shares were previously subject to a right of first offer and right of first refusal held by the Company, as discussed further below. Under the Winfrey Purchase Agreement, Ms. Winfrey has certain demand registration rights and piggyback rights with respect to these purchased shares.

In consideration of Ms. Winfrey entering into the Strategic Collaboration Agreement and the performance of her obligations thereunder, on the Partnership Date, we granted Ms. Winfrey a fully vested option to purchase 3,513,468 shares of Common Stock (the “Initial Winfrey Option”). The term sheet for the Initial Winfrey Option, which includes the terms and conditions appended thereto, relating to the grant of the Initial Winfrey Option is referred to herein as the “Initial Winfrey Option Agreement”. The Initial Winfrey Option is exercisable at a price of $6.97 per share, in whole or in part, at any time prior to October 18, 2025, subject to earlier termination under certain circumstances, including if a change in control (as defined in the Initial Winfrey Option Agreement) of the Company occurs. The shares issuable upon exercise of the Initial Winfrey Option were previously subject to a right of first offer and right of first refusal held by the Company, as discussed further below.

In consideration of Ms. Winfrey entering into the Strategic Collaboration Amendment and the performance of her obligations thereunder, on December 15, 2019, the Company and Ms. Winfrey entered into a term sheet, which includes the terms and conditions appended thereto (the “Winfrey Amendment Option Agreement”), relating to the grant of a fully vested option to purchase 3,276,484 shares of Common Stock (the “Winfrey Amendment Option”). Upon our shareholders approving the Winfrey Amendment Option Agreement on May 6, 2020, the Winfrey Amendment Option became exercisable at a price of $38.84 per share, in whole or in part, at any time prior to November 30, 2025, subject to earlier termination under certain circumstances, including if a change in control (as defined in the Winfrey Amendment Option Agreement) of the Company occurs. The shares issuable upon exercise of the Winfrey Amendment Option were previously subject to certain transfer restrictions and a right of first offer and right of first refusal held by the Company, as discussed further below.

As previously disclosed, in February 2024 Ms. Winfrey announced her intention to donate all shares of Common Stock that she then owned, as well as the net proceeds from any exercise and sale of the Winfrey Option and the Winfrey Amendment Option, to the National Museum of African American History and Culture (the “Museum”). In connection with Ms. Winfrey’s proposed charitable donation, the Company declined to exercise its rights of first offer and first refusal discussed above and waived any remaining transfer restrictions applicable to the shares proposed to be donated and, to the extent the net proceeds of the sale of such shares are donated to the Museum, the shares issuable under either of the Winfrey Option or the Winfrey Amendment Option. Pursuant to such waiver, on March 4, 2024, Ms. Winfrey donated all of her then-owned 1,128,638 shares of Common Stock to the Museum. For additional details on Ms. Winfrey’s equity holdings in the Company, see “Security Ownership of WW”.

Other Winfrey Transactions

In the ordinary course of our business, we enter into transactions in connection with advertising and marketing, including with companies in which Ms. Winfrey has a direct or indirect material interest (each, a “Winfrey Entity”). Such transactions with Winfrey Entities are entered into on an arm’s length basis often through a third party, media services agency, and Ms. Winfrey does not receive any additional compensation in connection with services she provides pursuant to the Strategic Collaboration Agreement. The table below sets forth the aggregate amount of expenses and fees the Company paid in fiscal 2023 in connection with the specified transaction category and the Winfrey Entities involved in such transactions.

Transaction Category	Transaction Description	Expenses and Fees Paid in Fiscal 2023	Winfrey Entities
Media	Payments for the placement of Online and television media on Winfrey properties (i.e., OWN television network, Oprah Daily and Oprah.com)	$387,864 (which was paid through a third party, media services agency and various demand-side platforms)	Oprah Winfrey Network, LLC(1)

Production	Payments of expenses and fees with respect to domain name and trademark registrations and filings	$2,971	Harpo, Inc.(2)

(1)	Joint venture with Discovery Communications, Inc. Ms. Winfrey, through Harpo, Inc., owns 5.1% of the entity and has some governance rights.

(2)	Ms. Winfrey owns 100% of the entity.

OTHER MATTERS

Other Matters

The Board of Directors knows of no other business that will be presented to shareholders at the 2024 Annual Meeting for a vote. If other matters properly come before the 2024 Annual Meeting, the persons named as proxies will vote on them in accordance with their discretion.

Procedures for Submitting Shareholder Proposals

The Company currently intends to hold its next annual meeting of shareholders, the 2025 Annual Meeting, in May 2025.

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s 2025 proxy statement and proxy card by submitting their proposals to the Company on or before December [•], 2024. In addition, all shareholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2025 Annual Meeting.

In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors and shareholder proposals included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Corporate Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of the proxy statement in connection with the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, to be presented at the 2025 Annual Meeting, such a proposal must be received by the Company on or after November [•], 2024 but no later than December [•], 2024. If the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, notice must be received not less than 60 days prior to such annual meeting. Copies of the Company’s Bylaws may be obtained free of charge by contacting the Corporate Secretary at WW International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 589-2700.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than March 10, 2025.

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary at WW International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

Shareholders of Record with Multiple Accounts

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside. Each shareholder continues to receive a separate proxy card. This procedure is referred to as “householding”. While the Company does not household its mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. The Company will deliver promptly a separate copy of the proxy statement and annual report to any shareholder who sends a written or oral request to the Company at WW International, Inc., Attention: Investor Relations, 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 601-7569. Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company’s proxy statement or annual report, he or she may write or call the Company at the above address or phone number to request a single copy of these materials.

Annual Report and Other Corporate Documents

The Annual Report to Shareholders covering fiscal 2023 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments thereto, are available without charge on our corporate website at corporate.ww.com/sec-filings as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Copies of our Annual Report on Form 10-K for fiscal 2023, including financial statements and schedules thereto, filed with the SEC, as well as our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, NCG Committee Charter and Code of Business Conduct and Ethics, are also available without charge to shareholders upon written request addressed to WW International, Inc., Attention: Investor Relations, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

By Order of the Board of Directors

Jacqueline Cooke

General Counsel and Secretary

Dated: April [•], 2024

WeightWatchers® Vote C123456789 ENDORSEMENT_LINE SACKPACK 000001 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote Online or by phone instead of mailing this card. Online Go to www.investorvote.com/WW or scan the QR code – login details are located in the shaded bar below. Phone Call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada). Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [x] Annual Meeting Proxy Card 123456789012345 IF VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the Class II and Class I director nominees listed in Proposals 1 and 2, and FOR Proposals 3 through 6. 1. Election of Class II Directors: To elect two members to the Board of Directors to serve for a three-year term as Class II directors. For Withhold 01 - Denis F. Kelly [ ] [ ] For Withhold 02 - Julie Rice [ ] [ ] 2. Election of Class I Directors: To elect two members to the Board of Directors to serve for a two-year term as Class I directors. 01 - Tara Comonte [ ] [ ] 02 - William H. Shrank, M.D. [ ] [ ] For Against Abstain 3. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2024. [ ] [ ] [ ] For Against Abstain 4. To approve the amendment to the Company’s Amended and Restated Articles of Incorporation to adopt a majority voting standard in uncontested elections of directors. [ ] [ ] [ ] 5. To approve the amendment to the Company’s Amended and Restated Articles of Incorporation to delete various provisions related to the Company’s former controlling shareholder that are no longer applicable. [ ] [ ] [ ] 6. Advisory vote to approve the Company’s named executive officer compensation. [ ] [ ] [ ] B Non-Voting Items Change of Address – Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A & C OF THIS CARD. C 1234567890 1UPX J N T 602408 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03YNVC PRELIMINARY

The 2024 Annual Meeting of Shareholders of WW International, Inc. will be held on Thursday, May 9, 2024 at 10:00 a.m. Eastern Time, virtually via live audio webcast at meetnow.global/MWDCKGS. To access the virtual meeting and vote during the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. IF VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – WW INTERNATIONAL, INC. 2024 Annual Meeting of Shareholders to be held on May 9, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints Sima Sistani, Heather Stark and Jacqueline Cooke, and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of WW International, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2024 Annual Meeting of Shareholders of the Company to be held virtually via live audio webcast at meetnow.global/MWDCKGS on Thursday, May 9, 2024, and at any and all adjournments and postponements thereof, upon the matters set forth in the Notice of 2024 Annual Meeting of Shareholders and Proxy Statement, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any and all adjournments and postponements thereof. The Board of Directors recommends a vote “FOR” the election of each of the nominees for Class II and Class I director to the Board of Directors; “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2024; “FOR” the approval of the amendment to the Company’s Amended and Restated Articles of Incorporation to adopt a majority voting standard in uncontested elections of directors; “FOR” the approval of the amendment to the Company’s Amended and Restated Articles of Incorporation to delete various provisions related to the Company’s former controlling shareholder that are no longer applicable; and “FOR” the advisory approval of the compensation of the Company’s named executive officers. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR IN PROPOSALS 1 AND 2 TO THE BOARD OF DIRECTORS; “FOR” THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 3; “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ADOPT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS IN PROPOSAL 4; “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO DELETE VARIOUS PROVISIONS RELATED TO THE COMPANY’S FORMER CONTROLLING SHAREHOLDER THAT ARE NO LONGER APPLICABLE IN PROPOSAL 5; AND “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS IN PROPOSAL 6. YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE BY USING THE INTERNET OR TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. A corporation or partnership must sign its full name by an authorized person. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. / / IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A & C OF THIS CARD. PRELIMINARY